   As filed with the Securities and Exchange Commission on July 1, 1999.

                                                      Registration No. 333-78339
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                       PRE-EFFECTIVE AMENDMENT NO. 3
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               ----------------

                              CANDELA CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

            Delaware                     3845                    04-2477008
        (State or other           (Primary Standard           (I.R.S. Employer
         Jurisdiction of              Industrial           Identification Number)
        Incorporation or         Classification Code
          Organization)                Number)

                              530 Boston Post Road
                          Wayland, Massachusetts 01778
                                 (508) 358-7400
   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices and principal place of business)

                               ----------------

                                Gerard E. Puorro
                     Chief Executive Officer and President
                              Candela Corporation
                              530 Boston Post Road
                          Wayland, Massachusetts 01778
                                 (508) 358-7400
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                               ----------------

                                   Copies to:
        Gordon H. Hayes, Jr.                        William C. Rogers
   TESTA, HURWITZ & THIBEAULT, LLP               CHOATE, HALL & STEWART
           125 High Street                           Exchange Place
          High Street Tower                          53 State Street
     Boston, Massachusetts 02110               Boston, Massachusetts 02109
           (617) 248-7000                            (617) 248-5000
        (617) 248-7100 (Fax)                      (617) 248-4000 (Fax)

                               ----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

   If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended please check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED JULY 1, 1999

PROSPECTUS

                             2,430,000 Shares


                          [Candela Logo Appears Here]

                                  Common Stock

                                 ------------

  Of the 2,430,000 shares of common stock offered, we are offering 1,499,854 shares and certain shareholders are offering 930,146 shares. We will not receive any of the proceeds from the shares sold by the selling shareholders.

  Our common stock is traded on The Nasdaq National Market under the symbol "CLZR." On June 30, 1999, the last reported sale price for the common stock on The Nasdaq National Market was $14.25 per share.

                                 ------------

  Investing in the common stock involves certain risks. See "Risk Factors" beginning on page 4.

                                 ------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                      Per
                                                                     Share Total
--------------------------------------------------------------------------------
Public Price........................................................ $     $
Underwriting Discount............................................... $     $
Proceeds, before expenses, to Candela............................... $     $
Proceeds to Selling Shareholders.................................... $     $
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

  The underwriters may also purchase up to an additional 364,500 shares from us and certain selling shareholders at the public offering price, less the underwriting discounts, within 30 days from the date of this prospectus, to cover over-allotments.

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

                                 ------------

Needham & Company, Inc.                               Tucker Anthony Cleary Gull

                   The date of this Prospectus is     , 1999

     Candela's lasers deliver superior performance and price for aesthetic procedures

         Faster                    Smaller                   Affordable

     Faster, easier        Compact, highly reliable      Reduced costs bring
treatments that are safe    devices are well suited    aesthetic procedures to
and efficacious, satisfy      for the physician's        a broader range of
  patients and benefit              office.               practitioners and
       physicians.                                           consumers.

     [photo of male                                       [photo of female
      practitioner]                                         practitioner]

   Led by GentleLASE(R), Candela is expanding the range of aesthetic laser procedures through its comprehensive and growing product line.

                          Dynamic Cooling Device (DCD)

        Candela's proprietary DCD technology improves speed, safety and efficacy for hair removal (GentleLASE) and vascular procedures (ScleroPLUS).

       GentleLASE                ScleroPLUS            ALEXlazr and YAGlazr

  GentleLASE is rapidly       The versatility of      The ALEXlazr and YAGlazr
   capturing a leading        ScleroPLUS provides         provide permanent
position in the emerging   optimized treatments for     removal of pigmented
 laser solution for the        a broad range of         lesions, such as age
   large hair removal        vascular conditions,     spots, and multi-colored
         market.            such as stretch marks,             tatoos.
                            varicose veins, facial
                             veins and birthmarks.

  [Photo of GentleLASE]      [Photo of ScleroPLUS]       [Photo of ALEXlazr]

                            [Photo of DCD handpiece]

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   4
Use of Proceeds..........................................................  11
Capitalization...........................................................  11
Price Range of Common Stock..............................................  12
Dividend Policy..........................................................  12
Selected Consolidated Financial Data.....................................  13
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  14
Business.................................................................  23
Management...............................................................  38
Principal and Selling Shareholders.......................................  48
Description of Capital Stock.............................................  50
Underwriting.............................................................  53
Legal Matters............................................................  54
Experts..................................................................  54
Where You Can Find More Information......................................  54
Index to Consolidated Financial Statements............................... F-1

   You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this document may only be accurate on the date of this document.

   All references to "we," "us," "our," "Candela" or "the Company" in this prospectus mean Candela Corporation and all entities owned or controlled by Candela Corporation. Candela, the Candela Corporation logo, GentleLASE and Sclerolaser are registered trademarks of Candela. This prospectus also includes trademarks, service marks and trade names of other companies.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all the information that you should consider before investing in the common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements.

                                    Candela

   We develop, manufacture, market and service lasers for a broad variety of aesthetic and cosmetic procedures, including:

  .  hair removal;

  . non-invasive treatment of varicose veins and other benign vascular lesions;

  .  removal of benign pigmented lesions such as age spots and tattoos;

  .  treatment of scars and stretch marks; and

  .  skin resurfacing.

   Since our founding nearly 30 years ago, we have continuously developed and enhanced applications of laser technology. In the mid-1980's we began developing laser technology for medical applications and since that time we have shipped approximately 3,000 lasers to over 40 countries. Today, all of our products are for aesthetic and cosmetic applications and we offer one of the broadest product lines in the aesthetic and cosmetic laser industry.

   The aesthetic and cosmetic laser industry has only recently developed technology that successfully addresses hair removal, which is the largest cosmetic application to date. In addition, the aesthetic and cosmetic laser industry appears to be entering an era of broader based growth. The most important factors contributing to this growth are:

  . the challenging medical reimbursement environment resulting in practitioners seeking more procedures on a direct-pay basis;

  .  the rising discretionary income of aging baby boomers; and

  . the development of technology that allows for new, safe and efficacious procedures for conditions that have large patient populations.

   Our customer base for aesthetic and cosmetic lasers has been primarily dermatologists and plastic and cosmetic surgeons. In the U.S. alone there are approximately:

  .  10,000 dermatologists;

  .  7,000 plastic and cosmetic surgeons;

  .  70,000 general and family practitioners;

  .  35,000 obstetricians and gynecologists; and

  .  other specialists who are outside our traditional customer base.

   Recently, we signed an exclusive distribution agreement with Physician Sales and Service (PSS) which gives PSS the right to distribute our hair removal and vascular lesion lasers to their customer base of family and general practice physicians, obstetricians, gynecologists and general and vascular surgeons.

   Aesthetic and cosmetic laser vendors who are able to develop lasers that are more affordable, faster, smaller and easier to use will be well positioned to take advantage of the industry's growth. Our strategy is to:

  .  reduce product costs;
  .  expand sales beyond our traditional base;
  .  increase penetration of our traditional customer base;
  . expand our domestic and international marketing and distribution channels; and
  .  continue to invest in research and development.

   Our principal offices are located at 530 Boston Post Road, Wayland, Massachusetts, 01778, and our telephone number is (508) 358-7400. Our website can be found at www.clzr.com. Information contained on our website does not constitute part of this prospectus.

                                  The Offering

 Common stock offered by Candela.................... 1,499,854 shares
 Common stock offered by selling shareholders....... 930,146 shares
 Common stock to be outstanding after the offering.. 7,053,963 shares
 Use of proceeds.................................... General corporate purposes, including
                                                     working capital and
                                                     potential acquisitions.
 Risk factors....................................... An investment in the common stock involves
                                                     risks. See "Risk Factors"
                                                     beginning on page 4 to
                                                     read about the risks you
                                                     should consider before
                                                     buying shares of the
                                                     common stock.
 Nasdaq National Market symbol...................... CLZR

   We calculated the number of shares of our common stock to be outstanding immediately after the offering based on 5,554,109 shares outstanding at June 15, 1999. This number does not take into account options and warrants outstanding at June 15, 1999 to purchase 1,638,351 shares of stock.

                      Summary Consolidated Financial Data
                     (in thousands, except per share data)

   The following Summary Consolidated Financial Data should be read in conjunction with our financial statements and related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. During the quarter ended December 27, 1997, a restructuring charge was recorded and a reserve established in the amount of $2.6 million resulting from the closure of the skin care center located in Scottsdale, Arizona. "As Adjusted" balance sheet data at March 27, 1999, is adjusted to reflect the sale by Candela of 1,499,854 shares of common stock offered by us in this prospectus at an assumed public offering price of $15.00 per share and the receipt of the estimated net proceeds therefrom.

Consolidated Statement of   Nine Months Ended              Fiscal Year Ended
Operations Data:           ------------------- --------------------------------------------
                           March 27, March 28, June 27,  June 28, June 29, July 1,  July 2,
                             1999      1998      1998      1997     1996    1995     1994
                           --------- --------- --------  -------- -------- -------  -------
Revenue:
  Lasers and other
   products..............   $31,254   $16,735  $25,917   $25,601  $20,403  $18,017  $20,187
  Product related
   service...............     6,373     6,193    8,405     7,661    7,861    8,450    9,425
  Skin care centers......     2,254     2,034    2,703     2,243    2,149    1,777      208
                            -------   -------  -------   -------  -------  -------  -------
    Total revenue........    39,881    24,962   37,025    35,505   30,413   28,244   29,820
Gross profit.............    20,888    10,862   16,318    16,855   13,580   12,376   13,765
Restructuring charge.....        --     2,609    2,609        --       --       --       --
Income (loss) from
 operations..............     6,376    (5,147)  (3,961)      687    1,889   (1,603)     714
Net income (loss)........     4,210    (5,486)  (4,452)      238    1,245   (1,536)     655
                            =======   =======  =======   =======  =======  =======  =======
Basic earnings (loss) per
 share...................       .77     (1.01)    (.81)      .04      .23     (.29)     .13
                            =======   =======  =======   =======  =======  =======  =======
Diluted earnings (loss)
 per share...............   $   .72   $ (1.01) $  (.81)  $   .04  $   .22  $  (.29) $   .13
                            =======   =======  =======   =======  =======  =======  =======
Shares used in computing
 historical diluted net
 income per share:
  Weighted average shares
   outstanding...........     5,486     5,446    5,479     5,398    5,321    5,288    5,206
                            =======   =======  =======   =======  =======  =======  =======
  Adjusted weighted
   average shares
   outstanding...........     5,841     5,446    5,479     5,673    5,652    5,288    5,208
                            =======   =======  =======   =======  =======  =======  =======

                                                               March 27, 1999
                                                             -------------------
                                                             Actual  As Adjusted
                                                             ------- -----------
Consolidated Balance Sheet Data:
Working capital............................................. $10,977   $31,800
Total assets................................................  30,450    51,273
Long-term debt, excluding current maturities................   2,971     2,971
Total liabilities...........................................  19,540    19,540
Stockholders' equity........................................  10,910    31,733

                                ----------------

   Unless otherwise indicated, the information in this prospectus assumes the underwriters do not exercise their over-allotment option.

                                  RISK FACTORS

   Before you invest in our common stock, you should be aware that there are risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock.

Our dependence on GentleLASE increases our susceptibility to competitive changes in the marketplace.

   We introduced our GentleLASE in March 1998. GentleLASE's sales have grown rapidly and account for more than half of our total revenue in the most recent fiscal quarter, ended March 27, 1999. Heavy dependence on GentleLASE sales increases our susceptibility to changes in the marketplace, such as competitors reducing prices or adding new features to their products, or customers ordering fewer of our products. Such changes in the marketplace could hurt our financial results.

Our exclusive rights to the DCD technology could become non-exclusive because our amended license agreement requires us to make commercially reasonable efforts to conclude sublicense agreements with third parties, or we could lose our rights to the DCD technology altogether if a court challenge to the underlying patent is successful.

   Due to the terms of an amended license agreement entered into in October 1998, Candela could lose its exclusive rights to our Dynamic Cooling Device
(DCD), or the patent under which the DCD was developed could be invalidated as a result of pending litigation. We developed our DCD, which is used to selectively cool the subject's outermost layer of skin during cosmetic laser treatments, under an exclusive license to patent rights owned by the Regents of the University of California. The DCD is an integral component of our biggest-selling device, the GentleLASE, and is also currently sold as an attachment to our other principal laser device, the ScleroPLUS. We believe the efficacy of the DCD has been a key element in the recent growth in sales of our laser devices. In October 1998, we entered into an amendment of the license agreement which provided us with an exclusive right under the Regents' patent to make, use and sell the dynamic cooling technology in all fields of use. However, this amendment also imposes on us an obligation to negotiate in good faith and make commercially reasonable efforts to conclude sublicensing agreements with third parties, subject to certain stipulated minimum terms and conditions. If we fail to negotiate in good faith or enter into sublicenses with third parties within certain time periods, the Regents may then grant license rights to such third parties directly, provided that Candela will receive 50% of all revenues received under such licenses.

   To date, Candela has corresponded with seven prospective sublicensees of the DCD technology who were identified by the Regents as potentially interested in obtaining a sublicense for that technology. Of these seven entities, two expressed an interest in pursuing sublicensing discussions. Candela provided term sheets for a sublicense to each of them. One of these entities, Laser Aesthetics, Inc., and its parent corporation, New Star Lasers, Inc., responded by commencing litigation seeking, among other things, to invalidate the Regents' patent under which the DCD was developed. The other entity has not responded to the term sheet. Candela has sent additional correspondence to the other entities who were identified by the Regents reminding them that Candela remains willing to open negotiations with them for the sublicensing of DCD technology, but has not received any further response.

   While no such sublicenses or further licenses have been granted by us or the Regents to date, principal competitors of ours, or new entrants into the medical laser industry, may successfully conclude licensing arrangements providing them with access to the dynamic cooling technology. While our agreement with the Regents provides that we would receive 50% from all such licenses, the loss of exclusivity to this technology could hurt our financial results. In addition, while we believe the litigation commenced by New Star Lasers, Inc. challenging the validity of the Regents' patent rights is without merit, we can't be certain that the Regents' patent rights will not be reduced or invalidated, which could also hurt our business and financial results.

Because more than fifty percent of our revenue is derived from international sales we are susceptible to currency fluctuations, foreign regulatory requirements and other risks associated with conducting business overseas.

   We sell a significant portion of our products and services outside the U.S. and Canada. International sales, consisting of sales from our subsidiaries in Germany, Spain and Japan, and sales shipped directly to international locations from the U.S., accounted for 54% and 53% of our revenue for the nine months ended March 27, 1999 and the fiscal year ended June 27, 1998, respectively, and we expect that they will continue to be significant. As a result, a major part of our revenues and operating results could be adversely affected by risks associated with international sales. In particular, significant fluctuations in the exchange rates between the U.S. dollar and foreign currencies could cause us to lower our prices and thus reduce our profitability, or could cause prospective customers to push out orders because of the increased relative cost of our products in the aftermath of a currency devaluation, or currency fluctuation. For example, in our fiscal year ended June 27, 1998, we experienced an 8% decline in product sales to Japanese customers as a result of the erosion of the Japanese Yen compared to the U.S. dollar during this period.

   Other risks associated with international sales could include:

  . longer payment cycles common in foreign markets;

  . failure to obtain necessary import or foreign regulatory approvals for our products;

  . policy changes or changes in applicable U.S. or foreign laws which result in burdensome government controls, tariffs, restrictions, embargoes or import or export license requirements;

  . potential additional U.S. and foreign taxes which increase the amount of taxes we have to pay;

  . debt defaults on the part of governments of nations in which we sell our products; and

  . difficulties in staffing and managing our foreign operations.

Because approximately one-third of our sales are derived from Japan and the Asia-Pacific marketplace, we may be vulnerable to negative economic changes recently taking place in this region.

   Recently, Japan and the Asia-Pacific economies have experienced serious problems. For the Asia-Pacific market these include debt defaults and, along with Japan, currency devaluation, lack of liquidity and recessions. A slowdown or reversal in this region's economy could impair our ability to sell our products in those markets. While we don't know the actual magnitude of our revenues at risk, approximately a third of our sales in recent periods were derived from this region and if capital spending in these markets remains flat or decreases further, our sales and results of operations could be hurt.

The failure to obtain Alexandrite rods for the GentleLASE and ALEXlazr from our sole supplier would adversely affect our revenue.

   We use Alexandrite rods to manufacture the GentleLASE and the ALEXlazr, which account for a significant portion of our total revenues. We depend exclusively on Litton Airtron Synoptics to supply these rods, for which no alternative supplier meeting our quality standards exists. We cannot be certain that Litton will be able to meet our future requirements at current prices or at all. To date we have been able to obtain adequate supplies of Alexandrite rods in a timely manner, but any extended interruption in our supplies could hurt our results.

Disappointing quarterly revenue or operating results could cause the price of our common stock to fall.

   Our quarterly revenue and operating results are difficult to predict and may swing sharply from quarter to quarter. Our first fiscal quarter historically has had the least amount of revenue for the fiscal year. The results of the first quarter are directly impacted by the seasonality of the purchasing cycle. In the last three fiscal years, first quarter revenue has been below the previous quarter's revenue in the range of 12.6% to 38.1%.

   If our quarterly revenue or operating results fall below the expectations of investors or public market analysts, the price of our common stock could fall substantially. Our quarterly revenue is difficult to forecast for many reasons, some of which are outside of our control, including the following:

Market Supply and Demand

  . potential increases in the level and intensity of price competition between us and our competitors;

  . potential decrease in demand for our products; and

  . possible delays in market acceptance of our new products.

Customer Behavior

  . changes in or extensions of our customers' budgeting and purchasing cycles; and

  . changes in the timing of product sales in anticipation of new product introductions or enhancements by us or our competitors.

Company Operations

  . absence of significant product backlogs;

  . our effectiveness in our manufacturing process;

  . unsatisfactory performance of our distribution channels, service providers or customer support organizations; and

  . timing of any acquisitions and related costs.

The cost of closing our skin care centers may be higher than management has estimated to date and higher actual costs would negatively impact our operating results.

   We have renewed our commitment to expand and diversify our core cosmetic and surgical laser equipment business. As part of this refocus, we decided to reduce our focus on our efforts to own and operate centers which would offer cosmetic laser treatments utilizing our equipment, along with providing other cosmetic services traditionally offered by high-end spas. Although we are actively seeking buyers for the two skin care centers we opened which are located in Scottsdale, Arizona and Boston, Massachusetts, we can't be certain that a sale or sublease of either facility will be completed on favorable terms or at all. We have established a reserve to cover the anticipated costs of terminating the Scottsdale facility, but we can't be sure that such reserve will be adequate. To date, we have not established a reserve in connection with the Boston facility, which we are continuing to operate as a spa without providing cosmetic laser services.

Our failure to expand our sales force and distribution channels would inhibit our ability to grow.

   We sell our products primarily through our direct sales force and we support our customers with our internal technical and customer support staff. To achieve significant revenue growth in the future we must recruit and train sufficient technical, customer and direct sales personnel. We have in the past and may in the future experience difficulty in recruiting qualified sales, technical and support personnel. We also rely on our network of distributors and our relationship with PSS for sales of our products. Our inability to rapidly and effectively expand our direct sales force and our technical and support staff or our failure to maintain effective distribution relationships with PSS and other distributors could hurt our business.

Our failure to respond to rapid changes in technology and intense competition in the laser industry could adversely affect our business.

   The aesthetic and cosmetic laser equipment industry is subject to rapid and substantial technological development and product innovations. To be successful, we must be responsive to new developments in laser technology and new applications of existing technology. Our financial condition and operating results could be hurt if our products fail to compete favorably in response to such technological developments, or we are not agile in responding to competitors' new product introductions or product price reductions. In addition, we compete against numerous companies offering products similar to ours, some of which have greater financial, marketing and technical resources than we do. We can't be sure that we will be able to compete successfully with these companies and our failure to do so could hurt our business, financial condition and results of operations.

Like other companies in our industry, we are subject to a regulatory review process and our failure to receive necessary government clearances or approvals could negatively impact our operating results.

   The types of medical devices that we seek to market in the U.S. generally must receive either "510(k) clearance" or "PMA approval" in advance from the U.S. Food and Drug Administration (FDA) pursuant to the Federal Food, Drug, and Cosmetic Act. The FDA's 510(k) clearance process usually takes from four to twelve months, but it can last longer. The process of obtaining PMA approval is much more costly and uncertain and generally takes from one to three years or even longer. To date, the FDA has deemed our products eligible for the 510(k) clearance process. We believe that most of our products in development will receive similar treatment. However, we cannot be sure that the FDA will not impose the more burdensome PMA approval process upon one or more of our future products, nor can we be sure that 510(k) clearance or PMA approval will ever be obtained for any product we propose to market.

   Many foreign countries in which we market or may market our products have regulatory bodies and restrictions similar to those of the FDA. Particularly, for example, we are awaiting Ministry of Health approval in Japan for the sale of ScleroPLUS. We can't be certain that we will be able to obtain (or continue to obtain) any such government approvals or successfully comply with any such foreign regulations in a timely and cost-effective manner, if at all, and our failure to do so could hurt our business, results of operations and financial condition.

We have modified some of our products without FDA clearance. The FDA could retroactively decide the modifications were improper and require us to cease marketing and/or recall the modified products.

   Any modification to one of our 510(k) cleared devices that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance. The FDA requires every manufacturer to make this determination in the first instance, but the FDA can review any such decision. We have modified some of our marketed devices, but we believe that new 510(k) clearances are not required. We cannot be certain that the FDA would agree with any of our decisions not to seek 510(k) clearance. If the FDA requires us to seek 510(k) clearance for any modification, we also may be required to cease marketing and/or recall the modified device until we obtain a new 510(k) clearance.

Achieving complete compliance with FDA regulations is difficult and, if we fail to comply, we could be subject to FDA enforcement action.

   We are subject to inspection and market surveillance by the FDA to determine compliance with regulatory requirements. The FDA's regulatory scheme is complex, especially the Quality System Regulation, which requires manufacturers to follow elaborate design, testing, control, documentation and other quality assurance procedures. This complexity makes complete compliance difficult to achieve. Also, the determination as to whether a QSR violation has occurred is often subjective. If the FDA finds that we have failed to comply with the QSR or other applicable requirements, the agency can institute a wide variety of enforcement actions, including a public warning letter or other stronger remedies, such as:

  . fines, injunctions and civil penalties against us;

  . recall or seizure of our products;

  . operating restrictions, partial suspension or total shutdown of our production;

  . refusing our requests for 510(k) clearance or PMA approval of new products;

  . withdrawing product approvals already granted; and

  . criminal prosecution.

Unanticipated changes in domestic and foreign governmental regulation affecting our industry could adversely affect our ability to remain competitive and profitable.

   A host of regulatory requirements apply to the manufacture and commercial distribution of our devices after the FDA and foreign governments have cleared them for marketing. Unanticipated changes in existing regulatory requirements or adoption of new requirements could hurt our business, results of operations and financial condition.

We may incur unexpected costs to comply with other government regulations.

   We also must comply with numerous laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and hazardous substance disposal. We may incur significant costs to comply with such laws and regulations in the future and we cannot be sure that such laws or regulations will not hurt our business, results of operations and financial condition.

Claims by others that our products infringe their patents or other intellectual property rights could adversely affect our financial condition.

   Our industry has been characterized by frequent litigation regarding patent and other intellectual property rights. Patent applications are maintained in secrecy in the U.S. until such patents are issued and are maintained in secrecy for a period of time outside the U.S. Accordingly, we can conduct only limited searches to determine whether our technology infringes any patents or patent applications of others. Any claims of patent infringement would be time-consuming, and could:

  . result in costly litigation;

  . divert our technical and management personnel;

  . cause product shipment delays;

  . require us to develop non-infringing technology; or

  . require us to enter into royalty or licensing agreements.

   One such litigation matter is currently pending--New Star Lasers, Inc.'s action to invalidate the patent under which the DCD was developed--and others could occur at any time.

   Although patent and intellectual property disputes in the laser industry have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and often require the payment of ongoing royalties, which could hurt our gross margins. In addition, we can't be sure that the necessary licenses would be available to us on satisfactory terms, or that we could redesign our products or processes to avoid infringement, if necessary. Accordingly, an adverse determination in a judicial or administrative proceeding, or the failure to obtain necessary licenses, could prevent us from manufacturing and selling some of our products, which could hurt our business, results of operations and financial condition. On the other hand, we may have to start costly and time consuming litigation in order to enforce our patents, to protect trade secrets and know-how owned by us or to determine the enforceability, scope and validity of the proprietary rights of others.

We could incur substantial costs as a result of product liability claims.

   There are various risks of physical injury to the patient when using our lasers for aesthetic and cosmetic treatments. Injuries often result in product liability or other claims being brought against the practitioner utilizing the device and us. The costs and management time we would have to spend in defending or settling any such claims, or the payment of any award in connection with such claims, could hurt our business, results of operations and financial condition. Although we maintain product liability insurance, we can't be certain that our policy will provide sufficient coverage for any claim or claims that may arise, or that we will be able to maintain such insurance coverage on favorable economic terms.

We may be unable to attract and retain management and other personnel we need to succeed.

   The loss of any of our senior management or other key research, development, sales and marketing personnel, particularly if lost to competitors, could hurt our future operating results. Our future success will depend in large part upon our ability to attract, retain and motivate highly skilled employees. We cannot be certain that we will attract, retain and motivate sufficient numbers of such personnel.

Our failure to manage future acquisitions and joint ventures effectively may adversely affect our financial condition.

   We may acquire businesses, products and technologies that complement or expand our business. We may also consider joint ventures and other collaborative projects. We may not be able to:

  . identify appropriate acquisition or joint venture candidates;

  . successfully negotiate, finance or integrate any businesses, products or technologies that we acquire; or

  . successfully manage any joint ventures or collaborations.

   Furthermore, the integration of any acquisition or joint venture may divert management time and resources. If we fail to manage these acquisitions or joint ventures effectively we may incur debts or other liabilities or costs which could harm our operating results or financial condition. While we from time to time evaluate potential acquisitions of businesses, products and technologies, and also consider joint ventures and other collaborative projects, and anticipate continuing to make these evaluations, we have no present understandings, commitments or agreements with respect to any acquisitions or joint ventures.

Our anti-takeover measures may affect the value of our stock.

   We, as a Delaware corporation, are subject to Section 203 of the General Corporation Law of the State of Delaware. In general, Section 203 restricts the ability of a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder. As a result of the application of Section 203 and certain other corporate documents, potential acquirors may be discouraged from attempting to acquire us, thereby possibly depriving our stockholders of acquisition opportunities to sell or otherwise dispose of our stock at above-market prices typical of such acquisitions.

   We have also adopted a shareholder rights plan which gives holders of common stock the right to purchase additional shares of our common stock if a potential acquiror purchases or announces a tender offer to purchase 25% or more of our outstanding common stock. The existence of this plan may make it more difficult for a third party to acquire control of Candela.

   The effect of the above-mentioned provisions of the General Corporation Laws of the State of Delaware and Candela's shareholder rights plan may deter individuals or groups from accumulating blocks of Candela common stock in excess of the triggering thresholds contained in the Delaware statute or the shareholder rights plan. The existence of such limits may depress the value of Candela's stock price below that which would otherwise prevail in the marketplace where, in the absence of such limits, stockholders wishing to accumulate large positions would be free to bid up the price of the stock.

Special note regarding forward-looking statements.

   This prospectus contains forward-looking statements including, without limitation, statements concerning the future of the industry, product development, business strategy (including the possibility of future acquisitions), continued acceptance and growth of our products and dependence on significant customers and suppliers. This prospectus contains forward-looking statements that we have made based on our current expectations, estimates and projections about our industry, operations and prospects, not historical facts. We have made these forward-looking statements pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "may," "will," "believe," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, and may contain projections of results of operations or of financial condition or state other forward-looking information. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted above and other factors noted throughout this prospectus could cause our actual results to differ significantly from those contained in any forward-looking statement. We may not update or publicly release the results of these forward-looking statements to reflect events or circumstances after the date hereof.

                                USE OF PROCEEDS

   The net proceeds to Candela from the sale of the 1,499,854 shares of common stock offered hereby are estimated to be approximately $20,822,920, assuming a public offering price of $15.00 per share and after deducting estimated underwriting discounts and expenses payable by us in connection with the offering.

   We expect to use the net proceeds of the offering for general corporate purposes, including working capital. A portion of the net proceeds of this offering may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. Although we from time to time evaluate potential acquisitions of such businesses, products or technologies, and anticipate continuing to make these evaluations, we have no present understandings, commitments or agreements with respect to any acquisitions. Pending such uses, the proceeds will be invested in short-term interest-bearing securities and debt instruments in compliance with our investment policy. We will not receive any proceeds from the sale of shares by the selling shareholders.

                                 CAPITALIZATION

   The following table sets forth at March 27, 1999, the capitalization of Candela on an actual basis, and as adjusted to give effect to our sale of 1,499,854 shares of common stock, assuming a public offering price of $15.00 per share and after deducting the estimated underwriting discount and offering expenses. You should read this table in conjunction with our Consolidated Financial Statements and related notes thereto, appearing elsewhere in this prospectus.

                                                             March 27, 1999
                                                           --------------------
                                                           Actual   As Adjusted
                                                           -------  -----------
                                                             (in thousands)
Long-term debt:
  Capital lease obligations...............................     299        299
  Subordinated term notes.................................   2,672      2,672
                                                           -------    -------
    Total long-term debt..................................   2,971      2,971
Stockholders' equity:
  Common stock, $.01 par value; 30,000,000 shares
   authorized actual and as adjusted; 5,511,310 shares
   issued and outstanding actual and 7,011,164 shares
   issued and outstanding as adjusted.....................      55         70
  Additional paid-in capital..............................  18,577     39,385
  Accumulated deficit.....................................  (7,127)    (7,127)
  Cummulative translation adjustment......................    (595)      (595)
                                                           -------    -------
    Total stockholders' equity............................ $10,910    $31,733
                                                           -------    -------
      Total capitalization................................ $13,881    $34,704
                                                           =======    =======

   We calculated the number of shares of our common stock to be outstanding immediately after the offering based on 5,554,109 shares outstanding at June 15, 1999. This total number of shares excludes up to 1,390,405 shares of common stock issuable upon the exercise of previously issued stock options or options which may be awarded in the future, and excludes 650,946 shares of common stock issuable upon the exercise of outstanding warrants. At June 15, 1999 options to purchase 987,405 shares and warrants to purchase 650,946 shares are outstanding.

                          PRICE RANGE OF COMMON STOCK

   Our common stock is traded on the Nasdaq National Market under the symbol "CLZR." The following table sets forth the high and low closing sale prices of the common stock as reported by the Nasdaq National Market.

                                                                  High    Low
                                                                 ------- ------
Fiscal 1997
  First Quarter................................................. $ 8.500 $5.375
  Second Quarter................................................   7.250  5.000
  Third Quarter.................................................   8.875  6.000
  Fourth Quarter................................................   7.125  5.250
Fiscal 1998
  First Quarter................................................. $ 6.000 $4.250
  Second Quarter................................................   7.125  4.250
  Third Quarter.................................................   5.500  3.250
  Fourth Quarter................................................   4.313  2.813
Fiscal 1999
  First Quarter................................................. $ 4.688 $2.688
  Second Quarter................................................   6.031  3.000
  Third Quarter.................................................  10.000  5.625
  Fourth Quarter (through June 30, 1999)........................  20.438  8.125

   On June 30, 1999, the last reported sale of the common stock on the Nasdaq National Market was $14.25 per share. As of June 15, 1999, there were approximately 355 holders of record of our common stock.

                                DIVIDEND POLICY

   We do not intend to declare or pay cash dividends in the foreseeable future. Our management anticipates that all of our earnings and other cash resources, if any, will be retained by us for investment in our business. We are prevented by our line of credit agreement from paying cash dividends without the consent of our commercial lender.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   You should read the following selected consolidated financial data in conjunction with the Company's Consolidated Financial Statements and related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the years ended June 27, 1998, June 28, 1997 and June 29, 1996, and the balance sheet data as of June 27, 1998 and June 28, 1997, are derived from, and are qualified by reference to, the audited financial statements included elsewhere in this prospectus. The results for the nine months ended March 27, 1999 may not be indicative of future results. "As Adjusted" balance sheet data at March 27, 1999, is adjusted to reflect the sale by Candela of 1,499,854 shares of common stock offered by us in this prospectus at an assumed public offering price of $15.00 per share and the receipt of the estimated net proceeds therefrom.

                               Nine Months                      Year Ended
                          --------------------- ----------------------------------------------
                          March 27,  March 28,  June 27,  June 28,  June 29,  July 1,  July 2,
                            1999       1998       1998      1997      1996     1995     1994
                          --------- ----------- --------  --------  --------  -------  -------
                                       (in thousands, except per share data)
Consolidated Statement
 of Operations Data:
Revenue:
 Lasers and other
  products..............   $31,254    $16,735   $25,917   $25,601   $20,403   $18,017  $20,187
 Product related
  service...............     6,373      6,193     8,405     7,661     7,861     8,450    9,425
 Skin care centers......     2,254      2,034     2,703     2,243     2,149     1,777      208
                           -------    -------   -------   -------   -------   -------  -------
  Total revenue.........    39,881     24,962    37,025    35,505    30,413    28,244   29,820
Cost of revenue:
 Lasers and other
  products..............    13,213      7,447    11,272    11,195     9,159     7,952    8,240
 Product related
  service...............     4,213      4,758     6,954     5,563     6,560     6,976    7,721
 Skin care centers......     1,567      1,895     2,481     1,892     1,114       940       94
                           -------    -------   -------   -------   -------   -------  -------
  Total cost of
   revenue..............    18,993     14,100    20,707    18,650    16,833    15,868   16,055
Gross profit:
 Lasers and other
  products..............    18,041      9,288    14,645    14,406    11,244    10,066   11,947
 Product related
  service...............     2,160      1,435     1,450     2,098     1,301     1,473    1,704
 Skin care centers......       687        139       223       351     1,035       837      114
                           -------    -------   -------   -------   -------   -------  -------
  Gross profit..........    20,888     10,862    16,318    16,855    13,580    12,376   13,765
Operating expenses:
 Selling, general, and
  administrative........    12,131     11,421    15,271    13,680     9,873    10,246    9,241
 Research and
  development...........     2,381      1,979     2,399     2,488     1,818     3,733    3,810
 Restructuring
  charge(1).............        --      2,609     2,609        --        --        --       --
                           -------    -------   -------   -------   -------   -------  -------
  Total operating
   expenses.............    14,512     16,009    20,279    16,168    11,691    13,979   13,051
                           -------    -------   -------   -------   -------   -------  -------
 Income (loss) from
  operations............     6,376     (5,147)   (3,961)      687     1,889    (1,603)     714
Other income (expense)
 Interest income........        60         29        42        84        93        70       97
 Interest expense.......      (377)      (181)     (235)     (107)      (49)      (47)     (47)
 Other..................        91       (109)     (123)      (26)     (207)      544      291
                           -------    -------   -------   -------   -------   -------  -------
  Total other income
   (expense)............      (226)      (261)     (316)      (49)     (163)      567      341
                           -------    -------   -------   -------   -------   -------  -------
Income (loss) before
 income taxes...........     6,150     (5,408)   (4,277)      638     1,726    (1,036)   1,055
Provision for income
 taxes..................     1,940         78       175       400       481       500      400
                           -------    -------   -------   -------   -------   -------  -------
Net income (loss).......   $ 4,210    $(5,486)  $(4,452)  $   238   $ 1,245   $(1,536) $   655
                           =======    =======   =======   =======   =======   =======  =======
Basic earnings (loss)
 per share..............   $  0.77    $ (1.01)  $ (0.81)  $  0.04   $  0.23   $ (0.29) $  0.13
                           =======    =======   =======   =======   =======   =======  =======
Diluted earnings (loss)
 per share..............   $  0.72    $ (1.01)  $ (0.81)  $  0.04   $  0.22   $ (0.29) $  0.13
                           =======    =======   =======   =======   =======   =======  =======
Weighted average shares
 outstanding............     5,486      5,446     5,479     5,398     5,321     5,288    5,206
                           =======    =======   =======   =======   =======   =======  =======
Adjusted weighted
 average shares
 outstanding............     5,841      5,446     5,479     5,673     5,652     5,288    5,208
                           =======    =======   =======   =======   =======   =======  =======
                             March 27, 1999
                          ---------------------
                                                June 27,  June 28,  June 29,  July 1,  July 2,
                           Actual   As Adjusted   1998      1997      1996     1995     1994
                          --------- ----------- --------  --------  --------  -------  -------
Consolidated Balance
 Sheet Data:
Cash and cash
 equivalents............   $ 8,059    $28,882   $ 1,615   $ 2,674   $ 3,041   $ 2,565  $ 3,790
Working capital.........    10,977     31,800     2,639     7,032     8,608     8,033    9,109
Total assets............    30,450     51,273    22,604    24,837    19,334    16,832   20,447
Long-term debt..........     2,971      2,971       887     1,519       557       476      223
Total stockholders'
 equity.................    10,910     31,733     5,395    10,246     9,965     9,086   10,567
Total liabilities and
 stockholders' equity...    30,450     51,273    22,604    24,837    19,334    16,832   20,447

--------
(1) During the quarter ended December 27, 1997, a restructuring charge was recorded and a reserve established in the amount of $2.6 million resulting from the closure of the skin care center located in Scottsdale, Arizona.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   All statements, trend analysis and other information contained in the following discussion relative to markets for our products and trends in revenue, gross margins and anticipated expense levels, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," and "intend" and other similar expressions constitute forward-looking statements. These forward-looking statements are subject to business and economic risks and uncertainties, and our actual results of operations may differ materially from those contained in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed in "Risk Factors" as well as other risks and uncertainties referenced in this prospectus.

Overview

   We research, develop, manufacture, market and service lasers used to perform aesthetic and cosmetic procedures. We sell our lasers principally to medical practitioners. Candela markets its products directly and through a network of distributors to end users. Our traditional customer base includes plastic and cosmetic surgeons and dermatologists. More recently we have expanded our sales to a broader group of practitioners consisting of general practitioners and certain specialists including obstetricians, gynecologists and general and vascular surgeons. Over half of our revenue in recent periods has come from international sales.

   We derive our revenue from:

  .the sale of lasers and other products;

  .the provision of product related services; and

  .the operations of our remaining skin care center.

   Domestic and international product sales are generated principally through our direct sales force based in the U.S. and three international offices. Historically, a relatively small portion of our sales have come through our network of independent distributors. In December 1998 we entered into an exclusive distributorship arrangement with Physician Sales and Service (PSS) whose 700 representatives target general practice physicians and certain specialists in the U.S. Sales through distributors for the quarter ended March 27, 1999 increased as a result of this arrangement.

   Since we began marketing the GentleLASE in 1998, sales of this product have accounted for an increasing percentage of our total revenue. In the quarter ended March 27, 1999, sales of GentleLASE accounted for more than half of our total revenue. We typically assemble products in our Wayland, Massachusetts facility in the quarter in which they are shipped, and backlog has not been significant. We experience some seasonal reduction of our product sales in the quarter ending in September due to the summer holiday schedule of physicians and their patients.

   All product shipments include a 12-month parts and service warranty. The anticipated cost associated with the warranty coverage is accrued at the time of shipment and amortized over the warranty period as a cost of sales charged to service revenue. Costs associated with product installation are also recognized as costs of product related service revenue. Both such anticipated and actual costs have no associated revenue and therefore reduce the gross profit from product related service revenue.

   Product related service revenue consists of revenue from maintenance and repair services and the sale of spare parts and consumables. We derive revenue from extended warranty contracts, which are typically for a 12 to 24-month period. In addition, we provide on-site service worldwide on a time-and-materials basis directly or through our distributors.

   In June 1996, we began an effort to own and operate skin care centers offering cosmetic laser treatments utilizing our equipment, along with providing other cosmetic services traditionally offered by high-end spas.

We pursued this strategy by purchasing an existing spa in Boston in 1996. In March 1997 we opened a new skin care center in Scottsdale, Arizona with no pre-existing client base. We subsequently decided to reduce our focus on our skin care center efforts and to renew our commitment to our core aesthetic and cosmetic laser business. In the quarter ending December 27, 1997, we closed our Scottsdale facility because it had failed to generate any material revenue from its inception, and recorded a restructuring charge and established a reserve in the amount of $2.6 million which represented the anticipated cost associated with this closure. In January 1999, we ceased to offer aesthetic laser procedures at our Boston skin care center because the rate of performance was insufficient to justify the associated costs, but continue to provide personal care and health and beauty services from this location. We are actively seeking buyers to assume the leases and purchase the assets of both the Scottsdale and Boston facilities.

   International revenue, consisting of sales from our subsidiaries in Germany, Spain and Japan, and sales shipped directly to international locations from the U.S., during the first nine month period ended March 27, 1999, and for the fiscal year ended June 27, 1998, represented 54% and 53%, respectively. Sales of our products are denominated in U.S. dollars with the exception of product sales in Japan, and currently Japan is the only country in which our sales are subject to currency risk. All major shipments to Japan are protected from currency fluctuations by hedging the value of the Japanese Yen with forward contracts secured at the time of invoicing. Because all our international sales generated from our U.S. operations, other than our sales to Japan, are denominated in U.S. dollars, we do not expect the conversion of the eleven member countries of the European Union to a single "euro" currency to have a significant impact on our marketing and sales activities.

   Our fiscal year consists of the 52 or 53 week period ending on the Saturday closest to June 30 of each year.

Results of Operations

   The following tables set forth selected financial data for the periods indicated expressed as percentages.

                                Nine Months Ended          Year Ended
                               ------------------- ---------------------------
                               March 27, March 28, June 27,  June 28, June 29,
                                 1999      1998      1998      1997     1996
Revenue Mix:                   --------- --------- --------  -------- --------
(Percentage of Total Revenue)
  Lasers and other products...    78.4%     67.0%    70.0%     72.1%    67.1%
  Product related service ....    16.0      24.8     22.7      21.6     25.8
  Skin care centers...........     5.6       8.2      7.3       6.3      7.1
                                 -----     -----    -----     -----    -----
    Total.....................   100.0%    100.0%   100.0%    100.0%   100.0%

                                Nine Months Ended          Year Ended
                               ------------------- ---------------------------
                               March 27, March 28, June 27,  June 28, June 29,
                                 1999      1998      1998      1997     1996
Operating Ratios:              --------- --------- --------  -------- --------

Gross profit
(Percentage of Each Revenue
Item)
  Laser and other products....    57.7%     55.5%    56.5%     56.3%    55.1%
  Product related service ....    33.9      23.2     17.3      27.4     16.6
  Skin care centers...........    30.4       6.8      8.3      15.6     48.2
                                 -----     -----    -----     -----    -----
    Consolidated Gross
     Profit...................    52.4      43.5     44.1      47.5     44.7
Operating expense
(Percentage of Total Revenue)
  Selling, general and
   administrative.............    30.4      45.8     41.2      38.5     32.5
  Research and development....     6.0       7.9      6.5       7.1      6.0
  Restructuring charge........     0.0      10.4      7.1       0.0      0.0
                                 -----     -----    -----     -----    -----
    Total.....................    36.4      64.1     54.8      45.6     38.5
                                 -----     -----    -----     -----    -----
Income (loss) from
 operations...................    16.0     (20.6)   (10.7)      1.9      6.2
Other income (expense)........    (0.6)     (1.1)    (0.9)     (0.1)    (0.5)
                                 -----     -----    -----     -----    -----
Net income (loss) before
 income taxes.................    15.4     (21.7)   (11.6)      1.8      5.7
  Provision for income taxes..     4.8       0.3      0.4       1.1      1.6
                                 -----     -----    -----     -----    -----
Net income (loss).............    10.6%    (22.0%)  (12.0%)     0.7%     4.1%
                                 =====     =====    =====     =====    =====

First Nine Months of Fiscal 1999 Compared to First Nine Months of Fiscal 1998

   Revenue. Total revenue for the first nine months in fiscal 1999 increased 60% over the same period one year earlier. Laser and product revenue increased 87% for the first nine months of 1999 compared to the same period in 1998. This was due mainly to a significant increase in the volume of both domestic and international shipments of the GentleLASE which we began shipping in March 1998. International product revenue, consisting of sales from our subsidiaries in Germany, Spain and Japan, and sales shipped directly to international locations from the U.S., was 59% of total revenue for the first nine months of 1999 compared to 65% for the same period in 1998. Product-related service revenue increased 3% for the first nine months of 1999 compared to the same period in 1998. This increase was attributable to shipments of consumables used with the GentleLASE and Sclero products. Skin care centers revenue in the first nine months of 1999 increased 11% compared to the same period of 1998 due mainly to the introduction of laser and other medical procedures performed at our Boston facility. These procedures were initially introduced in April 1998 and were subsequently discontinued in January 1999.

   Gross Profit. In the first nine months of fiscal 1999 our gross profit increased to $20.9 million or 52% from $10.9 million or 44% over the same period one year earlier as the result of increased sales of higher margin GentleLASE and higher absorption of fixed portions of manufacturing overhead. In the first nine months of 1999, gross profit on products increased to $18.0 million or 58% compared to $9.3 million or 56% in 1998. Gross profit for service revenue in the first nine months of fiscal 1999 increased to $2.2 million or 34% compared to $1.4 million or 23% for the same period in fiscal 1998. Gross profit for the nine months ended March 27, 1999 improved by 2.1% compared to the same period one year earlier as a result of a reduction of the accrued warranty expense associated with the GentleLASE. This reduction was based on our actual experience with first year warranty cost relating to GentleLASE shipments. Skin care center gross profit for the nine months ended March 27, 1999 was positively impacted by the closure of the Scottsdale facility in the second quarter of fiscal 1998.

   Selling, General and Administrative Expense. For the nine month period ended March 27, 1999, selling, general and administrative expense increased 6%, from $11.4 million to $12.1 million in comparison to the same nine month period a year earlier. This reflects increased staffing levels in the sales and marketing departments incurred to support revenue growth, partially offset by savings realized from operating one skin care center rather than two during the first six months of the fiscal year. Also impacting selling, general and administrative expense for the first nine months of fiscal 1999 was the accrual of approximately $600,000 for the payment of management bonuses which are tied to pre-tax profits derived from product and service revenue. In the first nine months of fiscal 1998, pre-tax profit targets had not yet been achieved, and no accrual was taken until the fourth quarter. We currently expect to accrue an additional $600,000 in management bonuses for the fourth quarter of fiscal 1999. In relation to revenue, selling, general and administrative expenses for the nine month period ended March 27, 1999, was 30% of revenue in fiscal 1999 compared to 46% for the same period a year earlier.

   Research and Development Expense. Research and development spending for the nine month period in 1999 increased 20% to $2.4 million, from $2.0 million for the same period a year earlier. The increase in research and development expense reflects efforts to develop products and product improvements designed to enhance, augment, and expand existing product lines.

   Restructuring Charge. During the quarter ended December 27, 1997, a restructuring charge was recorded and a reserve established in the amount of $2.6 million resulting from the closure of the skin care center located in Scottsdale, Arizona. During the nine months ended March 27, 1999, a total of $356,000 was charged against this reserve, representing costs associated with the closure of the Scottsdale facility leaving a reserve balance of $1.6 million. Candela continues to pursue a sublease of the Scottsdale facility, but if this effort is not successful, we could incur additional costs in excess of our existing reserve. Management believes that the reserve established to date will be sufficiently adequate so that no additional material charges will need to be recognized for at least the next 18 months.

   Operating Income. Income from operations for the nine month period ended March 27, 1999 increased by $11.5 million, from a loss of $5.1 million to a profit of $6.4 million, in comparison to the same nine month period a year ago. The improved performance was a result of both increased revenue from product sales and reduced expenses in connection with operations of the skin care centers.

   Other Income/Expense. For the nine month period ended March 27, 1999, total other expense was $226,000 in comparison to $261,000 for the same period a year earlier. The improvement resulted from exchange gains realized at our foreign subsidiaries, compared to exchange losses in the same period a year earlier that were partially offset by increased interest costs.

   Income Taxes. The provision for income taxes results from a combination of activities of both the domestic and foreign subsidiaries. Provision for income taxes for the nine months ended March 27, 1999 reflects the utilization of a portion of the domestic net operating loss carryforwards and minimum tax provisions calculated in Japan at a rate in excess of the U.S. statutory tax rate. We had a net operating loss carryforward of approximately $2.2 million and tax credit carryforwards of approximately $1.6 million at June 28, 1998, the beginning of the current fiscal year. Based on current year operating results we anticipate utilizing all of the net operating loss carryforward and the tax credit carryforwards. Due to the availability of net operating loss carryforwards, income tax expense has been reduced by approximately $1.3 million thus far in the current fiscal year. The effective tax rate for the year is expected to be approximately 36.5% assuming that the remaining tax benefit of $662,000 is utilized in the fourth quarter.

   During the second quarter of fiscal 1999, Candela believed that it was more likely than not that the deferred tax asset would be fully utilized during 1999. Therefore, Candela, in accordance with the Statement of Financial Accounting Standard No. 109 "Accounting for Income Taxes," adjusted its effective tax rate for the current year, thereby causing a decrease to its valuation allowance for the portion related to the change in estimate for the current year taxable income. There was no adjustment for the portion related to future taxable income as Candela forecasted sufficient 1999 taxable income to fully utilize the deferred tax asset.

Fiscal Year Ended June 27, 1998 Compared to Fiscal Year Ended June 28, 1997

   Revenue. Total revenue for fiscal 1998 increased 4% over fiscal 1997 to $37.0 million from $35.5 million. International revenue as a percentage of total revenue represented 53% of revenue in fiscal 1998, compared to 52% in fiscal 1997. Product revenue increased slightly to $25.9 million for fiscal 1998 compared to $25.6 million for fiscal 1997. Increased shipments of GentleLASE were partially offset by an 8% sales decline in our Japanese subsidiary as a result of the erosion of the Japanese Yen compared to the U.S. dollar during this period. Product related service revenue increased 10% in fiscal 1998 over fiscal 1997 to $8.4 million from $7.7 million. This increase was primarily the result of increased service in our Spanish subsidiary. Skin care centers revenue for fiscal 1998 increased 20% over fiscal 1997 to $2.7 million from $2.2 million primarily as a result of operating two skin care centers in fiscal 1998 compared to fiscal 1997 when only the Boston skin care center was operating.

   Gross Profit. Gross profit decreased to $16.3 million or 44% of total revenue in fiscal 1998 from $16.9 million or 47% of total revenue in fiscal 1997. This decline was primarily due to the negative effect of currency devaluation on Japanese sales and a decrease in gross margins from the skin care centers resulting from increased medical procedure costs. Gross profit from product revenue for fiscal 1998 was $14.6 million, basically unchanged from $14.4 million for fiscal 1997. Gross profit from product related service revenue decreased from $1.5 million or 17% in fiscal 1998 compared to $2.1 million or 27% in fiscal 1997. This decline in product related service gross profit is attributable to warranty expenses associated with the initial shipments of the GentleLASE which were estimated to be higher than our historical experience. Skin care centers gross profit declined to $223,000, or 8.2% of total revenue, from $376,000, or 17% of total revenue, due to the higher operating costs and minimal revenue associated with the Scottsdale facility.

   Selling, General and Administrative Expense. Selling, general and administrative expense increased 12% to $15.3 million in fiscal 1998 from $13.7 million in fiscal 1997, as a result of charges incurred in the second quarter for legal and consulting fees and taking a full reserve for potentially uncollectible accounts and notes receivable from a domestic distributor. Selling, general and administrative expense was 41% of total revenue in fiscal 1998 compared to 39% in fiscal 1997.

   Research and Development Expense. Research and development spending for fiscal 1998 decreased 4% to $2.4 million in fiscal 1998 from $2.5 million in fiscal 1997.

   Restructuring Charge. During the quarter ended December 27, 1997, a restructuring charge was recorded and a reserve established in the amount of $2.6 million resulting from the closure of our skin care center located in Scottsdale, Arizona. Charges against the reserve for fiscal 1998 totalled $614,000, leaving a reserve balance of $2.0 million.

   Operating Income (Loss). We experienced an operating loss in fiscal 1998 of $4.0 million compared to an operating profit of $687,000 in fiscal 1997. This decline was a result of the restructuring charge, higher selling, general and administrative expenses and declining margins from product related service revenue and the skin care centers.

   Other Income and Expense. For fiscal 1998, other income and expense reflected $316,000 in expense in comparison to $49,000 in expense for fiscal 1997. Interest income decreased in fiscal 1998 as a result of a decrease in average cash balances, while interest expense increased in fiscal 1998 as a result of the increased level of debt and lease financing. Other expenses in fiscal 1998 included an increase in expense from foreign currency transactions.

   Income Taxes. The provision for income taxes in fiscal 1998 was established due to taxable income from our subsidiaries in Spain and Japan.

Fiscal Year Ended June 27, 1997 Compared to Fiscal Year Ended June 29, 1996

   Revenue. Total revenue for fiscal 1997 increased 17% over fiscal 1996 to $35.5 million from $30.4 million. International revenue as a percentage of total revenue represented 52% of revenue in 1997 and in fiscal 1996. Product revenue increased 25% to $25.6 million for fiscal 1997 compared to $20.4 million for fiscal 1996 reflecting significant shipments of Sclerolaser, ALEXlazr, and YAGlazr. Product related service revenue decreased 3% from 1996 to $7.7 million from $7.9 million, resulting mainly from a reduced level of grant revenue in fiscal 1997. Skin care centers revenue increased by 4% in fiscal 1997 to $2.2 million compared to $2.1 million in fiscal 1996 resulting from the opening of our Scottsdale skin care center and a slight increase from our Boston skin care center.

   Gross Profit. Gross profit increased to $16.9 million or 47% of total revenue in fiscal 1997 from $13.6 million or 45% of total revenue in fiscal 1996, reflecting volume increases in product sales and increases in service revenues offset in part by greater costs associated with the skin care centers. Gross profit for product revenue for fiscal 1997 increased to $14.4 million, or 56%, from $11.2 million, or 55%, for fiscal 1996. Gross profit for product related service revenue for fiscal 1997 increased to $2.0 million, or 27%, from $1.3 million, or 17% for fiscal 1996. Skin care centers' gross profit decreased to $376,000, or 17%, from $1.0 million, or 48%, due to the costs associated with opening the Scottsdale skin care center.

   Selling, General and Administrative Expense. Selling, general and administrative expense increased 39% to $13.7 million in fiscal 1997 from $9.9 million in fiscal 1996, as a result of increased spending associated with the opening of the skin care centers and increased marketing expenses. Selling, general and administrative expense was 39% of total revenue in fiscal 1997 compared to 32% in fiscal 1996.

   Research and Development Expense. Research and development expense for fiscal 1997 increased 37% to $2.5 million from $1.8 million in fiscal 1996 relating to increased product development efforts.

   Operating Income. Income from operations for fiscal 1997 decreased to $687,000 from $1.9 million for fiscal 1996. Although we achieved higher revenue from product sales and higher gross profit from product related service revenue, these increases were more than offset by losses from skin care centers and higher selling, general and administrative expense and higher research and development expense.

   Other Income and Expense. For fiscal 1997, other income and expense reflected $49,000 in expense compared to $163,000 in expense for fiscal 1996. Interest income in fiscal 1997 decreased slightly and was more than offset by an increase in interest expense in fiscal 1996. Other expense in fiscal 1997 of $26,000 and other expense in fiscal 1996 of $207,000 resulted primarily from foreign currency transactions.

   Income Taxes. The provision for income taxes in fiscal 1997 was established due to taxable income in our subsidiary in Japan. The provision for income tax in fiscal 1997 results in an effective tax rate of 63%. This tax rate reflects the higher applicable tax rates in Japan and our inability to use net operating loss carry-forwards in the U.S. to offset income in Japan.

Pronouncements

   In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 131 ("SFAS 131"), "Disclosure about Segments of an Enterprise and Related Information." Based on the management approach to segment reporting, SFAS No. 131 establishes requirements to report selected segment information and to report entity-wide disclosures about products and services, major customers and the countries in which the entity holds material assets and reports material revenue. We will adopt SFAS No. 131 for its fiscal year ending July 3, 1999. We believe that we operate in two segments, laser and other products and related services, and skin care centers.

   In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 ("SFAS 133") "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, collectively referred to as "derivatives", and for hedging activities. SFAS 133 requires companies to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. The accounting for changes in fair value, gains or losses, depends on the intended use of the derivative and its resulting designation. The statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Candela plans to implement SFAS 133 for its fiscal year 2000. Had we implemented the policy at March 27, 1999 it would have increased assets and liabilities equal to the notional amount of forward currency contracts held by us in the amount of $1.9 million and there would have been no material impact on the statements of operations.

Quarterly Results of Operations

   The following tables set forth selected unaudited quarterly statement of operations data for the eleven quarters ended March 27, 1999, as well as such expressed as a percentage of our total revenue for the periods indicated. We believe this unaudited information has been prepared substantially on the same basis as the annual audited financial statements and all necessary adjustments, consisting of only normal recurring adjustments, except for the restructuring charge in the second quarter of fiscal 1998, have been included in the amounts stated below to present fairly our unaudited financial statements. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

                   Consolidated Statement of Operations Data
                    (in thousands, except per share amounts)

                                                          Quarter Ended
                          ----------------------------------------------------------------------------------------
                          Mar 27   Dec 26   Sep 26  Jun 27  Mar 28  Dec 27  Sep 27  Jun 28  Mar 29  Dec 28  Sep 28
                           1999     1998     1998    1998    1998    1997    1997    1997    1997    1996    1996
                          -------  -------  ------  ------  ------  ------  ------  ------  ------  ------  ------
Revenue
 Lasers and other
  products..............  $12,847  $10,385  $8,022  $9,182  $5,789  $5,682  $5,264  $6,994  $6,341  $6,948  $5,319
 Product related
  service...............    2,275    2,098   2,000   2,212   2,153   2,105   1,935   2,131   1,884   1,860   1,785
 Skin care centers......      722      816     716     670     675     735     623     546     565     598     535
                          -------  -------  ------  ------  ------  ------  ------  ------  ------  ------  ------
  Total revenue.........   15,844   13,299  10,738  12,064   8,617   8,522   7,822   9,671   8,790   9,406   7,639
Cost of Revenue
 Lasers and other
  products..............    4,908    4,505   3,801   3,826   2,555   2,576   2,315   3,265   2,920   2,809   2,201
 Product related
  service...............    1,394    1,473   1,344   2,196   1,723   1,511   1,524   1,938     725   1,544   1,379
 Skin care centers......      518      521     529     585     496     737     663     700     467     397     305
                          -------  -------  ------  ------  ------  ------  ------  ------  ------  ------  ------
  Total cost of
   revenue..............    6,820    6,499   5,674   6,607   4,774   4,824   4,502   5,903   4,112   4,750   3,885
Gross profit
 Lasers and other
  products..............    7,939    5,880   4,221   5,356   3,234   3,106   2,949   3,729   3,421   4,139   3,118
 Product related
  service...............      881      625     656      16     430     594     411     193   1,159     316     406
 Skin care centers......      204      295     187      85     179      (2)    (40)   (154)     98     201     230
                          -------  -------  ------  ------  ------  ------  ------  ------  ------  ------  ------
  Total.................    9,024    6,800   5,064   5,457   3,843   3,698   3,320   3,768   4,678   4,656   3,754
Operating expense
 Selling, general and
  administrative........    4,586    4,213   3,333   3,851   3,331   4,695   3,394   4,477   3,667   3,031   2,505
 Research and
  development...........      933      760     688     420     659     742     578     751     609     555     573
 Restructuring charge...      --       --      --      --      --    2,609     --      --      --      --      --
                          -------  -------  ------  ------  ------  ------  ------  ------  ------  ------  ------
  Total.................    5,519    4,973   4,021   4,271   3,990   8,046   3,972   5,228   4,276   3,586   3,078
                          =======  =======  ======  ======  ======  ======  ======  ======  ======  ======  ======
Income (loss) from
 operations.............    3,505    1,827   1,043   1,186    (147) (4,348)   (652) (1,460)    402   1,070     676
Other income (expense)..     (128)     (64)    (33)    (55)    (47)    (93)   (121)    187    (269)    (19)     52
                          -------  -------  ------  ------  ------  ------  ------  ------  ------  ------  ------
Net income (loss) before
 income taxes...........    3,377    1,763   1,010   1,131    (194) (4,441)   (773) (1,273)    133   1,051     728
Provision for income
 taxes..................    1,470      370     100      97     --      --       78      37    (170)    315     218
                          -------  -------  ------  ------  ------  ------  ------  ------  ------  ------  ------
Net income (loss).......    1,907    1,393     910   1,034    (194) (4,441)   (851) (1,310)    303     736     510
Basic earnings (loss)
 per share..............  $  0.35  $  0.25  $ 0.17  $ 0.19  $(0.04) $(0.82) ($0.16) $(0.24) $ 0.06  $ 0.14  $ 0.09
                          =======  =======  ======  ======  ======  ======  ======  ======  ======  ======  ======
Diluted earnings (loss)
 per share..............  $  0.31  $  0.24  $ 0.16  $ 0.19  $(0.04) $(0.82) $(0.16) $(0.24) $ 0.05  $ 0.13  $ 0.09
                          =======  =======  ======  ======  ======  ======  ======  ======  ======  ======  ======
Weighted average shares
 outstanding............    5,498    5,482   5,479   5,398   5,448   5,443   5,426   5,409   5,406   5,394   5,655
                          =======  =======  ======  ======  ======  ======  ======  ======  ======  ======  ======
Adjusted weighted
 average shares
 outstanding............    6,168    5,739   5,566   5,673   5,448   5,443   5,426   5,409   5,791   5,658   5,655
                          =======  =======  ======  ======  ======  ======  ======  ======  ======  ======  ======

                                                  Percentage of Total Revenue
                                                         Quarter Ended
                          ------------------------------------------------------------------------------------------
                          Mar 27  Dec 26  Sep 26  Jun 27  Mar 28   Dec 27   Sep 27   Jun 28   Mar 29  Dec 28  Sep 28
                           1999    1998    1998    1998    1998     1997     1997     1997     1997    1996    1996
                          ------  ------  ------  ------  ------   ------   ------   ------   ------  ------  ------
Revenue Mix
 Lasers and other
  products..............   81.1%   78.1%   74.7%   76.1%   67.2%    66.7%    67.3%    72.3%    72.1%   73.9%   69.6%
 Product related
  service...............   14.4    15.8    18.6    18.3    25.0     24.7     24.7     22.0     21.4    19.8    23.4
 Skin care centers......    4.5     6.1     6.7     5.6     7.8      8.6      8.0      5.7      6.5     6.3     7.0
                          -----   -----   -----   -----   -----    -----    -----    -----    -----   -----   -----
 Total..................  100.0%  100.0%  100.0%  100.0%  100.0%   100.0%   100.0%   100.0%   100.0%  100.0%  100.0%
Gross profit
 Lasers and other
  products..............   61.8    56.6    52.6    58.3    55.9     54.7     56.0     53.3     54.0    59.6    58.6
 Product related
  service...............   38.8    29.8    32.8     0.8    19.9     28.2     21.2      9.0     61.5    17.0    22.7
 Skin care centers......   28.2    36.2    26.1    12.6    26.7     (0.3)    (6.4)   (28.2)    17.3    33.6    43.0
                          -----   -----   -----   -----   -----    -----    -----    -----    -----   -----   -----
 Total..................   57.0%   51.1%   47.2%   45.2%   44.6%    43.4%    42.4%    39.0%    53.2%   49.5%   49.1%
Operating expense
 Selling, general and
  administrative........   28.9    31.7    31.1    31.9    38.7     55.1     43.4     46.3     41.7    32.2    32.8
 Research and
  development...........    6.0     5.7     6.4     3.5     7.6      8.7      7.5      7.8      6.9     5.9     7.5
 Restructuring charge...    --      --      --      --      --      30.6      --       --       --      --      --
                          -----   -----   -----   -----   -----    -----    -----    -----    -----   -----   -----
 Total..................   34.9    37.4    37.5    35.4    46.3     94.4     50.9     54.1     48.6    38.1    40.3
                          -----   -----   -----   -----   -----    -----    -----    -----    -----   -----   -----
Income (loss) from
 operations.............   22.1    13.7     9.7     9.8    (1.7)   (51.0)    (8.5)   (15.1)     4.6    11.4     8.8
Other income (expense)..   (0.8)   (0.4)   (0.3)   (0.4)   (0.6)    (1.1)    (1.4)     1.9     (3.1)   (0.2)    0.7
                          -----   -----   -----   -----   -----    -----    -----    -----    -----   -----   -----
Net income (loss) before
 income taxes...........   21.3    13.3     9.4     9.4    (2.3)   (52.1)    (9.9)   (13.2)     1.5    11.2     9.5
Provision for income
 taxes..................    9.3     2.8     0.9     0.8     --       --       1.0      0.3     (1.9)    3.4     2.8
                          -----   -----   -----   -----   -----    -----    -----    -----    -----   -----   -----
Net income (loss).......   12.0%   10.5%    8.5%    8.6%   (2.3%)  (52.1%)  (10.9%)  (13.5%)    3.4%    7.8%    6.7%
                          =====   =====   =====   =====   =====    =====    =====    =====    =====   =====   =====

Liquidity and Capital Resources

   Cash provided by operating activities amounted to $6.5 million for the nine months ended March 27, 1999, compared to cash used for operating activities of $1.7 million for the same period a year earlier, reflecting increased operating profit. Cash provided by investing activities totalled $181,000 for the nine months ended March 27, 1999, compared to cash used for investing activities of $170,000 for the same period a year earlier. Cash used for financing activities amounted to $77,000 in comparison to cash provided from financing activities of $446,000 for the same period a year earlier. We issued $3.7 million eight-year, 9.75% subordinated term notes with warrants in October 1998 and used the proceeds of this financing in part to pay $2.7 million on our line of credit and make payments on short term notes of our Japanese subsidiary for $627,000. We borrowed $950,000 on our line of credit during the same period a year ago.

   Cash and cash equivalents at March 27, 1999, increased by $6.4 million to $8.1 million from $1.6 million at June 27, 1998, due primarily to higher cash receipts resulting from increased shipments of GentleLASE.

   On October 15, 1998, we issued eight-year, 9.75% subordinated term notes to three investors in the aggregate amount of $3.7 million. The notes become due in October 2006, and require quarterly interest payments. In addition, we issued warrants to purchase 370,000 shares of common stock to the note holders which have an exercise price of $4.00 per share. The relative fair value ascribed to the warrants is $1.1 million and has been recorded as a component of Additional Paid-In Capital. The relative fair value of the debt was recorded as $2.6 million. Interest expense of $1.1 million will be accreted to debt over the eight-year life of the debt to bring the value of that debt to its $3.7 million face value.

   We also maintain a $3.5 million line of credit with Fleet Bank which expires December 1, 1999. The line of credit bears interest at Fleet Bank's prime lending rate and is collateralized by total domestic accounts receivable, inventories, and a pledge of subsidiary stock. We currently have no borrowings outstanding on this line of credit.

   Our Japanese subsidiary has borrowed funds to be used for payment of equipment purchases made from us. At March 27, 1999, this liability was $139,000. Our remaining short-term and long-term debt is comprised of capital lease obligations in the amount of $350,000 and $299,000, respectively, at March 27, 1999, compared to $362,000 and $828,000, respectively, at June 27, 1998.

   We believe that cash balances will be sufficient to meet anticipated cash requirements through the fourth quarter of fiscal 2000. We also believe that the net cash proceeds from this offering, together with cash balances, will be sufficient to meet currently planned working capital and capital expenditure requirements through at least 2001. However, we cannot be sure that we will not require additional capital beyond the amounts currently forecasted by us, nor that any such required additional capital will be available on reasonable terms, if at all, at such time as required.

Year 2000 Readiness Disclosure Statement

   We have assessed our operations, from information and financial systems to each aspect of our manufacturing processes, in order to reduce the risk of operational disruption and potential litigation due to the Year 2000 issue. We have completed approximately 80% of the implementation and testing of the necessary upgrades to our financial and information systems and expect to finish our upgrades prior to the end of October 1999. Our Year 2000 assessment identified no need for upgrades to our products and non-information systems. To date, we have primarily used our internal resources to assess our Year 2000 readiness. We have currently incurred less than $10,000 of incremental costs relating to Year 2000 readiness and believe that we will incur less than $10,000 of additional incremental costs in the foreseeable future. Candela has questioned representatives of Litton Airtron Synoptics, our sole supplier for Alexandrite rods, and PSS and has reviewed publicly available disclosure relating to PSS. Litton has indicated that they believe their business systems will be Year 2000 compliant as of August 16, 1999. Based on this review, Candela believes that neither Litton nor PSS will experience substantial Year 2000 problems. In addition, we have conducted an informal survey of our other suppliers, significant customers and business partners. While responses to this survey indicate that many of our suppliers and customers are Year 2000 compliant, we have not yet received sufficient information from all parties about their Year 2000 preparedness to assess the effectiveness of their efforts. Moreover, in most cases, we are not in a position to verify the accuracy or completeness of the information we receive from third parties.

   If third parties with whom we interact have Year 2000 problems that are not remedied, we could experience problems including the following:

  . in the case of vendors, disruption of important services upon which we depend, such as telecommunications and electrical power;

  . in the case of customers, temporary reduction in their purchasing activities as they implement upgraded systems;

  . in the case of third-party data providers, receipt of inaccurate or out-of-date information that would impair our ability to perform critical data functions; and

  . in the case of banks and other lenders, disruption of capital flows potentially resulting in liquidity stress.

   While we believe that Year 2000 disruptions will not materially hurt our business, in the worst case scenario our systems, or those of our suppliers and customers, may not function properly after December 31, 1999. This could result in delays in operations which would significantly harm our financial condition and operating results.

   In some international markets in which we do business, the level of awareness and remediation efforts relating to the Year 2000 issue may be less advanced than in the U.S. We are in the process of formulating a contingency plan to address the failure of our most important organizational systems, which we expect to be substantially complete by October 1999. We anticipate that our contingency plan will focus on identifying additional suppliers that can be utilized in the event of a Year 2000 disruption.

                                    BUSINESS

   We develop, manufacture, market and service lasers for a broad variety of aesthetic and cosmetic procedures, including:

  . hair removal;

  . non-invasive treatment of varicose veins and other benign vascular lesions;

  . removal of benign pigmented lesions such as age spots and tattoos;

  . treatment of scars and stretch marks; and

  . skin resurfacing.

   Since our founding nearly 30 years ago, we have continuously developed and enhanced applications of laser technology. In the mid-1980's we began developing laser technology for medical applications and since that time have shipped approximately 3,000 lasers to 40 countries. Since the early 1990's we have focused our organizational resources on developing laser technology for use solely in the aesthetic and cosmetic laser industry. Our introduction of new dermatology/plastic surgery laser systems during the mid-1990's allowed us to expand rapidly in this area. Today, all of our products are for aesthetic and cosmetic applications and we offer one of the broadest product lines in the aesthetic and cosmetic laser industry. Our current products, all of which are marketed both in the U.S. and internationally, include the following:

  . GentleLASE, for performing hair removal and treating leg veins;

  . ScleroPLUS, for treating vascular lesions;

  . ALEXlazr and YAGlazr, for treating pigmented lesions and tattoos; and

  . SkinPLUS 2J system, for resurfacing and treating fine facial veins.

   The aesthetic and cosmetic laser industry appears to be entering an era of broader based growth. The most important factors contributing to this growth are changing practitioner economics, positive demographic trends with America's baby boomer population and its higher discretionary income, and the introduction of more effective and affordable products offering a broader range of treatments. The challenging managed care medical reimbursement environment has resulted in many practitioners seeking to offer more procedures on a direct pay basis. In addition the aesthetic and cosmetic laser industry has only recently developed technology that successfully addresses hair removal which is the largest cosmetic application to date.

   Aesthetic and cosmetic laser vendors who are able to develop lasers that are more affordable, fast, small and easy to use will be well positioned to take advantage of the industry's growth. We believe that we have the technological expertise, product offerings and necessary infrastructure to execute our business strategy and to capitalize on this market opportunity, as evidenced by the successful introduction of our newest laser, the GentleLASE.

Industry Overview

   Medical lasers use the unique characteristics of laser light to achieve precise and efficacious therapeutic effects, often in a non-invasive manner. The precise color, concentration and controllability of different types of laser light provide for the delivery of a wide range of specialized treatments. First introduced in the 1960's, the use of lasers for medical applications grew rapidly in the 1990's as technical advances made medical lasers more effective and reliable. Medical lasers today are used for numerous types of procedures falling into four broad categories: ophthalmic surgery, aesthetic and cosmetic procedures, general surgery and dental procedures. Candela competes solely within the growing market for lasers performing aesthetic and cosmetic procedures, including:

  . removal of unwanted facial hair;

  . removal of hair from legs, back and other body areas;

  . treatment of varicose, spider and other veins;

  . treatment of birthmarks;

  . removal of wrinkles, scars, and stretch marks; and

  . removal of pigmented lesions and tattoos.

   Lasers produce intense bursts of highly-focused light to treat skin tissues. A laser's wavelength (color), energy level, spot size and pulse width (exposure time) are optimized for the specific treatment. Hair removal and the treatment of various leg vein malformations require the deepest laser penetration for successful treatment while scars, stretch marks and red birth marks (port wine stains and hemangiomas) require less laser penetration. Pigmented lesions such as sunspots, liverspots and tattoos are typically surface conditions which require the least amount of penetration. Different conditions may require the use of different types of lasers, and an active aesthetic and cosmetic practice addressing a broad range of laser procedures requires multiple lasers.

   In the pioneering years of the cosmetic and aesthetic laser industry from the late 1980's to the mid 1990's, the market for laser procedures was focused on vascular conditions such as port wine stains and hemangiomas and the development of treatments for pigmented lesions, such as tattoos. Equipment available in this period tended to be expensive, slow and bulky. In addition, laser applications addressed the needs of relatively small patient populations, served by a narrow group of specialists.

   In the last half of the 1990's, the development of computer driven beam delivery systems called scanners increased the interest of a growing number of physicians in providing procedures to new, larger market segments such as wrinkle removal. During this period, the complexity and cost of equipment from many vendors still inhibited sales. However, clinical experience was broadening, leading to better development efforts for new applications which are now resulting in the next generation of aesthetic and cosmetic lasers.

   The aesthetic and cosmetic laser industry appears to be entering an era of broader based growth. The major factors converging to drive this growth are:

  . the economics of practitioners in a tough medical reimbursement environment;

  . the rising discretionary income of aging baby boomers; and

  . the development of technology that allows for new, effective procedures for conditions that have large patient populations.

   Aesthetic and cosmetic laser vendors who are able to deliver lasers that are cost effective, reliable and easy to use will be well positioned to take advantage of such broader based industry growth.

   Managed care and reimbursement restrictions in the U.S. and similar constraints, such as socialized medicine, outside the U.S. are motivating practitioners to emphasize aesthetic and cosmetic procedures that are delivered on a private, fee-for-service basis. While cosmetic procedures were once the domain of plastic surgeons and dermatologists, reimbursement reductions coupled with the reliable revenue stream from private-pay procedures have piqued the interest of other specialties, including general practice physicians.

   Key technical developments required for the broader cosmetic laser markets relate to ease-of-use, speed, lower costs, safety and effective elimination of undesirable side effects. These factors are critical for broader segments of practitioners that wish to build aesthetic and cosmetic laser practices. These factors are also important for minimizing disruption of a patient's normal routine and for building demand for procedures addressing very large patient populations.

Business Strategy

   Candela believes that a convergence of price and performance is occurring in the aesthetic and cosmetic laser industry driving the expansion of the market. We believe we have the necessary infrastructure in place to capitalize on this expansion. Candela's objective is to establish itself as the leading provider of aesthetic and cosmetic lasers by using its proprietary technology and expertise in light and tissue interaction, as well as by developing market-oriented products that utilize related technologies. Our business strategy is focused on the following goals:

  . reduce product costs;

  . increase penetration of our traditional customer base;

  . expand sales beyond our traditional customer base;

  . expand our domestic marketing and distribution channels;

  . expand our international marketing and distribution channels;

  . continue investing in research and development; and

  . broaden additional applications for our Dynamic Cooling Device.

   Reduce Product Costs. We apply bottom-up engineering, focusing on each component to improve the performance of each device while reducing its size, complexity and cost. We believe our approach leads to lasers with fewer parts and greater manufacturing efficiency resulting in lower production costs which enables us to offer more reliable products at more affordable prices.

   Increase Penetration of Our Traditional Customer Base. Our traditional customer base consists of dermatologists and plastic and cosmetic surgeons. We believe that the affordability of our products will enable us to penetrate further into the dermatologist and plastic and cosmetic surgeon markets. We have conducted surveys that indicate that only approximately one-third of the 17,000 dermatologists and plastic and cosmetic surgeons in the U.S. presently have lasers. We believe that affordability has been a major obstacle preventing the remaining practitioners from purchasing a laser. As competition for patients among practitioners increases, those practitioners with aesthetic and cosmetic lasers will be able to differentiate themselves.

   Expand Sales Beyond Our Traditional Customer Base. We seek collaborative relationships that expand upon our traditional customer base, such as our recent relationship with PSS. We believe that specialist practitioners outside our traditional customer base are a market with a large growth potential. In addition, we have recently begun an innovative leasing program to target the estimated 6,000 electrologists in the U.S. as potential customers of the GentleLASE for hair removal.

   Expand Our Domestic Marketing and Distribution Channels. The U.S. presently represents approximately 50% of our sales and is the largest single geographic market for our products. Over the past year we have doubled the size of our U.S. direct sales force to better address the needs of our traditional core markets. To further expand our presence in the U.S., in December 1998, we entered into a three year distribution arrangement with PSS that gives PSS the exclusive right to distribute the GentleLASE and ScleroPLUS to specific office-based specialists. The agreement with PSS specifies that our products will be the exclusive aesthetic and cosmetic lasers sold by PSS.

   Expand Our International Marketing and Distribution Channels. Outside of the U.S. we continue to strengthen our long-standing positions in Europe and Japan and are seeking to expand our markets in Asia and Latin America. We currently have direct sales offices in Madrid, Frankfurt and Tokyo and are anticipating opening additional sales offices in Hong Kong and Osaka within the next 12 months. Over the past year we increased the number and improved the quality of our international independent distributor channel. We currently utilize 34 independent distributors in 46 countries.

   Continue Investing in R&D. We believe that investment in research and development is necessary to remain a leader in the aesthetic and cosmetic laser market. Our research and development approach is to develop high-quality, reliable and affordable products that continue to address existing markets and allow us to enter into and expand new markets. Our research and development staff works closely with our marketing and operations groups to ensure our goals are met. Our strategy has been to drive technology that is market applicable and addresses voids in the marketplace. To that end, Candela will continue to apply technologies to reduce the size and complexity of its technology and products, increase the speed and ease with which therapeutic applications can be delivered, improve its ability to build and deliver lasers at affordable prices and address expanding therapeutic applications and markets. Candela has numerous research and development arrangements with leading hospitals and medical laboratories in the U.S.

   Broaden Additional Applications for Our Dynamic Cooling Device. In recent months the aesthetic and cosmetic laser market has recognized the importance of effective cooling delivery systems for laser treatment, especially in such large market segments as hair removal and treatment of leg veins. Currently, DCD is an integral component of our GentleLASE and is sold as an attachment to our ScleroPLUS. We intend to broaden the incorporation of DCD into all of our lasers and believe by doing so we can address major new market opportunities.

The Market for Aesthetic and Cosmetic Lasers

   Our traditional customer base for aesthetic and cosmetic lasers consists of dermatologists and plastic and cosmetic surgeons. In addition, other practitioner groups are emerging as potential customers, including general practitioners, obstetricians, gynecologists, general and vascular surgeons. In the U.S., according to the American Medical Association and various societies, there are approximately 10,000 dermatologists, and 7,000 plastic and cosmetic surgeons. Practitioners in other specialties that are beginning to buy aesthetic and cosmetic lasers include 70,000 general and family practitioners, 35,000 obstetricians and gynecologists, 28,000 general and vascular surgeons. In addition, the aesthetic and cosmetic laser market includes non-medical practitioners, notably electrologists, of which there are an estimated 6,000 in the U.S.

   The end markets for cosmetic laser procedures encompass broad and growing patient groups, including aging baby boomers as well as younger age groups. According to the U.S. Census Bureau, at the end of 1998 the number of baby boomers in the 35 to 54 age range was approximately 80 million, representing more than

29% of the total U.S. population. This large population group generally has a high level of disposable income and has exhibited a strong demand for aesthetic and cosmetic procedures. We believe that as the cost of treatments decreases and the popularity of laser cosmetic procedures such as hair removal increases, the target market for these procedures is expanding beyond the baby boomers to include a broad range of women and men aged 17 to 65. Demographic factors similar to the U.S. underlie the growth of the aesthetic and cosmetic laser market outside of the U.S.

   Hair Removal. We believe that the great majority of the 108 million women over the age of 16 in the U.S. employ one or more techniques for temporary hair removal from various parts of the body. Also, a growing number of men are removing hair by means other than their daily shaving routine. A number of techniques are used to pull hair from the follicle including waxing, depilatories and tweezing. In the waxing process, a lotion, generally beeswax-based, is spread on the area to be treated and is then rapidly peeled off, pulling out the entrapped hairs. Depilatories employ rotating spring coils or slotted rubber rolls to trap and pull out the hairs. Tweezing involves removing individual hairs with a pair of tweezers. Pulling hair from the follicle produces temporary results, but is often painful and may cause skin irritation. Depilatory creams, which contain chemicals to dissolve hair, frequently leave a temporary unpleasant odor and may also cause skin irritation. Shaving is the most widely used method of hair removal, especially for legs and underarms, but produces the shortest-term results. Hair bleaches do not remove hair, but instead lighten the color of hair so that it is less visible. A principle drawback of all of these methods is that they require frequent treatment.

   Before the advent of laser hair removal, electrolysis was the only method available for the long-term removal of body hair. Electrolysis is a process in which an electrologist inserts a needle directly into a hair follicle and activates an electric current in the needle, which disables the hair follicle. The tiny blood vessels in each hair follicle are heated and coagulated, presumably cutting off the blood supply to the hair matrix, or are destroyed by chemical action depending upon modality used. The success rate for electrolysis is variable depending upon the skill of the electrologist and always requires a series of treatments. Electrolysis is time-consuming, expensive and sometimes painful. There is also some risk of skin blemishes and a rising concern relating to needle infection. Because electrolysis requires that each hair follicle be treated separately and can only treat visible hair follicles, the treatment of an area as small as an upper lip may require numerous visits at an aggregate cost of up to $1,000. The American Electrology Association estimates that approximately one million people per year undergo electrology procedures. Although we believe the large majority of all electrolysis treatments are for facial hair, the neck, breasts and bikini line are also treated. Because hair follicles are disabled one at a time, electrolysis is rarely used to remove hair from large areas such as the back, chest, abdomen and legs. We believe lasers enable the practitioner to address a potentially larger market than electrolysis by treating a larger area of the body more quickly and with better results.

   We believe the market for laser-based hair removal is in its early stages and that this market will grow as the customer compares laser treatments to other hair removal methods that are currently available. The benefits include:

  . significant longer term cosmetic improvement;

  . treatment of larger areas in each treatment session;

  . less discomfort during and immediately after procedures;

  . reduced procedure time and number of treatments;

  . reduced risk of scarring and infection;

  . non-invasive procedures; and

  . no risk of cross-contamination.

   Vascular Lesions. Benign vascular lesions are generally enlarged and proliferating blood vessels that appear on the surface of the skin as splotches, dots, bulges and spider shapes in a variety of colors ranging from red to purple. Different types of benign vascular lesions include the following:

  . varicose veins, which are large veins greater than 1mm in diameter and often bulge above the skin surface;

  . leg telangiectasias, which are smaller spider veins, up to 1mm in diameter in size, appearing as single strands;

  . facial and truncal telangiectasias, which are spider veins and other dilated veins that appear on the face and other parts of the body;

  . port wine stains, which are vascular birthmarks characterized by a red or purple discoloration of the skin;

  . hemangiomas, which are protuberances that consist of dilated vessels, which often appear on newborns within one month of birth; and

  . stretch marks and scars.

   Varicose leg veins typically result when damaged valves cause blood to stagnate rather than be pumped back to the heart, causing the vein walls to stretch and bulge. Varicose veins affect a significant portion of the U.S. adult population and increase in prevalence with age. To date, treatment for varicose veins has been predominantly performed on women. Other benign vascular lesions include port wine stains, hemangiomas, and facial and truncal telangiectasias or spider veins. It is estimated that in 1997 there were approximately 661,000 procedures performed in the U.S. to remove vascular lesions and the number of procedures is expected to increase to an estimated
2.6 million in 2002.

   Pigmented Lesions/Tattoos: Benign pigmented lesions can be both epidermal and dermal, natural or man-made (tattoos) and can constitute a significant cosmetic problem to those who have them.

   Skin Resurfacing: A significant percentage of the population suffers from wrinkles or older looking skin as a result of the normal aging process, which is often exacerbated by the effects of sun damage and smoking. This is the primary group of candidates for skin resurfacing procedures. While there are a variety of techniques used for smoothing skin including botox and collagen injections, chemical peels and dermabrasion, laser technology has become an accepted alternative for efficacious treatment of moderate and deep wrinkles. Developed in the mid 1990's, laser skin resurfacing experienced explosive growth fueled by improved technology and patient acceptance of the procedure. Recent advances enabling lasers to treat other body parts and different skin types effectively have further expanded the market. These advances in laser technology continue to improve efficiency and reduce patient recovery time. Estimates based on aging population demographics indicate continuous growth in the number of procedures on an annual basis.

Candela's Products

   We develop, manufacture, market and service lasers used to perform procedures addressing patients' aesthetic and cosmetic concerns. We offer a comprehensive range of products based on proprietary technologies. Our products focus on the major aesthetic and cosmetic laser applications including:

  . hair removal;

  . non-invasive treatment of varicose veins and other benign vascular lesions;

  . removal of benign pigmented lesions such as age spots and tattoos;

  . treatment of scars and stretch marks; and

  . skin resurfacing.

   Intense light technology forms the basis for most of our products. Our patented technology uses thermal energy generated by an intense pulsed laser light source to selectively eliminate unwanted skin blemishes without damaging the surrounding healthy tissue, and to remove facial or other unwanted hair throughout the body. Candela's objective is to establish itself as the leading provider of aesthetic and cosmetic lasers by continually striving to develop smaller, faster and less expensive devices.

   Candela has been a pioneer in the laser industry. From the start, our mission has been to lead the way in the development of innovative laser products. Significant innovations include:

  . a laser system to treat vascular lesions with minimal skin injury;

  . a vascular lesion treatment laser approved for use on children;

  . an Er/YAG resurfacing laser with a microprocessor-driven scanner; and

  . a hair removal laser with integrated DCD.

   Each of our laser products and its current list price are shown in the following table:

                                                                           Current U.S.
  Product                 Application                                       List Price
  GentleLASE              Hair removal and treatment of leg veins greater   $ 69,500
                          than 1mm; integrated with the Dynamic Cooling
                          Device
---------------------------------------------------------------------------------------
  ScleroPLUS              Treatment of benign vascular lesions, scars,      $139,500*
                          stretch marks, rosacea, leg veins, warts and
                          hemangioma in adults, children and infants; used
                          in conjunction with the Dynamic Cooling Device
---------------------------------------------------------------------------------------
  SP TL-1b                Treatment of vascular lesions of the skin;        $ 82,500**
                          available with the Dynamic Cooling Device
---------------------------------------------------------------------------------------
  ALEXlazr                Treatment of multi-colored tattoos and a broad    $ 84,500
                          range of pigmented lesions such as age spots,
                          freckles and Nevus of Ota
---------------------------------------------------------------------------------------
  YAGlazr                 Treatment of red tattoo pigments and brown        $ 78,500
                          pigmented lesions
---------------------------------------------------------------------------------------
  SkinPLUS Erbium YAG     Treatment of facial vascular lesions and skin     $ 69,900
   KPT/532 Laser          rejuvenation
---------------------------------------------------------------------------------------
  Dynamic Cooling Device  Selectively cools the top layer of skin during    $ 19,500
                          laser treatment

--------------------------------------------------------------------------------
 * List price does not include DCD. Currently all ScleroPLUS devices are sold with DCD.
** List price does not include DCD.

   GentleLASE. The GentleLASE, integrated with DCD, is a high-energy, long-pulse solid-state laser that generates laser light in the near infrared wavelength range. It is used for both hair removal and the treatment of large (1mm or larger) leg veins. The technology incorporated in the GentleLASE uses high energy directed through an Alexandrite rod, which achieves selective heating while keeping the temperature of the skin below its damage threshold. The longer Alexandrite laser wavelength enables GentleLASE to penetrate skin surfaces deeper than traditional Ruby lasers, and the large spot size (15mm) allows the practitioner to treat a larger area more quickly.

   The DCD is integrated into the design of GentleLASE and delivers a short burst of cryogen coolant onto targeted areas of the skin undergoing treatment. DCD selectively cools the top layer only of the skin, while leaving the targeted underlying hair follicle, vein or other structure at normal temperature. As a result, higher levels of laser energy can be delivered during treatment, while minimizing thermal injury, pain and the inconvenience associated with anesthetics. The design of the hand-held DCD enables the practitioner to clearly see the area being treated, and the combined efficiency of GentleLASE and DCD reduces the risks of overtreatment, which can result in white spots on the skin, or undertreatment which can result in brown spots.

   GentleLASE was initially cleared for marketing by the FDA in December 1997 for treating facial veins and vascular lesions and we commenced sales in March 1998. Candela began selling GentleLASE for hair removal in the U.S. in July 1998, when it received FDA marketing clearance for hair removal. In August 1998, we were issued a CE Mark on GentleLASE, clearing it for sale in 15 European countries.

   Hair removal typically requires three to five treatments to achieve efficacious results due to the growth cycle of hair follicles. A typical treatment can range from approximately $200 for an upper lip and chin procedure to as much as $1,000 per treatment for the back or chest.

   ScleroPLUS. The ScleroPLUS is a versatile laser combining multiple wavelengths and long pulse duration for the treatment of a broad range of benign vascular lesions and is typically sold with a DCD attachment. ScleroPLUS provides treatment of facial spider veins, port wine stains, leg telangiectasia, hemangiomas, poikiloderma, rosacea, scars, warts, stretch marks, vulvodynia and other vascular abnormalities in adults, children and infants. The practitioner selects the wavelength and energy density that are most appropriate for each patient, delivering a longer or shorter pulse duration to treat veins and lesions of different sizes, shapes, locations and depth. Most treatments of vascular lesions cost between $300 and $800 depending on the length of and type of procedure. The combination of ScleroPLUS and GentleLASE offers the capability to treat a majority of leg veins in patients seeking treatment. A predecessor product to ScleroPLUS, the SP TL-1b, is currently marketed in Japan, pending Ministry of Health approval of ScleroPLUS. The ScleroPLUS was initially cleared for marketing by the FDA in the U.S. in 1995.

   ALEXlazr and YAGlazr. We offer two types of lasers to address removal of a broad range of pigmented lesions and most tattoos.

   The ALEXlazr is a short-pulsed solid-state laser, which emits near-infrared light for the non-invasive removal of tattoo pigments and pigmented lesions such as freckles and Nevus of Ota, a bluish colored, non-vascular, pigmented lesion, generally found among the Asian population. The ALEXlazr was cleared by the FDA for marketing for these uses in the U.S. in 1994. The ALEXlazr has a fiber optic delivery system that produces an even beam distribution without hot spots. Its wavelength maximizes beam penetration, providing positive results with deeper pigments and is effective in the removal of most tattoo pigments except red.

   The YAGlazr is a short-pulsed Nd/YAG laser, which is able to emit both near infrared and green light, for the non-invasive removal of red tattoos and the treatment of brown benign pigmented lesions, such as age spots and sunspots. The YAGlazr was cleared for marketing by the FDA for these uses in the U.S. in 1994. The YAGlazr has variable pulse repetition frequency to optimize treatment time, and dual wavelengths that broaden treatment options, allowing for removal of tattoos which have red pigments as well as tattoos in darker skin types.

   SkinPLUS system with optional SkinScan. The SkinPLUS system provides skin resurfacing of the face, hands, neck and eye areas with an Er/YAG laser, an erbium laser which emits a mid-infrared light, and the treatment of fine facial veins with an optional KTP/532, Nd/YAG laser. The characteristic shallow penetration of the Er/YAG energy into the skin allows precise removal of tissue without heating adjacent tissue and also permits the treatment of delicate skin on neck and hands, as well as darker pigmented skin. Healing time following a SkinPLUS treatment is relatively rapid so that patients can return to their daily routines quickly. The SkinPLUS system was approved for marketing by the FDA in the U.S. in 1996.

   The SkinScan Computerized Pattern Scanner is an optional add-on device for the SkinPLUS system that enables the user to have a high degree of flexibility and precision when performing skin resurfacing procedures. The SkinScan was cleared for marketing by the FDA in the U.S. in 1996.

   Dynamic Cooling Device. Currently, DCD is integrated into GentleLASE, as described above, and is offered as an attachment to the ScleroPLUS. In addition, owners of earlier models of the Sclero product line can purchase DCD separately as an accessory.

   Skintonic. The Skintonic is a massage device for body and face manufactured by CFK Concepts of Valence, France. The system utilizes a variety of massage heads and varying vacuum pressure to deeply massage and stimulate local blood circulation, which helps patients look and feel better. Current regulatory claims restrict promotion for cellulite reduction. However, we are working to obtain additional marketing claims for promotion in the second half of 1999.

Marketing, Sales and Distribution

   We pursue a global marketing, sales and distribution strategy which is centrally managed out of our Wayland, Massachusetts headquarters. Separate regional managers for the Americas, Europe and the Middle East, and Asia ensure that the differing needs of each region are identified and satisfied. International sales are an important contributor to our revenue. In the first nine months of our current fiscal year, the U.S. and Canada comprised 46% of our revenue, Japan and the Far East 32%, Europe 21%, and the rest of the world 1%.

   We have stepped up our marketing efforts to increase both brand and specific product awareness. Expenditures on marketing our products and services in the first nine months of fiscal 1999 were approximately $3 million, an increase of approximately 66% over the same period in fiscal 1998. Most of this increase was used to support the growth of our sales force and new promotional activities. Our traditional marketing has concentrated on practitioners through trade shows, trade journals and workshops. Recently, we have increased our marketing directly to consumers including practice enhancement programs for practitioners, regional consumer print advertising and other media aimed at the consumer. In addition, we have allocated resources to support our new distribution relationship with PSS. We intend to increase resources dedicated to marketing to further expand support of PSS and ancillary markets as well as developing greater brand awareness by both the practitioner and the consumer.

   We sell our products through our direct sales force and a network of independent distributors. The particular mix of direct sales and distributors varies by region. Generally, our distributors enter into a two to three year exclusive agreement during which they typically agree not to sell our competitors' products. Our sales strategy is to choose the most productive and practicable distribution channel within each of our geographic markets.

   We sell products in the U.S. primarily through our direct sales force to our traditional customer base of dermatologists and plastic and cosmetic surgeons. In addition, several independent distributors enhance our coverage of this traditional customer base. In order to expand outside our traditional customer base in the U.S., we entered into a three year distribution arrangement with PSS in December 1998 that gives PSS the exclusive right to distribute the GentleLASE and ScleroPLUS to specific office-based specialists. PSS is a division of PSS World Medical, Inc., and is the largest distributor of medical supplies, equipment and pharmaceuticals to office-based physicians in the U.S. Through its nationwide sales force of 700 representatives, PSS will offer the GentleLASE and ScleroPLUS to approximately 100,000 family practice and general practice physicians, ob/gyn specialists and general and vascular surgeons. The agreement with PSS specifies that our products will be the only aesthetic and cosmetic lasers sold by PSS.

   Outside the U.S., we sell our products in Western Europe, Japan, Latin America, the Middle East and the Pacific Rim through direct sales offices and distribution relationships. We have 24 employees in our direct sales offices in Madrid, Frankfurt and Tokyo. We plan to open additional direct sales offices in Hong Kong and Osaka. We have established distribution relationships throughout Europe, Japan, Africa, Latin America and the Middle East. Outside the U.S. we currently utilize 34 distributors in 46 countries.

   The following chart shows data relating to Candela's international activities during the nine months ending March 27, 1999 and each of the last two fiscal years by geographic region. Revenue generated from regions other than the U.S. and Canada includes sales from Candela's German, Spanish and Japanese subsidiaries, as well as sales shipped directly to international locations from the U.S. Candela does not record or report, either internally or externally, operating profit or assets in the same manner it aggregates revenues.

                                                     Nine
                                                 Months Ended    Year Ended
                                                 ------------ -----------------
                                                  March 27,   June 27, June 28,
                                                     1999       1998     1997
                                                 ------------ -------- --------
Revenue:
  United States and Canada......................   $18,195    $17,248  $16,998
  Japan and Far East............................    12,956     11,267   13,792
  Europe........................................     8,496      8,232    4,415
  United States shipments to other regions of
   the world....................................       234        278      301

Service and Support

   We believe that quick and effective delivery of service is important to our customers. We strive to respond to service calls within 48 hours to minimize practitioner disruption. Our principal service center and parts depot is located at our Wayland, Massachusetts, headquarters. Parts depots are also located at our sales offices in Japan, Spain and Germany. Independent distributors maintain parts depots and service representatives adequate to cover their installed systems and have primary responsibility to service such systems. In addition, we have service representatives in each of our markets worldwide.

   Product maintenance and repair following the warranty period provides an additional recurring source of revenue. Customers may elect to purchase an extended warranty or to purchase service on a time and materials basis. Our extended warranties vary by the type of system and the level of service desired by the customer and are typically for a 12 to 24 month period after the initial warranty period expires. Initial warranties on all laser products cover parts and service for twelve months.

   Candela emphasizes education and support of its customers. Our recommended preventive maintenance, coupled with continuing technical education for service representatives, help to ensure product reliability. After a sale, the system is installed and supported by a Candela qualified service engineer. After installation of a system at the customer's location, a nurse clinician provides the practitioner with training and technical support.

Manufacturing

   We design, manufacture, assemble and test our branded products other than the SkinPLUS system at our Wayland, Massachusetts facility. Ensuring adequate and flexible production capacity, continuous cost reduction and superior product quality are top priorities of our manufacturing organization. We achieve our goals by:

  . working closely with the research and development organization, including significant early involvement in product design;

  . continually improving our just-in-time manufacturing and inventory processes; and

  . effectively managing a limited number of the most qualified suppliers.

   In March 1999, our facility was awarded the ISO 9001 certification and EN 46001 registration. ISO 9001 certification provides guidelines for the quality of company systems associated with the design, manufacturing, installation and servicing of company products. EN 46001 standards are European quality requirements specifically relating to the design of medical devices.

   Our products are manufactured with standard components and subassemblies supplied by subcontractors to our specifications. We purchase certain components and subassemblies from a limited number of suppliers, or in the case of the Alexandrite rods used in our GentleLASE and ALEXlazr products, a sole supplier.

   If our suppliers are unable to meet our requirements on a timely basis, our production could be interrupted until we obtain an alternative source of supply. To date, we have not experienced significant delays in obtaining dyes, optical and electro-optical components, electronic components and raw materials for our products.

Research and Development

   We believe that our advanced research and engineering activities are crucial to maintaining and enhancing our business and we are currently conducting research on a number of applications. We believe that our in-house research and development staff has demonstrated its ability to develop innovative new products that meet evolving market needs. Our core competencies include:

  . applied laser physics and technology;

  . new imaging methods;

  . tissue optics;

  . photochemistry; and

  . laser-tissue interaction.

   As we discover new technologies or applications with commercial potential, we assemble a team to develop the new product or application in cooperation with leading physicians and medical and research institutions. In most instances, we must receive FDA clearance before marketing new products or applications.

   Our research and development team works with our operations group to design our products for ease of manufacturing and assembly and with our marketing group to respond to market opportunities. We believe that this interaction between functional groups facilitates the introduction of new products with the right balance of features, performance, quality and cost. To date our research and development effort has relied primarily on internal development building on our core technologies, rather than through acquisition.

   In addition, Candela conducts joint research with physicians affiliated with various medical and research institutions. One example of technology developed through joint research is our DCD which was developed in conjunction with the Beckman Laser Institute at the University of California, Irvine. We anticipate continuing joint research and licensing arrangements with medical research institutions.

   As of June 15, 1999, our research and development staff consisted of 27 people, six of whom have advanced degrees including three Ph.Ds. The core members of our research and development team have been with us for an average of ten years. The significant continuity of the research and development staff has been a major factor in enabling Candela to expand. We believe our research and development staff is one of the most experienced teams in the industry.

Customers

   We currently sell our products primarily to physicians. A majority of our sales in the U.S. are financed through leasing companies. Although our sales are not dependent on any single customer or distributor, our sales to PSS have increased and we expect sales to PSS to begin to represent a significant portion of sales. Our customers are located in more than 40 countries. We have recently begun an innovative program to target the estimated 6,000 electrologists in the U.S. as potential customers for GentleLASE for hair removal, positioning GentleLASE as an adjunct to traditional electrolysis methods.

Competition

   Competition in the aesthetic and cosmetic laser industry is intense and technological developments are expected to continue at a rapid pace. Although there are over 20 manufacturers of aesthetic and cosmetic lasers, we believe that only Candela and a few others offer a broad range of products able to address multiple applications. Unlike Candela, few, if any, of our competitors focus exclusively on the cosmetic and aesthetic laser market. We believe that our principal competitors are currently Coherent and ESC Medical Systems. We compete on the basis of proprietary technology, product features, performance, service, price and reputation. Some of our competitors have greater financial, marketing and technical resources than we do. In addition, some competitors have developed, and others may attempt to develop, products with applications similar to ours.

   We believe that many factors will affect our competitive position in the future, including our ability to:

  . develop and manufacture new products that meet the needs of our markets;

  . respond to competitive developments and technological changes;

  . manufacture our products at lower cost;

  . retain a highly qualified research and engineering staff; and

  . provide sales and service to a worldwide customer base.

Proprietary Rights

   We own several U.S. and foreign patents and have four U.S. and one foreign patent applications pending to protect our rights in certain technical aspects of our hair removal, benign vascular lesion, pigmented lesion and other laser systems. The expiration dates for our issued U.S. patents range from December 8, 2006 to February 5, 2017.

   In addition to our portfolio of patents issued and pending, we license patented technology from third parties. We use DCD under an exclusive license agreement to patent rights owned by the Regents of the University of California. In October 1998, we entered into an amendment of the license agreement which now gives us an exclusive right under the Regents' patent to make, use and sell the dynamic cooling technology in all fields of use. However, this amendment also imposes an obligation to negotiate sublicensing agreements with third parties, subject to certain minimum terms and conditions. If we do not enter into sublicenses with such third parties within certain time periods, the Regents may then grant license rights to them directly, provided that Candela will receive 50% of all revenues received under such licenses. To date, no such sublicenses or further licenses have been granted by us or the Regents.

   We rely primarily on a combination of patent, copyright and trademark laws to establish and protect our proprietary rights. We also rely on trade secret laws, confidentiality procedures and licensing arrangements to establish and protect our technology rights. In addition, we seek to protect our proprietary rights by using confidentiality agreements with employees, consultants, advisors and others. We can't be certain that these agreements will adequately protect our proprietary rights in the event of any unauthorized use or disclosure, that our employees, consultants, advisors or others will maintain the confidentiality of such proprietary information, or that our competitors will not otherwise learn about or independently develop such proprietary information.

   Despite our efforts to protect our intellectual property, unauthorized third parties may attempt to copy aspects of our products, to violate our patents or to obtain and use our proprietary information. In addition, the laws of some foreign countries do not protect our intellectual property to the same extent as do the laws of the U.S. The loss of any material trademark, trade name, trade secret or copyright could hurt our business, results of operations and financial condition.

   We believe that our products do not infringe the rights of third parties. However, we can't be certain that third parties will not assert infringement claims against us in the future or that any such assertion will not result in costly litigation or require us to obtain a license to third party intellectual property. In addition, we can't be certain that such licenses will be available on reasonable terms or at all, which could hurt our business, results of operations and financial condition.

Government Regulation

   FDA's Premarket Clearance and Approval Requirements. Unless an exemption applies, each medical device that we wish to market in the U.S. must receive either "510(k) clearance" or "PMA approval" in advance from the U.S. Food and Drug Administration pursuant to the Federal Food, Drug, and Cosmetic Act. The FDA's 510(k) clearance process usually takes from four to twelve months, but it can last longer. The process of obtaining PMA approval is much more costly, lengthy and uncertain and generally takes from one to three years or even longer. We can't be sure that 510(k) clearance or PMA approval will ever be obtained for any product we propose to market.

   The FDA decides whether a device must undergo either the 510(k) clearance or PMA approval process based upon statutory criteria. These criteria include the level of risk that the agency perceives is associated with the device and a determination whether the product is a type of device that is similar to devices that are already legally marketed. Devices deemed to pose relatively less risk are placed in either class I or II, which requires the manufacturer to submit a premarket notification requesting 510(k) clearance, unless an exemption applies. The premarket notification must demonstrate that the proposed device is "substantially equivalent" in intended use and in safety and effectiveness to a legally marketed "predicate device" that is either in class I, class II, or is a "preamendment" class III device (i.e., one that was in commercial distribution before May 28, 1976) for which the FDA has not yet decided to require PMA approval.

   After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance. The FDA requires each manufacturer to make this determination in the first instance, but the FDA can review any such decision. If the FDA disagrees with a manufacturer's decision not to seek a new 510(k) clearance, the agency may retroactively require the manufacturer to submit a premarket notification requiring 510(k) clearance. The FDA also can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance is obtained. We have modified some of our 510(k) cleared devices but have determined that, in our view, new 510(k) clearances are not required. We can't be certain that the FDA would agree with any of our decisions not to seek 510(k) clearance. If the FDA requires us to seek 510(k) clearance for any modification, we also may be required to cease marketing and/or recall the modified device until we obtain a new 510(k) clearance.

   Devices deemed by the FDA to pose the greatest risk such as life-sustaining, life-supporting or implantable devices, or deemed not substantially equivalent to a legally marketed predicate device, are placed in class III. Such devices are required to undergo the PMA approval process in which the manufacturer must prove the safety and effectiveness of the device to the FDA's satisfaction. A PMA application must provide extensive preclinical and clinical trial data and also information about the device and its components regarding, among other things, manufacturing, labeling and promotion. After approval of a PMA, a new PMA or PMA supplement is required in the event of a modification to the device, its labeling or its manufacturing process.

   A clinical trial may be required in support of a 510(k) submission or PMA application. Such trials generally require an Investigational Device Exemption application approved in advance by the FDA for a limited number of patients, unless the product is deemed a nonsignificant risk device eligible for more abbreviated IDE requirements. The IDE application must be supported by appropriate data, such as animal and laboratory testing results. Clinical trials may begin if the IDE application is approved by the FDA and the appropriate institutional review boards at the clinical trial sites.

   To date, the FDA has deemed our products to be class II devices eligible for the 510(k) clearance process. We believe that most of our products in development will receive similar treatment. However, we can't be certain that FDA will not deem one or more of our future products to be a class III device and impose the more burdensome PMA approval process.

   Pervasive and Continuing FDA Regulation. A host of regulatory requirements apply to marketed devices such as our laser products, including labeling regulations, the Quality System Regulation (which requires manufacturers to follow elaborate design, testing, control, documentation and other quality assurance procedures), the Medical Device Reporting regulation (which requires that manufacturers report to the FDA certain types of adverse events involving their products), and the FDA's general prohibition against promoting products for unapproved or "off label" uses. Class II devices such as ours also can have special controls such as performance standards, postmarket surveillance, patient registries, and FDA guidelines that do not apply to class I devices. Unanticipated changes in existing regulatory requirements or adoption of new requirements could hurt our business, financial condition and results of operations.

   We are subject to inspection and market surveillance by the FDA for compliance with regulatory requirements. If the FDA finds that we have failed to comply with applicable requirements, the agency can institute a wide variety of enforcement actions. The FDA sometimes issues a public warning letter, but also may pursue more drastic remedies, such as refusing our requests for 510(k) clearance or PMA approval of new products, withdrawing product approvals already granted to us, requiring us to recall products or asking a court to require us to pay civil penalties or criminal fines, adhere to operating restrictions or close down our operations. Ultimately, criminal prosecution is available to FDA as punishment for egregious offenses. Any FDA enforcement action against us could hurt our business, financial condition and results of operation.

   Other U.S. Regulation. We also must comply with numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and hazardous substance disposal. We can't be sure that we will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not hurt our business, financial condition and results of operations.

   Foreign Regulation. International sales are subject to foreign government regulation, the requirements of which vary substantially from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA approval, and the requirements may differ. Companies are now required to obtain the CE Mark prior to sale of certain medical devices within the EU. During this process, the sponsor must demonstrate compliance with ISO manufacturing and quality requirements. In addition, Candela is currently awaiting Ministry of Health approval in Japan to market the ScleroPLUS and has recently received Ministry of Health approval in Brazil to market GentleLASE, ScleroPLUS and ALEXlazr.

   Candela and its products may also be subject to other federal, state, local or foreign regulations relating to health and safety, environmental matters, quality assurance and the like. Candela's compliance with laws that regulate the discharge of materials into the environment or otherwise relate to the protection of the environment does not have a material effect on its ongoing operations. Candela has not made any material expenditures for environmental control facilities.

Product Liability and Warranties

   Our products are generally warranted for a period of one year. We set aside a reserve based on anticipated warranty claims. We believe such reserves to be adequate, but in the event of a major product problem or recall, such reserve may be inadequate to cover all costs, and such an event could have a material adverse effect on our business, financial condition and results of operations.

   Our business involves the inherent risk of product liability claims. We maintain appropriate product liability insurance with respect to its products with a coverage limit of $13 million in the aggregate. We cannot be certain that with respect to our current or future products, such insurance coverage will continue to be available on terms acceptable to us or that such coverage will be adequate for liabilities that may actually be incurred.

The Skin Care Centers

   In June 1996, we began an effort to own and operate skin care centers offering cosmetic laser treatments utilizing our equipment along with other cosmetic services traditionally offered by high-end spas. We pursued this strategy by purchasing an operating spa in Boston in 1996. In March 1997 we opened a new facility in Scottsdale, Arizona with no pre-existing customer base. We subsequently decided to reduce our focus on our skin care center efforts.

Employees

   As of June 15, 1999, we employed 275 people in the following areas of our organization:

  . 27 in research, development and engineering;

  . 51 in manufacturing and quality assurance;

  . 23 in service positions;

  . 30 in sales and marketing;

  . 16 in finance and administrative positions;

  . 106 in our clinic and health spa subsidiary, including both full and part-time employees; and

  . 22 in our international sales and service subsidiaries.

Properties

   We lease a facility totaling approximately 35,000 square feet for our operations in Wayland, Massachusetts, which is located approximately 20 miles west of Boston. The lease on this facility was amended in April 1998 extending the expiration date to March 2003. We believe that our current facilities are suitable for our near-term needs.

   The Company's subsidiary, Candela Skin Care Centers, Inc., currently leases the following facilities:

     (1) Candela Skin Care Center of Scottsdale, Inc., 7,555 square feet located at 6939 E. Main Street, Scottsdale, AZ. The lease on this facility is for a period of ten years, expiring on June 30, 2006, with a provision for two five-year extensions; and

     (2) Candela Skin Care Center of Boston, Inc., 20,728 square feet located at 28 Arlington Street, Boston, MA. The lease on this facility is for a period of 15 years, and commenced on June 1, 1994.

Legal Proceedings

   On March 5, 1999, New Star Lasers, Inc. and its subsidiary Laser Aesthetics, Inc. filed a complaint in the U.S. District Court for the Eastern District of California against The Regents of the University of California (the "Regents"), the Beckman Laser Institute and Medical Clinic ("Beckman") and Candela. In the complaint, New Star Lasers is seeking a declaration that its technology does not infringe the Regents' patent pertaining to dynamic cooling technology to which we are a licensee, or in the alternative that the patent is invalid and not infringed by the plaintiff's technology. The complaint also includes various tort claims against us and contract-related claims against the Regents and Beckman. The complaint asserts that we interfered with the licensing of the dynamic cooling technology to the plaintiffs. The complaint seeks unspecified general, special, punitive and exemplary damages plus costs and attorneys' fees against Candela as well as the "disgorgement" of any benefit received by Candela as a result of the alleged receipt of any of New Star Lasers' trade secrets from Beckman and the Regents. We intend to defend this matter vigorously and have filed a motion to dismiss the case on jurisdictional grounds. That motion is pending. We believe that an adverse outcome of New Star Lasers' tort claims against Candela will not have a material adverse effect on our operations and financial condition. However, if New Star Lasers were to obtain a declaration that the Regents' patent under which the DCD was developed is not valid or enforceable, we would have to discontinue the sale of its DCD or obtain a license to permit continuing sales, and either outcome could adversely impact our operations and financial condition. The Regents have requested that we indemnify them in connection with this litigation pursuant to the license agreement between the Regents and Candela. We have rejected this request.

   From time to time, we are a party to various legal proceedings incidental to our business. We believe that none of the other presently pending legal proceedings will have a material adverse effect upon our financial position, results of operation, or liquidity.

                                   MANAGEMENT

   The current directors and executive officers of Candela are as follows:

  Name                     Age                     Position
  ----                     ---                     --------
Gerard E. Puorro..........  52 President, Chief Executive Officer and Director

F. Paul Broyer............  50 Senior Vice President, Finance and
                               Administration, Chief Financial Officer and
                               Treasurer

James C. Hsia, Ph.D.......  53 Senior Vice President, Research

William D. Spies..........  49 Senior Vice President, Marketing Sales and
                               Service

Jay D. Caplan.............  37 Vice President, Operations

Timothy P. Costello.......  39 Vice President, Marketing

William B. Kelley.........  43 Vice President, North American and Latin
                               American Sales

William McGrail...........  38 Vice President, Development Engineering

Toshio Mori...............  47 Vice President, President of Candela K.K.

Robert J. Wilber..........  39 Vice President, Worldwide Service

Kenneth D. Roberts........  66 Chairman of the Board of Directors

Theodore G. Johnson.......  66 Director

Douglas W. Scott..........  52 Director

Richard J. Cleveland,       67 Director
 M.D......................

Robert E. Dornbush........  52 Director

Nancy Nager, R.N., B.S.N,   48 Director
 M.S.N....................

   Each member of Candela's board of directors is elected at the annual meeting of stockholders and holds office until the next annual meeting and until his or her successor is elected and qualified. A director is chosen to fill a vacancy on the board and will hold office until the next annual meeting and until his or her successor is elected and qualified.

   Mr. Gerard E. Puorro was appointed a Director of Candela in September 1991. Mr. Puorro has been President and Chief Executive Officer of Candela since April 1993. From April 1989 until April 1993, Mr. Puorro was Senior Vice President and Chief Financial Officer of Candela. Mr. Puorro was elected Treasurer in April 1991 and Chief Operating Officer in December 1992. Prior to joining Candela and since 1982, he was Vice President and Controller at Massachusetts Computer Corporation, a manufacturer of micro-supercomputers.

   Mr. F. Paul Broyer was appointed Senior Vice President, Finance and Administration, Chief Financial Officer and Treasurer in July 1998. Mr. Broyer joined Candela in October 1996 as Vice President and Chief Financial Officer. Prior to joining Candela, Mr. Broyer held the position of Vice President Finance at Integrated Genetics from 1994 to 1996. From 1987 until 1994 Mr. Broyer was Corporate Controller for Laserdata, Inc. and held earlier positions with Avatar Technologies and Data General Corporation.

   James C. Hsia, Ph.D. has been Senior Vice President, Research of Candela since July 1991. He has been with Candela since October 1985, and was previously Vice President, Research and Development. Prior to joining Candela, and since 1982, he was Vice President, Research and Development at Laser Science, Inc.

   Mr. William D. Spies joined Candela in July 1998, as Senior Vice President, Marketing, Sales and Service. Prior to joining Candela, and since 1996, Mr. Spies held the position of Director, Business Development with the Cordis medical device unit of Johnson & Johnson. From 1988 to 1996 Mr. Spies held the positions of

Executive Vice President/General Manager and Vice President Sales and Marketing with Seiko Optical Products. Previously Mr. Spies held a position with Corning, Inc.

   Mr. Jay D. Caplan was appointed Vice President, Operations in February 1997, after serving as Vice President, Manufacturing since December 1995. He has been with Candela since September 1988 and was previously Senior Director, Corporate Planning/Business Development. From 1988 to 1993, Mr. Caplan held the positions of Product Director, International Controller, Manager, Financial Planning and Analysis and Planning Associate. Prior to joining Candela, Mr. Caplan held positions at Xerox Corporation and the United States Air Force.

   Mr. Timothy P. Costello joined Candela in December 1998 as Vice President, Worldwide Marketing. Prior to joining Candela, and since 1996, Mr. Costello held the position of Vice President, Marketing with ESC Medical Systems, Inc. From 1989 until 1996, Mr. Costello held a number of product and marketing manager positions at Mentor Corporation.

   Mr. William B. Kelley was named Vice President of North American and Latin American Sales in July 1998. Mr. Kelley was previously Vice President, North American Sales and Service from April 1993 through June 1998. From January 1993 until April 1993 he was Vice President, Domestic Sales. He has been with Candela since 1987 and previously held the positions of National Sales Manager and Eastern Regional Sales Manger. Prior to joining Candela, Mr. Kelley held a number of sales and sales management positions in the medical industry.

   Mr. William McGrail was named Vice President, Development Engineering in July 1998. Previously, Mr. McGrail served in the position of Director of Engineering since August 1994. From 1987 to 1992, he held the positions of Senior Software Engineer and Software Design Engineer. Prior to joining Candela, Mr. McGrail was employed by Raytheon Corporation.

   Mr. Toshio Mori was named Vice President, President of Candela K.K. in July 1998, after serving as President and Representative Director of Candela K.K. since September 1996. Previously Mr. Mori held the positions of Director of Candela K.K. from September 1992 to September 1996, and General Manager from September 1989 to September 1992. From 1976 to 1989, he was employed by Sansui Electric Co. Ltd. in Tokyo.

   Mr. Robert J. Wilber was appointed Vice President, Worldwide Service in August 1997, after serving as Director of Worldwide Service since October 1993. He has been with Candela since September 1989 and was previously a Finance Group Director. From 1989 to 1992 Mr. Wilber held the positions of International Accounting Manager, Customer Service Manager and Director of Financial Planning and Analysis. Prior to joining Candela, Mr. Wilber held positions at Sony Corporation of America, Massachusetts Computer Corporation and National Semiconductor/Data Terminal Systems.

   Mr. Kenneth D. Roberts has been a Director of Candela since August 1989 and Chairman of the Board of Directors since November 1991. From November 1992 to June 1995, Mr. Roberts was employed on a part-time basis as Vice President and Chief Financial Officer of Foster-Miller, Inc., an engineering services company. Since December 1988, he has been an independent management and financial consultant. From July 1986 to December 1988, Mr. Roberts was Vice President, Treasurer and Chief Financial Officer of Massachusetts Computer Corporation, a manufacturer of micro-supercomputers. Prior to that time and for many years, he was Senior Vice President and Treasurer of Dynatech Corporation, a provider of diversified high technology products and services.

   Mr. Theodore G. Johnson has been a Director of Candela since February 1988. From 1983 until 1991, he managed his own venture capital and consulting business, Prelude Management, Inc. Since that time, he has been an active venture investor and director of a number of companies. Prior to that and for 25 years, he was a Vice President at Digital Equipment Company. Mr. Johnson is currently a Director of Kronos, Inc., Gensym, Inc. and a number of private companies including Enrollment Collaborative, Inc., a computer-based college application service.

   Mr. Douglas W. Scott has been a Director of Candela since September 1991. Since 1985, Mr. Scott has been a partner with Phildius, Kenyon & Scott, a health care consulting and investment firm. Mr. Scott is currently President, Chief Operating Officer and Director of Avitar, Inc., a publicly held health care company. Mr. Scott also served as Chief Executive Officer of Avitar from December 1989 through April 1991.

   Richard A. Cleveland, M.D. was appointed a Director of Candela in April 1994. He has been Professor of Surgery at Tufts University School of Medicine since 1972. In 1986, he was appointed the Andrews Professor of Surgery at the same institution. From 1975 to 1993, Dr. Cleveland was Chairman of the Department of Surgery and Surgeon-in-Chief at the New England Medical Center and a member of the staff of several hospitals in the Boston area. He is presently Secretary-Treasurer of the American Board of Thoracic Surgery and has held numerous positions in a variety of other professional associations.

   Mr. Robert E. Dornbush was appointed a Director of Candela in January 1995. He has been a principal in Dorn Associates, Ltd., a health care consulting firm, since 1992. In that capacity, he served as a materials management consultant for Kaiser Permanente from 1994 through 1995. Prior to that time, Mr. Dornbush was President of UNIT Consulting Group. From 1978 through 1991, Mr. Dornbush held the positions of President and Chief Executive Officer at Itel Distribution Systems, Inc. and The Dornbush Group, Inc. Mr. Dornbush also is currently a partner in five real estate entities: Pratezk Partners, Double M Investments, Dom Associates, Westside Development and Lewis, Wolcott and Dornbush Real Estate, Inc. Mr. Dornbush has informed Candela that he will retire from Candela's Board of Directors upon the effectiveness of this prospectus.

   Nancy Nager, R.N., B.S.N., M.S.N. was appointed a Director of Candela in February 1999. From 1990 until the present, Ms. Nager has been the Principal and CEO of Specialized Health Management, Inc., a privately held behavioral heath care corporation. Ms. Nager also founded and directs Specialized HomeCare, Inc., Specialized Billing Services, Inc. and Seniorlink, an information, referral and resource corporation. Prior to that, Ms. Nager was the Chief Operating Officer of Charles River Hospital, a private psychiatric facility in Wellesley, where she previously held a number of positions in nursing and administration from 1976 through 1990. Ms. Nager also provided corporate consulting to the hospital's parent company Community Care Systems, Inc. from 1990 through 1992.

                                AUDIT COMMITTEE

   Currently, our Audit Committee consists of Robert E. Dornbush and Kenneth D. Roberts. The Audit Committee meets with management and our independent accountants to determine the adequacy of our internal controls and financial reporting, recommends to the full Board of Directors the appointment of independent accountants and reviews our long-term financial plans and makes recommendations to the full Board of Directors for approval and to authorize action.

                             COMPENSATION COMMITTEE

   Currently our Compensation Committee consists of Richard J. Cleveland, M.D. and Douglas W. Scott. The Compensation Committee reviews and makes decisions regarding our compensation policies, and the amounts and forms of compensation to be provided to executive officers, which generally include annual salaries and bonuses, equity awards and other incentive compensation arrangements. As part of the foregoing, the Compensation Committee administers our various employee equity compensation plans.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   None of our executive officers serves as a member of the board of directors or the Compensation Committee of any other company that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. None of our employees or current or former officers are members of our Compensation Committee.

                             DIRECTOR COMPENSATION

   Directors who are not employees of Candela receive a fee of $750 per meeting of the Board of Directors or committee meeting thereof if held separately. Directors are also reimbursed for out-of-pocket expenses incurred in connection with the performance of their duties as a director.

   On May 10, 1990, the Board of Directors adopted the 1990 Non-Employee Director Stock Option Plan, which the shareholders approved on November 13, 1990. This plan, which was superseded by the 1993 Non-Employee Director Stock Option Plan, provided for the issuance of options to purchase up to 60,000 shares of our common stock. Under this plan, each director who is neither an employee nor officer of Candela received a one-time grant of an option to purchase 10,000 shares of common stock at an exercise price equal to the fair market value on the date of grant. The options generally vest in equal amounts over a period of four years, expire after seven years and are nontransferable. Including cancellations, options for the purchase of 66,500 shares were granted at exercise prices ranging from $3.25 to $14.50 per share.

   On June 2, 1993, the Board of Directors adopted the 1993 Non-Employee Director Stock Option Plan, which the shareholders approved on November 18, 1993. This plan provides for the issuance of options to purchase up to 80,000 shares of common stock. Under this plan, each director who is neither an employee nor an officer of Candela receives a one-time grant of an option to purchase 10,000 shares of common stock at an exercise price equal to the fair market value on the date of grant. The options generally vest in equal amounts over a period of two years, expire after ten years and are nontransferable. We have granted options for the purchase of 60,000 shares at exercise prices ranging from $1.625 to $8.00 per share.

   On December 24, 1996, Richard J. Cleveland, M.D., a director of Candela, was granted non-statutory options to purchase 20,000 shares of the common stock of Candela Skin Care Centers, Inc., at an exercise price of $1.00. On August 21, 1997, we converted these options, along with all options granted under the CSCC Plan at the rate of 0.21053 Candela options for each CSCC option. Dr. Cleveland realized options to purchase 4,211 shares of the Candela's common stock at an exercise price of $4.75 per share as a result of this conversion.

   On August 14, 1997, Non-Qualified Options to purchase 10,000 shares of our common stock were granted to each of Theodore G. Johnson, Kenneth D. Roberts, Richard J. Cleveland, Douglas W. Scott and Robert E. Dornbush, at an exercise price of $4.688 per share, such price being the market price of the common stock on the date of the grant. These Non-Qualified Options were granted pursuant to our 1989 Stock Plan and vest in equal amounts over two years, provided that each such optionee continues to serve as a director of the Company.

   On August 21, 1997, Candela granted Richard J. Cleveland options to purchase 4,000 shares at $7.00 per share. These options are fully vested and have a term of ten years.

   On September 30, 1998, Non-Qualified Options to purchase 5,000 shares of our common stock were granted to each of Theodore G. Johnson, Kenneth D. Roberts, Richard J. Cleveland, Douglas W. Scott and Robert E. Dornbush, at an exercise price of $3.63 per share, such price being the market price of the common stock on the date of the grant. These Non-Qualified Options were granted pursuant to our 1989 Stock Plan and vest in equal 50% amounts on each of the first and second anniversaries of the date of the grant, provided that each such optionee continues to serve as a director of Candela on such anniversary date.

   On January 12, 1999, Non-Qualified Options to purchase 5,000 shares of our common stock were granted to each of Theodore G. Johnson, Kenneth D. Roberts, Richard J. Cleveland, Douglas W. Scott and Robert E. Dornbush, at an exercise price of $7.00 per share, such price being the market price of the common stock on the date of the grant. These Non-Qualified Options were granted pursuant to our 1998 Stock Plan and are fully vested.

                             EXECUTIVE COMPENSATION

   The following table sets forth certain information with respect to the compensation paid or accrued by us for services rendered to Candela, in all capacities, for the year ended June 27, 1998 by our Chief Executive Officer (the "CEO") and our four other most highly paid executive officers, in each case whose total salary and bonus exceeded $100,000 during the year ended June 27, 1998 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                     Long-term
                                     Annual Compensation(1)        Compensation
                               ---------------------------------- ---------------
  Name And Principal    Fiscal                     Other Annual      Awards(2)       All Other
       Position          Year  Salary($) Bonus($) Compensation($) Options/SARS(#) Compensation($)
  ------------------    ------ --------- -------- --------------- --------------- ---------------
Gerard E. Puorro.......  1998   237,500      --       114,885(3)       10,527(4)       4,972(5)
 Chief Executive Offi-
  cer,                   1997   209,792      --        15,000(3)      100,000(4)       3,046(5)
 President and Director  1996   207,615      --        15,000(3)       50,000(4)       2,376(5)

James C. Hsia, Ph.D....  1998   155,000  105,188          --           33,000(6)       2,942(7)
 Senior Vice President,  1997   141,686      --           --           20,000(6)       2,935(7)
  Research               1996   131,019      --           --           40,000(6)       2,470(7)
William B. Kelley......  1998   163,942   65,188          --              --           2,443(8)
 Vice President, North   1997   156,988      --           --           25,000          2,401(8)
 American Sales and      1996   135,520      --           --              --           1,934(8)
  Service
Jay D. Caplan..........  1998   130,000   54,674          --            5,000          2,100(10)
 Vice President,         1997   120,000      --           --           20,000(9)       1,920(10)
  Operations             1996   102,500      --           --           12,525(9)         --
Robert J. Wilber.......  1998   108,844   46,772          --           15,000          8,009(11)
 Vice President,         1997    93,301      --         5,000             --          12,433(11)
  Worldwide Service
                         1996    86,554      --           --            3,250          8,956(11)

--------
 (1) Excludes perquisites and other personal benefits, the aggregate annual amount of which for each officer was less than the lesser of $50,000 or 10% of the total salary and bonus reported for the named executive officer.
 (2) We did not grant any restricted stock awards or stock appreciation rights ("SARs") or make any long-term incentive plan pay-outs during the fiscal years 1998, 1997 or 1996.
 (3) Fiscal years 1998, 1997 and 1996, each includes $15,000 for debt forgiveness. Fiscal 1998 also includes incentive bonus of $99,885.
 (4) Options granted in fiscal 1996 for the purchase of 50,000 shares in Candela Skin Care Centers, Inc., a subsidiary, were converted to 10,527 during fiscal 1998. All rights and interests in options granted in fiscal 1997 to purchase 100,000 shares at $7.50 per share were forfeited during fiscal 1998.
 (5) For fiscal 1998, includes $2,375 in matching contributions by us pursuant to our 401(k) Plan, $766 in life insurance premiums paid by us for the benefit of Mr. Puorro, and $1,831 for an automobile we provided. For fiscal 1997, includes $2,320 in matching contributions by us pursuant to our 401(k) Plan and $726 in life insurance premiums paid by us for the benefit of Mr. Puorro. For fiscal 1996, includes $1,717 in matching contributions by us pursuant to our 401(k) Plan and $659 in life insurance premiums paid by us for the benefit of Mr. Puorro.

 (6) During fiscal 1998 options granted in fiscal 1991 to purchase 8,000 shares of stock at $8.75 and options granted in fiscal 1992 to purchase 25,000 shares of stock were repriced at $3.25 per share. All rights and interests in options granted in fiscal 1996 to purchase 15,000 shares at $9.875 per share and options granted in fiscal 1997 to purchase 20,000 shares at $7.50 were forfeited during fiscal 1998.
 (7) For fiscal 1998, includes $2,144 in matching contributions by us pursuant to our 401(k) Plan and $798 in life insurance premiums paid by us for the benefit of Dr. Hsia. For fiscal 1997, includes $2,175 in matching contributions by us pursuant to our 401(k) Plan and $760 in life insurance premiums paid by us for the benefit of Dr. Hsia. For fiscal 1996, includes $1,773 in matching contributions by us pursuant to our 401(k) Plan and $697 in life insurance premiums paid by us for the benefit of Dr. Hsia.
 (8) For fiscal 1998, includes $2,325 in matching contributions by us pursuant to our 401(k) Plan and $118 in life insurance premiums paid by us for the benefit of Mr. Kelley. For fiscal 1997, includes $2,291 in matching contributions by us pursuant to our 401(k) Plan and $110 in life insurance premiums paid by us for the benefit of Mr. Kelley. For fiscal 1996, includes $1,837 in matching contributions by us pursuant to our 401(k) Plan and $97 in life insurance premiums paid by us for the benefit of Mr. Kelley.
 (9) All rights and interests in options granted in fiscal 1996 to purchase 10,000 shares at $9.875 per share and options granted in fiscal 1997 to purchase 20,000 shares at $7.50 were forfeited during fiscal 1998.
(10) For fiscal 1998, includes $1,950 in matching contributions by us pursuant to our 401(k) Plan and $150 in life insurance premiums paid by us for the benefit of Mr. Caplan. For fiscal 1997, includes $1,771 in matching contributions by us pursuant to our 401(k) Plan and $149 in life insurance premiums paid by us for the benefit of Mr. Caplan.
(11) For fiscal 1998, includes $1,533 in matching contributions by us pursuant to our 401(k) Plan and $6,476 in commissions paid on service contracts sold to customers. For fiscal 1997, includes $1,639 in matching contributions by us pursuant to our 401(k) Plan and $10,794 in commissions paid on service contracts sold to customers. For fiscal 1996, includes $1,406 in matching contributions by us pursuant to our 401(k) Plan and $7,550 in commissions paid on service contracts sold to customers.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

   The following table sets forth grants of stock options pursuant to our 1989 Stock Plan during the fiscal year ended June 27, 1998 to the Named Executive Officers listed in the Summary Compensation Table above.

                                                                    Potential
                                                                    Realizable
                                                                     Value at
                                                                  Assumed Annual
                                                                  Rates of Stock
                                                                      Price
                                                                   Appreciation
                                   Individual Grants              for Options(1)
                        ----------------------------------------- --------------
                                  Percent of
                                    Total
                                   Options/
                                   Granted
                                      to     Exercise
                         Option   Employees   of Base
                        Granted   in Fiscal    Price   Expiration
Name                      (#)        Year    ($/Share)    Date      5%     10%
----                    --------  ---------- --------- ---------- ------ -------
Gerard E. Puorro......  10,527(2)    5.43%      4.75    8/21/07   31,447  79,692
James C. Hsia, Ph.D...  33,000(3)   17.03%      3.25    4/24/08   67,449 170,929
William B. Kelley.....       --       --         --         --       --      --
Jay D. Caplan.........     5,000     2.58%     4.688    8/14/07   14,741  37,357
Robert J. Wilber......    15,000     7.74%     4.688    8/14/07   44,224 112,072

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

--------
(1) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on our common stock, as the case may be, over the term of the options. These numbers are calculated based on rules promulgated by the SEC and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of such exercise and the future performance of our common stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.
(2) These options were granted in fiscal 1996 for the purchase of 50,000 shares in Candela Skin Care Centers, Inc., a subsidiary of Candela, and converted to 10,527 options in Candela on August 21, 1997. These options have a term of ten years from the date of conversion, become exercisable one year from the date of conversion, and qualify as incentive stock options under
    Section 422 of the Internal Revenue Code.
(3) Options for 8,000 shares, granted in fiscal 1991 at $8.75 per share were repriced on April 27, 1998, have a term of 10 years from the date of repricing, and are 100% vested at the date of repricing. Options for 25,000 shares, granted in fiscal 1992 at $8.125 per share were repriced on April 27, 1998, have a term of 10 years from the date of repricing, and are 100% vested at the date of repricing.

                  OPTION EXERCISES AND FISCAL YEAR END VALUES

   The following table sets forth information with respect to options to purchase our common stock granted under the 1987 Stock Option Plan and 1989 Stock Plan including (1) the number of shares purchased upon exercise of options in the most recent fiscal year, (2) the net value realized upon such exercise, (3) the number of unexercised options outstanding at June 27, 1998, and (4) the value of such unexercised options at June 27, 1998:

             AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                          JUNE 27, 1998 OPTION VALUES

                                                       Number of
                                                      Unexercised           Value of Unexercised
                            Shares                Options at June 27,       in-the-Money Options
                           Acquired    Value           1998 (#)            at June 27, 1998 ($)(2)
                              on      Realized -------------------------- -------------------------
Name                     Exercise (#)  ($)(1)  Exercisable  Unexercisable Exercisable Unexercisable
----                     ------------ -------- -----------  ------------- ----------- -------------
Gerard E. Puorro........     --         --       155,000(3)    35,527(3)     4,725        1,575
James C. Hsia, Ph.D.....     --         --        76,796(4)       -- (4)       --           --
William B. Kelley.......     --         --        60,464       23,750          850          315
Jay D. Caplan...........     --         --         4,525(5)     5,000(5)       --           --
Robert J. Wilber........     --         --         8,750       17,500        2,033        2,033

--------
(1) Named Executive Officers will receive cash only if and when they sell the securities issued upon exercise of the options and the amount of cash received by such individuals is dependent on the value of such securities at the time of such sale, if any.
(2) Value is based on the difference between option grant price and the fair market value at 1998 fiscal year end ($2.813 per share as quoted on the NASDAQ Stock Market at the close of trading on June 26, 1998) multiplied by the number of shares underlying the option.
(3) All rights and interests in options granted in fiscal 1997 to purchase 100,000 shares at $7.50 per share were forfeited during fiscal 1998.
(4) All rights and interests in options granted in fiscal 1996 to purchase 15,000 shares at $9.875 per share and options granted in fiscal 1997 to purchase 20,000 shares at $7.50 were forfeited during fiscal 1998.
(5) All rights and interests in options granted in fiscal 1996 to purchase 10,000 shares at $9.875 per share and options granted in fiscal 1997 to purchase 20,000 shares at $7.50 were forfeited during fiscal 1998.

                              CERTAIN TRANSACTIONS

   In October 1998 we entered into a Note and Warrant Purchase Agreement with Massachusetts Capital Resource Company, William D. Witter and Michael D. Witter pursuant to which we issued an aggregate of $3.7 million in subordinated term notes and granted warrants to purchase an aggregate of 370,000 shares of our common stock at $4.00 per share. Of the total, William D. Witter, an affiliate, received a subordinated term note in the amount of $500,000 and a warrant to purchase 50,000 shares of our common stock.

                           TEN YEAR OPTION REPRICINGS

   The following table sets forth information concerning the repricing of stock options held by certain executive officers of Candela since June 27, 1988, the date of our initial public offering, including (1) the date of repricing; (2) the number of shares subject to repricing; (3) the market price at the time of repricing; (4) the exercise price prior to repricing; (5) the new exercise price; and (6) the original option term remaining at the date of repricing.


                                      No. of                                                 Length of
                                    Securities   Market Price                              Original term
                                    Underlying    of Stock at  Exercise Price              Remaining at
                                   Options/SAR's    Time of      at Time of                   Date of
                          Date of   Repriced or  Repricing or    Repricing    New Exercise Repricing of
Name                     Repricing  Amended (#)  Amendment ($) Amendment ($)     Price       Amendment
----                     --------- ------------- ------------- -------------- ------------ -------------
Gerard E. Puorro........  7/21/95      5,000        3.1875         5.625         3.1875     3.7 years
                          7/21/95     25,000        3.1875         8.750         3.1875     5.9 years
James C. Hsia, Ph.D.....  4/27/98      8,000        3.25           8.75          3.25       3.0 years
                          4/27/98     25,000        3.25           8.125         3.25       3.75 years
William B. Kelley.......  8/10/89      1,200        7.375          9.625         7.375      9 years
                          7/21/95      7,000        3.1875         8.50          3.1875     6 years
                          7/21/95      6,000        3.1875         8.125         3.1875     6 years
                          7/21/95      1,514        3.1875         5.50          3.1875     8.4 years
Robert J. Wilber........  7/21/95        750        3.1875         6.82          3.1875     4.25 years
                          7/21/95      1,500        3.1875         8.50          3.1875     6.1 years
                          7/21/95      1,000        3.1875         8.125         3.1875     6.5 years
Jay D. Caplan...........  7/21/95        525        3.1875         5.75          3.1875     3.9 years
                          7/21/95      2,000        3.1875         8.50          3.1875     6 years

Compensation Committee Report on Option Repricing.

   On April 27, 1998, the Stock Option and Compensation Committee of Candela's board of directors (the "Compensation Committee") and the board approved a reduction in the exercise price of certain outstanding stock options held by James C. Hsia, Ph.D., Senior Vice President of Candela to $3.25 per share, the fair market value of Candela's common stock on April 27, 1998. These options were granted in fiscal year 1991 and fiscal year 1992 at exercise prices ranging from $8.125 to $8.75 per share. Terms and conditions of the repriced options reflect full vesting at the time of repricing, with a term of 10 years.

   As set forth in Candela's stock option plans, stock options are intended to provide incentives to Candela's officers and employees. The Compensation Committee believes that such equity incentives are a significant factor in Candela's ability to attract, retain and motivate key employees who are critical to its long-term success. The Compensation Committee believed that, at their original exercise prices, the disparity between the exercise price of these options and recent market prices for Candela's common stock did not provide meaningful incentives to the employees holding these options. The Compensation Committee approved the repricing of these options as a means of ensuring that optionees will continue to have meaningful equity incentives to work toward the success of Candela. The Compensation Committee deemed this adjustment to be in the best interest of Candela and its shareholders.

                                             DOUGLAS W. SCOTT
                                             RICHARD J. CLEVELAND, M.D.

Employment Agreements

   Candela has entered into severance agreements with each of Messrs. Puorro, Hsia, Broyer, Kelley and Caplan. Under our agreements with Messrs. Hsia, Broyer, Kelley and Caplan, Candela has agreed to continue payment of their respective base annual salaries over twelve months in the event that their services for Candela are terminated for any reason except resignation. Under our agreement with Mr. Puorro, in the event that his employment is terminated for any reason, at either his election or Candela's election other than for just cause, he will be entitled to receive severance payments equal to his base annual salary for twelve months and then 50% of his base annual salary for an additional twelve months. Mr. Puorro is subject to nonsolicitation and noncompetition provisions for the period during which he receives severance payments.

                       PRINCIPAL AND SELLING SHAREHOLDERS

   The following table sets forth certain information with respect to the beneficial ownership of our common stock as of June 15, 1999, and as adjusted to reflect the sale by us and selling shareholders of the shares offered hereby with respect to: (1) each of our directors; (2) each of the Named Executive Officers; (3) each stockholder known by us to be the beneficial owner of more than 5% of our common stock; (4) each selling stockholder; and (5) all executive officers and directors as a group. Except as otherwise noted, the persons or entities named in the table have sole voting and investment power with respect to all the shares of common stock beneficially owned by them. Options are deemed to be beneficially owned if they are exercisable within the 60 day period following June 15, 1999.

                               Shares Beneficially                 Shares Beneficially
                                   Owned Prior                         Owned After
                                   to Offering                          Offering          Number of Shares
Name and Address of      ------------------------------- Number of ----------------------  Offered in the
Principal and Selling    Common                           Shares                           Over-Allotment
Shareholders              Stock  Options  Total  Percent  Offered    Total      Percent        Option
---------------------    ------- ------- ------- ------- --------- ----------- ---------- ----------------
Gerard E. Puorro........   8,925 185,527 194,452   3.4%     --         194,452      2.7%         --
  530 Boston Post Road
  Wayland, MA 01778
Theodore G. Johnson.....  40,349  40,500  80,849   1.4%     --          80,849      1.1%         --
  530 Boston Post Road
  Wayland, MA 01778
Kenneth D. Roberts......  32,000  50,000  82,000   1.5%     --          82,000      1.2%         --
  530 Boston Post Road
  Wayland, MA 01778
Douglas W. Scott........   6,250  35,000  41,250    *       --          41,250      *            --
  530 Boston Post Road
  Wayland, MA 01778
Richard J. Cleveland,
 M.D....................   7,773  38,236  46,009    *       --          46,009      *            --
  530 Boston Post Road
  Wayland, MA 01778
Robert E. Dornbush(1)... 290,335  50,000 340,335   6.1%     --         340,335      4.8%         --
  104 Cypress Avenue
  Kentfield, CA 94904
Nancy Nager, R.N.,
 B.S.N., M.S.N. ........   --      --      --      --       --         --          --            --
  530 Boston Post Road
  Wayland, MA 01778
James C. Hsia, PhD......  31,672  73,000 104,672   1.9%     --         104,672      1.5%       15,000
  530 Boston Post Road
  Wayland, MA 01778
William B. Kelley.......     525  28,625  29,150    *       --          29,150      *          10,000
  530 Boston Post Road
  Wayland, MA 01778
F. Paul Broyer..........   --     15,000  15,000    *       --          15,000      *          12,500
  530 Boston Post Road
  Wayland, MA 01778
Jay D. Caplan...........     252   7,025   7,277    *       --           7,277      *           5,000
  530 Boston Post Road
  Wayland, MA 01778
William McGrail.........   --      3,000   3,000    *       --           3,000      *           1,750
  530 Boston Post Road
  Wayland, MA 01778
Robert J. Wilber........   --     13,750  13,750    *       --          13,750      *           5,000
  530 Boston Post Road
  Wayland, MA 01778
Eddie C.K. Foo(2)....... 870,146   --    870,146  15.6%   870,146      --          --            --
  506 Chai Chee Lane
  Singapore 469026
Singatronics
 Limited(3)............. 870,146   --    870,146  15.6%   870,146      --          --            --
  506 Chai Chee Lane
  Singapore 469026
Singatronics Asset
 Holdings Private
 Limited(4)............. 870,146   --    870,146  15.6%   870,146      --          --            --
  506 Chai Chee Lane
  Singapore 469026

                                Shares Beneficially                       Shares Beneficially
                                    Owned Prior                               Owned After
                                    to Offering                                Offering           Number of Shares
Name and Address of     --------------------------------------  Number of -----------------------  Offered in the
Principal and Selling     Common                                 Shares                            Over-Allotment
Shareholders              Stock     Options   Total    Percent   Offered    Total      Percent         Option
---------------------   ----------  ------- ---------  -------  --------- ------------ ---------- ----------------
William D. Witter(5)..   1,333,227    --    1,333,227    23.8%     --     1,333,227     18.8%            --
  153 East 53rd Street
  51st Floor
  New York, New York
   10022
William D. Witter,
 Inc.(6)..............   1,333,227    --    1,333,227    23.8%     --        1,333,227     18.8%         --
  153 East 53rd Street
  New York, NY 10022
Massachusetts Capital
 Resource Company(7)..     300,000    --      300,000     5.1%   60,000        240,000      3.3%         --
  420 Boylston Street
  Boston, MA 02116
All Directors and
 Executive Officers as
 a Group (16
 Persons)(8)..........     418,081  554,663   972,744    15.9%     --          972,744     12.8%       49,250

-------
  * Represents less than 1% of our outstanding common stock.

(1) Includes warrants to purchase 2,000 shares of common stock. Information based on Amendment No. 8 to Schedule 13D, filed with the Securities and Exchange Commission on June 15, 1999.

(2) Includes 831,004 shares of common stock and warrants to purchase 39,142 shares of common stock owned by Singatronics Asset Holdings Private Limited. Mr. Foo is the Chairman, Chief Executive Officer and owner of a majority of the outstanding shares of capital stock of Singatronics Limited, the parent company of Singatronics Asset Holdings Private Limited, and has the sole power to dispose or to direct the disposition of all of the shares of common stock which are beneficially owned respectively by Singatronics Asset Holdings Private Limited, Singatronics Limited and Eddie C.K. Foo.

(3) Includes 831,004 shares of common stock and warrants to purchase 39,142 shares of common stock owned by Singatronics Asset Holdings Private Limited. Singatronics Limited is the parent company of Singatronics Asset Holdings Private Limited, and has the sole power to dispose or direct the disposition of all of the shares of common stock which are beneficially owned respectively by Singatronics Asset Holdings Private Limited, Singatronics Limited and Eddie C.K. Foo.

(4) Includes warrants to purchase 39,142 shares of common stock. Information based on Amendment No. 3 to Schedule 13D, dated June 9, 1992 filed with the Securities and Exchange Commission. All of such shares and warrants are also beneficially owned by Singatronics Limited, the parent company of Singatronics Asset Holdings Private Limited, and Eddie C.K. Foo, individually, the Chairman, Chief Executive Officer and owner of a majority of the outstanding shares of capital stock of Singatronics Limited.

(5) Includes 1,333,227 shares of common stock owned by William D. Witter, Inc. Mr. Witter is the President and primary owner of William D. Witter, Inc. and has the sole power to dispose or to direct the disposition of all of the shares of common stock which are beneficially owned respectively by William D. Witter, Inc. and William D. Witter.

(6) Information based on Amendment No. 8 to Schedule 13G, dated January 27, 1998 filed with the Securities and Exchange Commission. All of such shares are also beneficially owned by William D. Witter, individually, the President and primary owner of William D. Witter, Inc.

(7) Includes presently exercisable warrants to purchase 300,000 shares of common stock.

(8) Includes warrants to purchase 2,000 shares of common stock.

                          DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

   We are authorized by our Certificate of Incorporation, as amended, to issue 30,000,000 shares of common stock, par value $.01 per share. Effective at the closing of this offering, approximately 7,053,963 shares of common stock will be issued and outstanding. All of the shares of common stock that will be outstanding immediately following this offering, including the shares of common stock sold in this offering, will be validly issued, fully paid and nonassessable.

Common Stock

   The holders of common stock are entitled to one vote for each share on all matters to be voted on by our stockholders, including elections of directors, and the holders of such shares will possess all voting power. The holders of common stock will be entitled to such dividends as may be declared from time to time by the Board from funds legally available therefor. In the event of our dissolution, liquidation or winding up holders of our shares of common stock will be entitled to receive, pro rata, all assets available for distribution to such holders after payment of all liabilities. The holders of our common stock have no preemptive rights to purchase newly issued securities.

Options

   As of June 15, 1999, Candela had outstanding options to purchase up to an aggregate of 987,405 shares of common stock at exercise prices ranging from $1.50 to $14.50, of which 583,701 were then exercisable.

Warrants

   In March 1992 we entered into a Warrant Agreement as part of a class action settlement, pursuant to which we authorized warrants to purchase an aggregate of 300,000 shares of our common stock, exercisable for $6.875 per share, of which we issued warrants for 282,182 shares. The warrants were registered with the SEC pursuant to a Registration Statement on Form S-3 filed April 8, 1992. As of June 15, 1999 1,236 of these warrants had been exercised. These warrants will expire if not exercised on or before November 6, 2000.

   In October 1998 Candela entered into a Note and Warrant Purchase Agreement with Massachusetts Capital Resource Company, William D. Witter and Michael D. Witter pursuant to which we granted them warrants to purchase an aggregate of 370,000 shares of our common stock at $4.00 per share. As of June 15, 1999 none of these warrants have been exercised. These warrants will expire if not exercised on or before October 31, 2006.

Registration Rights

   Pursuant to a Stock Purchase Agreement dated November 17, 1988 and a Note and Warrant Purchase Agreement dated October 15, 1998, certain of our stockholders have the right to request that their shares be included in our registration statements filed under the Securities Act of 1933. The managing underwriter of any offering has the right to limit the number of shares that stockholders may include in any registration statement. Such stockholders also have the right, subject to various restrictions, to require us to file a registration statement under the Securities Act of 1933 in which they may include their shares. In addition to other limitations on this right, stockholders may require us to effect no more than two registrations following this offering.

Certain Provisions in Our Certificate and Bylaws

   Our Bylaws provide that special meetings of the stockholders may be called for any purpose, unless otherwise prescribed by statute or by the Certificate of Incorporation, by the Chairman of the Board, or the

President, and shall be called by the President or the Secretary at the written request of a majority of the Board of Directors or of the stockholders owning a majority of the outstanding shares of capital stock. Written notice of a special meeting shall be given to each stockholder entitled to vote at such meeting not less than ten and no more than sixty days prior to the meeting.

   Our Bylaws also provide that the stockholders may remove a director by a majority vote. New directors may be elected by majority of the remaining directors then in office, by a sole remaining director or, if there are no directors in office, by the stockholders at a special meeting of stockholders called in accordance with the Bylaws.

   Our Certificate of Incorporation offers our directors certain protections to the extent permitted by Delaware law. Our directors are not liable to us or our stockholders for monetary damages for a breach of fiduciary duty, except in circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The Certificate obligates us to indemnify our directors to the fullest extent permitted by the General Corporation Law of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

Rights Plan

   Our stockholder rights plan was adopted on September 4, 1992 and amended in March 1996 and again in November 1998. Under the plan, we declared a dividend of one common stock purchase right for each share of our common stock outstanding on September 22, 1992. The rights are not currently exercisable, but would become exercisable if certain triggering events occur, such as the initiation of certain tender offers for our common stock. If such an event occurred, qualifying stockholders would be initially entitled to purchase one share of our common stock at an exercise price of $48 per share, subject to adjustment. In the event that the rights were exercised after further triggering events, each right would entitle holders to purchase, at the exercise price then in effect, shares of our common stock (or other property, under certain circumstances) having a value of twice the exercise price. Such rights would not extend to any stockholder whose action triggered the rights. We can, in certain circumstances, redeem the rights at $.005 each. The rights expire on September 22, 2002, unless redeemed earlier by us.

   The Rights Plan discourages hostile takeovers by effectively allowing our stockholders to purchase additional shares of our common stock at a discount following the hostile acquisition of a large block of our outstanding common stock and by increasing the value of consideration to be received by stockholders in specified transactions following such an acquisition.

Delaware Business Combination Statute

   Section 203 of the DGCL provides that, subject to certain exceptions specified therein, an "interested stockholder" of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that such stockholder becomes an interested stockholder unless:

  . prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or

  . on or subsequent to such date, the business combination is approved by the Board of Directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

   Except as otherwise specified in Section 203, an interested stockholder is defined to include (1) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (2) the affiliates and associates of any such person.

   Under certain circumstances, Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. We have not elected to be exempt from the restrictions imposed under Section 203. The provisions of
Section 203 may encourage persons interested in acquiring us to negotiate in advance with our Board, since the stockholder approval requirement would be avoided if a majority of the Directors then in office approves either the business combination or the transaction which results in any such person becoming an interested stockholder. Such provisions also may have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.

Listing

   The common stock is traded on the Nasdaq National Market under the trading symbol "CLZR."

Transfer Agent and Registrar

   The transfer agent for our common stock is BankBoston, N.A.

                                  UNDERWRITING

   The underwriters named below, represented by Needham & Company, Inc. and Tucker Anthony Cleary Gull (the Representatives), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase from us and the selling shareholders the number of shares of common stock indicated below opposite their respective names at the public offering price less the underwriting discount set forth on the cover page of this prospectus. The Underwriting Agreement provides that the obligations of the underwriters to pay for and accept delivery of such shares are subject to certain conditions precedent, and that the underwriters are committed to purchase all of such shares, if any are purchased.

                                                                      Number of
      Underwriter                                                      Shares
      -----------                                                     ---------
      Needham & Company, Inc.
      Tucker Anthony Cleary Gull
                                                                      ---------
        Total........................................................ 2,430,000
                                                                      =========

   The Representatives have advised us that the underwriters initially propose to offer the shares of common stock to the public on the terms set forth on the cover page of this prospectus. The underwriters may allow to selected dealers
(who may include the underwriters) a concession of not more than $   per share,
and the underwriters may allow, and such dealers may reallow, a concession of
not more than $   per share to certain other dealers. After this offering, the offering price and other selling terms may be changed by the Representatives. We estimate that the total offering expenses, other than underwriting discounts
and commissions, will be $    .

   Candela and certain selling shareholders have granted an option to the underwriters, exercisable during the 30-day period after the date of this prospectus, to purchase up to 364,500 additional shares of common stock at the same price per share as the initial 2,430,000 shares to be purchased by the underwriters. To the extent that the underwriters exercise this option, each of the underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table, and we and the selling stockholders will be obligated to sell such shares to the underwriters. The underwriters may purchase such shares only to cover over-allotments made in connection with this offering. If purchased, the underwriters will offer such additional shares on the same terms as those on which the 2,430,000 shares are being offered.

   Our directors and officers, other than Mr. Dornbush, who beneficially hold in the aggregate 632,409 shares of common stock after this offering, have agreed that, for a period of 120 days after the date of this prospectus, they will not, without the prior written consent of Needham & Company, Inc., directly or indirectly sell, offer to sell or otherwise dispose of any such shares of common stock or any right to acquire such shares. Mr. Dornbush, who beneficially owns 340,335 shares of common stock, has not tendered his written agreement to such 120 day lock-up period. In addition, we have agreed that, for a period of 90 days after the date of this prospectus, we will not, without the prior written consent of Needham & Company, Inc., issue, offer, sell, grant options to purchase or otherwise dispose of any of our equity securities or any other securities convertible into or exchangeable for the common stock or other equity security, other than the grant of options to purchase common stock or the issuance of shares of common stock under our stock option and stock purchase plans, and the issuance of shares of common stock pursuant to the exercise of outstanding options and warrants.

   The Underwriting Agreement provides that we indemnify the several underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, or will contribute to payments the underwriters may be required to make arising from these types of liabilities.

   In connection with this offering, certain underwriters and selling group members (if any) or their respective affiliates who are qualifying registered market makers on the Nasdaq National Market may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule M under the Securities Exchange Act of 1934 during the two business day period before commencement of offers or sales of the common stock offered hereby. The passive market making transactions must comply with applicable volume and price limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

   The following table summarizes the compensation to be paid to the underwriters by us and the selling shareholders and the expenses payable by us and the selling shareholders.

                                                             Total
                                                 -----------------------------
                                                    Without          With
                                       Per Share Over-Allotment Over-Allotment
                                       --------- -------------- --------------
   Underwriting Discounts and Commis-
    sions paid by us..................   $            $              $
   Expenses payable by us.............   $            $              $
   Underwriting Discounts and Commis-
    sions paid by selling sharehold-
    ers...............................   $            $              $

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for us by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the underwriters by Choate, Hall & Stewart, Boston, Massachusetts.

                                    EXPERTS

   The consolidated financial statements of Candela Corporation as of June 27, 1998 and June 28, 1997 and for each of the three years in the period ended June 27, 1998, included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's website at www.sec.gov. In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, DC 20006.

   This prospectus is only part of a Registration Statement on Form S-1 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

  . inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room; or

  . obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

                              CANDELA CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Report of Independent Accountants........................................  F-2
Consolidated Balance Sheets at March 27, 1999 (unaudited), June 27, 1998 and June 28, 1997.......................................................  F-3
Consolidated Statements of Operations for the nine months ended March 27,
 1999 (unaudited) and
 March 28, 1998 (unaudited) and for the Years Ended June 27, 1998, June
 28, 1997 and
 June 29, 1996 ..........................................................  F-4
Consolidated Statements of Stockholders' Equity for the Years Ended June
 27, 1998, June 28, 1997 and June 29, 1996 and for the nine months ended
 March 27, 1999 (unaudited) .............................................  F-5
Consolidated Statements of Cash Flows for the nine months ended March 27,
 1999 (unaudited) and March 28, 1998 (unaudited) and for the Years Ended
 June 27, 1998, June 28, 1997 and
 June 29, 1996 ..........................................................  F-6
Notes to Consolidated Financial Statements...............................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Candela Corporation:

   In our opinion, the accompanying consolidated balance sheets and related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Candela Corporation and its Subsidiaries at June 27, 1998 and June 28, 1997, and the results of their operations and their cash flows for each of the three years in the period ended June 27, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Boston, Massachusetts
July 29, 1998, except for the information in the third paragraph of Note 6, for which the date is August 7, 1998

                      CANDELA CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)

                                                  March 27,  June 27,  June 28,
                                                    1999       1998      1997
                                                 ----------- --------  --------
                                                 (unaudited)
                     Assets
Current assets:
  Cash and cash equivalents (Note 1)............   $ 8,059   $  1,615  $ 2,674
  Accounts receivable (net of allowance of $854
   (unaudited), $1,038 and $197 in 1999, 1998
   and 1997, respectively) (Notes 1 & 6)........     9,922      8,419    8,848
  Notes receivable..............................     1,582      1,486    1,284
  Inventories (Notes 1 & 3).....................     6,809      7,241    6,776
  Other current assets..........................     1,174        200      522
                                                   -------   --------  -------
    Total current assets........................    27,546     18,961   20,104
Property and equipment, net (Note 4)............     2,533      3,120    3,523
Other assets....................................       371        523    1,210
                                                   -------   --------  -------
    Total assets................................   $30,450   $ 22,604  $24,837
                                                   =======   ========  =======
      Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable..............................   $ 4,574   $  4,292  $ 5,879
  Accrued payroll and related expenses..........     1,889      1,319      833
  Accrued warranty costs........................     2,356      2,012    1,338
  Income taxes payable..........................     2,254        335      516
  Restructuring reserve (Note 12)...............     1,640      1,995        0
  Other accrued liabilities.....................     1,680        957      608
  Lines of credit and short-term notes (Note
   6)...........................................         0      3,052    1,000
  Current portion of long-term debt (Note 6)....       489        597      827
  Deferred income (Note 5)......................     1,687      1,763    2,071
                                                   -------   --------  -------
    Total current liabilities...................    16,569     16,322   13,072
Long-term debt (Note 6).........................     2,971        887    1,519
Commitments and contingencies (Note 6)..........       --         --       --
Stockholders' equity (Note 8):
  Common stock, $.01 par value: 30,000,000
   shares authorized; 5,511,310 (unaudited),
   5,479,020 and 5,419,913 shares issued and
   outstanding in 1999, 1998 and 1997,
   respectively.................................        55         55       54
  Additional paid-in capital....................    18,577     17,407   17,223
  Accumulated deficit...........................    (7,127)   (11,337)  (6,885)
  Cumulative translation adjustment.............      (595)      (730)    (146)
                                                   -------   --------  -------
    Total stockholders' equity..................    10,910      5,395   10,246
                                                   -------   --------  -------
    Total liabilities and stockholders' equity..   $30,450   $ 22,604  $24,837
                                                   =======   ========  =======

   The accompanying notes are an integral part of the consolidated financial statements.

                      CANDELA CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                               For the nine months
                                      ended            For the years ended
                             ----------------------- -------------------------
                                                      June     June     June
                              March 27,   March 28,    27,      28,      29,
                                1999        1998      1998     1997     1996
                             ----------- ----------- -------  -------  -------
                             (unaudited) (unaudited)
Revenue:
  Lasers and other
   products................    $31,254     $16,735   $25,917  $25,601  $20,403
  Product related service..      6,373       6,193     8,405    7,660    7,861
  Skin care centers........      2,254       2,034     2,703    2,244    2,149
                               -------     -------   -------  -------  -------
    Total revenue..........     39,881      24,962    37,025   35,505   30,413
Cost of sales:
  Lasers and other
   products................     13,213       7,447    11,272   11,195    9,159
  Product related service..      4,213       4,758     6,954    5,563    6,560
  Skin care centers........      1,567       1,895     2,481    1,892    1,114
                               -------     -------   -------  -------  -------
    Total cost of sales....     18,993      14,100    20,707   18,650   16,833
                               -------     -------   -------  -------  -------
Gross profit...............     20,888      10,862    16,318   16,855   13,580
Operating expenses:
  Research and
   development.............      2,381       1,979     2,399    2,488    1,818
  Selling, general and
   administrative..........     12,131      11,421    15,271   13,680    9,873
  Restructuring charge.....          0       2,609     2,609        0        0
                               -------     -------   -------  -------  -------
    Total operating
     expenses..............     14,512      16,009    20,279   16,168   11,691
                               -------     -------   -------  -------  -------
Income (loss) from opera-
 tions.....................      6,376      (5,147)   (3,961)     687    1,889
Other income (expense)
  Interest income..........         60          29        42       84       93
  Interest expense.........       (377)       (181)     (235)    (107)     (49)
  Other expense............         91        (109)     (123)     (26)    (207)
                               -------     -------   -------  -------  -------
  Total other expense......       (226)       (261)     (316)     (49)    (163)
                               -------     -------   -------  -------  -------
Income (loss) before income
 taxes.....................      6,150      (5,408)   (4,277)     638    1,726
Provision for income tax-
 es........................      1,940          78       175      400      481
                               -------     -------   -------  -------  -------
Net income (loss)..........    $ 4,210     $(5,486)  $(4,452) $   238  $ 1,245
                               =======     =======   =======  =======  =======
Basic earnings (loss) per
 share.....................    $  0.77     $ (1.01)  $ (0.81) $  0.04  $  0.23
Diluted earnings (loss) per
 share.....................    $  0.72     $ (1.01)  $ (0.81) $  0.04  $  0.22
                               =======     =======   =======  =======  =======
Weighted average shares
 outstanding...............      5,486       5,446     5,479    5,398    5,321
Adjusted weighted average
 shares outstanding........      5,841       5,446     5,479    5,673    5,652
                               =======     =======   =======  =======  =======


   The accompanying notes are an integral part of the consolidated financial statements.

                      CANDELA CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (in thousands)

                                                                   Treasury
                          Common Stock   Additional                 Stock       Cumulative
                          --------------  Paid-in   Accumulated --------------  Translation
                          Shares  Amount  Capital    (Deficit)  Shares Amount   Adjustment   Total
                          ------  ------ ---------- ----------- ------ -------  ----------- -------
Balance, July 1, 1995...  5,496    $54    $18,349    $ (8,294)   (197) $(1,574)    $ 551    $ 9,086
Sale of common stock un-
 der stock plans........     86      1        244                                               245
Dividend paid by Le
 Pli....................                                  (26)                                  (26)
Net income..............                                1,245                                 1,245
Retirement of Treasury
 Stock..................   (197)    (2)    (1,572)                197    1,574                    0
Conversion of Spa
 Management, Inc. to a
 C-Corporation..........                       48         (48)                                    0
Currency translation
 adjustment.............                                                            (585)      (585)
                          -----    ---    -------    --------    ----  -------     -----    -------
Balance at June 29,
 1996...................  5,385     53     17,069      (7,123)      0        0       (34)     9,965
Sale of common stock un-
 der stock plans........     35      1        154                                               155
Net income..............                                  238                                   238
Currency translation
 adjustment.............                                                            (112)      (112)
                          -----    ---    -------    --------    ----  -------     -----    -------
Balance at June 28,
 1997...................  5,420     54     17,223      (6,885)      0        0      (146)    10,246
Sale of common stock un-
 der stock plans........     59      1        184                                               185
Net loss................                               (4,452)                               (4,452)
Currency translation
 adjustment.............                                                            (584)      (584)
                          -----    ---    -------    --------    ----  -------     -----    -------
Balance at June 27,
 1998...................  5,479     55     17,407     (11,337)      0        0      (730)     5,395
Sale of common stock
 under stock plans
 (unaudited)............     32                90                                                90
Issuance of warrants
 (unaudited)............                    1,080                                             1,080
Net income (unaudited)..                                4,210                                 4,210
Currency translation
 adjustment
 (unaudited)............                                                             135        135
                          -----    ---    -------    --------    ----  -------     -----    -------
Balance at March 27,
 1999 (unaudited).......  5,511    $55    $18,577    $ (7,127)      0  $     0     $(595)   $10,910
                          =====    ===    =======    ========    ====  =======     =====    =======

   The accompanying notes are an integral part of the consolidated financial statements.

                      CANDELA CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                 Nine months ended      For the years ended
                              ----------------------- -------------------------
                                                       June     June     June
                               March 27,   March 28,    27,      28,      29,
                                 1999        1998      1998     1997     1996
                              ----------- ----------- -------  -------  -------
                              (unaudited) (unaudited)
Cash flows from operating
 activities:
 Net income (loss)..........    $4,210      $(5,486)  $(4,452) $   238  $ 1,245
 Adjustments to reconcile
  net income (loss) to net
  cash provided by (used
  for) operating activities:
  Depreciation and
   amortization.............       589          586       815      666      475
  Provision for bad debts...        72          790       844       36       36
  Provision for
   restructuring charges....       --         2,609     2,609      --       --
  Accretion of interest on
   debt discount............        52          --        --       --       --
  Gain on disposal of
   equipment................       --           --        --       --        (8)
 Increase (decrease) in cash
  from working capital:
  Accounts receivable.......      (944)       1,343      (950)  (2,628)  (1,945)
  Notes receivable..........      (175)          79      (434)     620     (545)
  Inventories...............       540       (1,550)     (810)  (1,216)    (590)
  Other current assets......      (979)         (40)      314     (188)      74
  Other assets..............       (32)         583       664     (529)    (171)
  Accounts payable..........      (179)         (88)   (1,046)   2,945    1,552
  Accrued payroll and
   related expenses.........       511          (60)      491       88      130
  Deferred income...........      (129)        (260)     (241)     145      315
  Accrued warranty costs....       340           36       683      445      278
  Income taxes payable......     1,944         (388)     (154)     181     (222)
  Restructuring reserve.....      (356)        (484)     (501)       0        0
  Other accrued
   liabilities..............       996          640       303     (395)      90
                                ------      -------   -------  -------  -------
    Net cash provided by
     (used for) operating
     activities.............     6,460       (1,690)   (1,865)     408      714
Cash flows from investing
 activities:
  Proceeds from sale of
   assets...................       293           15        24       50       10
  Purchases of property and
   equipment................      (112)        (185)     (401)  (1,867)    (377)
                                ------      -------   -------  -------  -------
Net cash provided by (used
 for) investing activities..       181         (170)     (377)  (1,817)    (367)
Cash flows from financing
 activities:
  Net borrowings from
   (repayments of) lines of
   credit...................    (2,700)         950     1,700    1,000      --
  Proceeds from issuance of
   debt and stock warrants..     3,700          --        480      655      479
  Principal payments on
   long-term debt...........      (627)        (468)     (441)    (422)    (225)
  Payments of capital lease
   obligations..............      (540)        (200)     (390)    (258)    (125)
  Proceeds from issuance of
   common stock.............        90          164       184      155      294
  Payment of dividends......       --           --        --       --       (26)
                                ------      -------   -------  -------  -------
Net cash provided by (used
 for) financing activities..       (77)         446     1,533    1,130      397
Effect of exchange rate
 changes on cash and cash
 equivalents................      (120)        (120)     (350)     (88)    (268)
                                ------      -------   -------  -------  -------
Net increase (decrease) in
 cash and cash equivalents..     6,444       (1,534)   (1,059)    (367)     476
Cash and cash equivalents at
 beginning of period........     1,615        2,674     2,674    3,041    2,565
                                ------      -------   -------  -------  -------
Cash and cash equivalents at
 end of period..............    $8,059      $ 1,140   $ 1,615  $ 2,674  $ 3,041
                                ======      =======   =======  =======  =======
Cash paid during the period
 for:
  Interest..................    $  265      $   181   $   235  $   107  $    50
  Income taxes..............    $   21      $   259   $   356  $   492  $   807

   The accompanying notes are an integral part of the consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

 Basis of Presentation

   The consolidated financial statements include the accounts of Candela Corporation and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated. In August 1995, the Company incorporated a wholly-owned subsidiary, Candela Skin Care Centers, Inc. (CSCC). In June 1996, the Company acquired all of the outstanding capital stock of Spa Management, Inc. which was accounted for using the pooling of interests method of accounting. (See Note 2)

   The Company's fiscal year ends on the Saturday nearest June 30.

 Use of Estimates

   The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. It is the belief of the Company's management that all necessary adjustments have been made for a proper presentation of results. Actual results could differ from those estimates and impact future results of operations and cash flows.

 Cash and Cash Equivalents

   The Company classifies investments purchased with a maturity at the date of acquisition of three months or less as cash equivalents. These are valued at cash plus accrued interest which approximates market value. At March 27, 1999, June 27, 1998 and June 28, 1997, substantially all cash equivalents were invested in overnight Repurchase Agreements or U.S. Treasury Bills with a major bank.

 Financial Instruments

   The Company operates internationally, with sales offices, customers, and vendors in several countries outside of the United States. The Company may reduce its exposure to fluctuations in foreign exchange rates by creating offsetting positions through the use of foreign currency forward contracts, a type of derivative financial instrument. Foreign currency exposures are accounted for on an accrual basis. The Company does not use derivative financial instruments for trading or speculative purposes, nor is the Company a party to leveraged derivatives.

   At March 27, 1999, the Company held foreign currency forward contracts with notional value totaling approximately $1,914,000 (228,556,000 Japanese Yen) (unaudited) compared to forward contracts with a value of $1,352,000 (172,951,000 Japanese Yen) (unaudited) held at March 28, 1998. These contracts have maturity dates prior to July 22, 1999. The carrying and net fair value of these contracts at March 27, 1999, was $0 (unaudited) and $14,000 (unaudited), respectively, compared to $0 (unaudited) and $25,000 (unaudited) respectively, at March 28, 1998.

   At June 27, 1998 the Company held foreign currency forward contracts with notional value totaling approximately $1,386,000 (183,687,568 Japanese Yen) compared to $500,000 (58,625,000 Japanese Yen) at June 28, 1997. These contracts have maturities prior to October 19, 1998. The carrying and net fair value of these contracts at June 27, 1998 was $0 and $127,000, respectively, compared to $0 and $12,000, respectively, at June 28, 1997.

 Accounts Receivable and Notes Receivable

   The Company's trade accounts receivables and notes receivables are primarily from sales to end users and distributors servicing the dermatology and urology markets, and reflect a broad domestic and international customer base. The Company does not require collateral and has not historically experienced significant credit losses related to receivables from individual customers or groups of customers in any particular industry or geographic area.

 Inventory

   Inventory is stated at the lower of cost (first-in, first-out method) or market, using a standard costing system.

 Property and Equipment

   Purchased property and equipment is recorded at cost. Property and equipment purchased under capital lease arrangements is recorded at the lesser of cost or the present value of the minimum lease payments required during the lease period. Laser systems used for testing are capitalized at cost. Significant improvements are capitalized; maintenance and repairs are charged to expense as incurred. Upon sale or retirement of property and equipment, the costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in income from operations. Depreciation and amortization are provided using the straight-line method over estimated useful lives as follows:

                                                                 Number of Years
                                                                 ---------------
   Leasehold improvements and assets under capital lease........     2 to 5
   Office furniture and other equipment.........................     3 to 5
   Laser systems................................................          3

 Revenue Recognition

   Product sales--Revenue from product sales, except sales to certain distributors, are recognized at the time of shipment. Shipments made to distributors, for which payment to the Company is dependent on resale of the system, are not recognized as revenue unless the distributor demonstrates that the system is sold.

   Grants--Revenue from U.S. government contracts granted under the Small Business Innovation Research program. Government contracts limit reimbursement to 100% of allowable direct costs and a negotiated rate for indirect costs. The revenue is recognized as reimbursable costs are incurred.

   Service--Revenue from the sale of service contracts is deferred and recognized on a straight-line basis over the contract period. Revenue from service administered through CSCC is recognized as the services are provided. Amounts received from the sale of gift certificates by CSCC are deferred and recognized as revenue when the services are provided.

 Advertising Costs

   The Company expenses all advertising costs at the time they are incurred.

 Research and Development

   Research and development costs are expensed as incurred. Advertising costs incurred in the nine months ended March 27, 1999 and March 28, 1998, and the years ended June 27, 1998, June 28, 1997 and June 29, 1996 were $1,218,000 and $810,000, and $977,000, $1,121,000 and $668,000, respectively.

 Foreign Currency Translation

   The financial statements of the Company's foreign subsidiaries are translated into U.S. dollars in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, "Foreign Currency Translation." Assets and liabilities are translated into U.S. dollars at current exchange rates, while income and expense items are translated at average rates of exchange prevailing during the year. Exchange gains and losses arising from translation of the Japanese and Spanish subsidiary balance sheets are accumulated as a separate component of stockholders' equity. Net exchange (gains) losses resulting from foreign currency transactions amounted to $(58,000) (unaudited), $138,000, $60,000 and $420,000 for the nine months ended March 27, 1999, and for the fiscal years 1998, 1997 and 1996, respectively, and are included in other expense.

 Product Warranty Costs

   The length of the Company's warranty on end user sales of medical devices is generally one year on parts and labor. Distributor sales generally include a parts warranty only. Estimated future costs for initial product warranties are provided for at the time of sale.

 Earnings (Loss) Per Share

   In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings per Share" ("SFAS 128"). SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share exclude any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is similar to the previously reported fully diluted earnings per share. All earnings (loss) per share amounts have been restated to conform with SFAS 128 requirements.

                             For the nine months ended           For the years ended
                             -----------------------------    ---------------------------
                              March 27,       March 28,
                                 1999            1998         June 27,  June 28, June 29,
                             (unaudited)     (unaudited)        1998      1997     1996
                             ------------    -------------    --------  -------- --------
                               (numbers in thousands except per share amounts)
   NUMERATOR
   Net income(loss)........          $4,210    $      (5,486) $(4,452)   $  238   $1,245
                               ============    =============  =======    ======   ======
   DENOMINATOR
   BASIC EARNINGS PER SHARE
   Weighted average shares
    outstanding............           5,486            5,446    5,479     5,398    5,321
                               ------------    -------------  -------    ------   ------
   Earnings (loss) per
    share..................    $       0.77    $       (1.01) $ (0.81)   $ 0.04   $ 0.23
                               ============    =============  =======    ======   ======
   DILUTED EARNINGS PER
    SHARE
   Weighted average shares
    outstanding............           5,486            5,446    5,479     5,398    5,321
   Effect of dilutive
    warrants...............             103                0        0         0        0
   Effect of dilutive
    options................             252                0        0       275      331
                               ------------    -------------  -------    ------   ------
   Adjusted weighted
    average shares
    outstanding............           5,841            5,446    5,479     5,673    5,652
                               ------------    -------------  -------    ------   ------
   Earnings (loss) per
    share..................    $       0.72    $       (1.01) $ (0.81)   $ 0.04   $ 0.22
                               ============    =============  =======    ======   ======
   Dilutive options under
    FAS 128................                              349        9
                                               =============  =======

 Accounting for Stock-Based Compensation

   The company has elected the disclosure-only alternative permitted under SFAS 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). The Company has disclosed herein pro forma net income and pro forma earnings per share in the footnotes using the fair value based method for fiscal 1998, 1997, and 1996.

 New Accounting Pronouncements

   In June 1997, the FASB issued Statement of Financial Accounting Standard No. 130 Reporting Comprehensive Income ("SFAS 130") which establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements. Management has not yet evaluated the effects of this change on its reporting of income. The Company will adopt SFAS 130 for its fiscal year ending July 3, 1999.

Pronouncements

   In June 1997, the FASB issued Statement of Financial Accounting Standard No. 131 ("SFAS 131"), "Disclosure about Segments of an Enterprise and Related Information." Based on the management approach to segment reporting, SFAS No. 131 establishes requirements to report selected segment information and to report entity-wide disclosures about products and services, major customers and the countries in which the entity holds material assets and reports material revenue. The Company will adopt SFAS No. 131 for its fiscal year ending July 3, 1999. Management believes that the Company operates in two segments, laser and other products and related services, and skin care centers.

   In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 ("SFAS 133") "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as "derivatives"), and for hedging activities. SFAS 133 requires companies to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. The accounting for changes in fair value, gains or losses, depends on the intended use of the derivative and its resulting designation. The statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company plans to implement SFAS 133 for its fiscal year 2000. Had the Company implemented the pronouncement at March 27, 1999, it would have increased assets and liabilities equal to the notional amount of forward currency contracts held by the Company in the amount of $1,914,000 (unaudited), and there would have been no material impact on the statements of operations.

 Unaudited Interim Financial Information

   The consolidated financial statements of the Company as of March 27, 1999 and for the nine months ended March 27, 1999 and March 28, 1998 are unaudited. All adjustments (consisting only of normal recurring adjustments) have been made, which in the opinion of management, are necessary for a fair presentation. Results of operations for the nine months ended March 27, 1999 are not necessarily indicative of the results that may be expected for the year ending July 3, 1999 or for any other future period.

2. Pooling of Interests

   On June 27, 1996, the Company acquired all of the outstanding shares of capital stock of Spa Management, Inc. The acquisition was effected through an exchange of 60,317 shares of the Company's common stock for all of the outstanding shares of capital stock of Spa Management, Inc. This transaction has been accounted for using the pooling of interests method of accounting. Spa Management, Inc., d/b/a Le Pli at the Heritage (Le Pli) was formed in May 1994, and is a Boston-based health spa with approximately 60 employees at the time of acquisition and specializes in personal care and health and beauty services. Le Pli (currently operating as Candela Skin Care Center of Boston, Inc.) operates as a wholly-owned subsidiary of CSCC.

   The following information presents certain income statement data of Candela Corporation and Spa Management, Inc. for the periods prior to the acquisition. The acquisition was substantially coincident with the fiscal year end close.

                                             Candela         Spa
                                           Corporation Management, Inc.  Total
                                           ----------- ---------------- -------
                                                      (in thousands)
   Revenue for:
     Year ending June 29, 1996............   $28,264        $2,149      $30,413
   Net income (loss) for:
     Year ending June 29, 1996............   $ 1,210        $   35      $ 1,245

   The accompanying consolidated financial statements of the Company have been prepared to give retroactive effect to the acquisition of Le Pli. All prior period historical consolidated financial statements presented herein have been restated to include the financial position, results of operations, and cash flows of Le Pli.

3. Inventories

   Inventories consist of the following (in thousands):

                                                    March 27,
                                                      1999     June 27, June 28,
                                                   (unaudited)   1998     1997
                                                   ----------- -------- --------
   Raw materials..................................   $2,348     $3,110   $2,429
   Work in process................................    1,833      1,062    1,023
   Finished goods.................................    2,628      3,069    3,324
                                                     ------     ------   ------
                                                     $6,809     $7,241   $6,776
                                                     ======     ======   ======

4. Property and Equipment

   Property and equipment consists of the following (in thousands):

                                                  March 27,
                                                    1999     June 27, June 28,
                                                 (unaudited)   1998     1997
                                                 ----------- -------- --------
   Leasehold improvements.......................   $2,067     $2,033   $2,014
   Office furniture.............................      888        819    1,064
   Laser systems................................      483        483      483
   Computers and other equipment................    4,169      4,544    4,271
                                                   ------     ------   ------
                                                    7,607      7,879    7,832
   Less accumulated depreciation and
    amortization................................    5,074      4,759    4,309
                                                   ------     ------   ------
   Property and equipment, net..................   $2,533     $3,120   $3,523
                                                   ======     ======   ======

   Depreciation expense was approximately $405,000 (unaudited), $684,000, $616,000, and $552,000 for the nine months ended March 27, 1999, fiscal 1998, 1997 and 1996, respectively.

   Assets under capital lease obligations of $1,156,000 (unaudited), $1,648,000 and $1,747,000 are included in property and equipment at March 27, 1999, June 27, 1998 and June 28, 1997, respectively. Accumulated depreciation on these assets was $788,000 (unaudited), $818,000 and $769,000 at March 27, 1999, June
27, 1998 and June 28, 1997, respectively.

5. Deferred Income

   Deferred income consists of the following (in thousands):

                                                   March 27,
                                                      1999     June 27, June 28,
                                                   (unaudited)   1998     1997
                                                  ------------ -------- --------
Service contract revenue.........................    $  712     $1,026   $1,243
Gift certificate revenue.........................       508        343      362
Other............................................       467        394      466
                                                     ------     ------   ------
                                                     $1,687     $1,763   $2,071
                                                     ======     ======   ======

6. Debt and Lease Obligations

   Debt (unaudited)

   On October 15, 1998, we issued eight-year, 9.75% subordinated term notes to three investors in the aggregate amount of $3.7 million. The notes become due in October, 2006, and require quarterly interest payments. In addition, we issued warrants to purchase 370,000 shares of common stock to the note holders which have an exercise price of $4.00 per share. The relative fair value ascribed to the warrants is $1.1 million (measured as of the date of issuance) was estimated using a Black-Scholes model assuming a 4.5% risk free rate of return, an eight-year life of the warrant, a 72% volatility factor for an eight-year period and no dividend rate. The relative fair value of the warrants has been recorded as a component of Additional Paid-In Capital.

The relative fair value of the debt was recorded as $2.6 million. Interest expense of $1.1 million will be accreted to debt over the eight-year life of the debt to bring the value of that debt to its $3.7 million face value.


   On October 22, 1998, $2,700,000 of the note proceeds was used to retire the full amount then outstanding on the Company's line of credit. In December, 1998, this line of credit was renewed to expire on December 1, 1999, bearing interest at the bank's prime lending rate and collateralized by domestic accounts receivable, inventories, and a pledge of subsidiary stock. At March 27, 1999, there were no borrowings outstanding on this line of credit and no amounts were drawn from the line during the period.

 Line of Credit

   In February 1997, the Company obtained a renewable $3,500,000 revolving credit agreement with a bank with interest at 1% over the bank's prime lending rate (9.5%) at June 27, 1998). This line of credit is collateralized by all tangible and intangible assets plus international accounts receivable covered by credit insurance, and the pledge of stock of CSCC. The agreement contains restrictive covenants establishing maximum leverage, certain minimum ratios and minimum levels of net income. At June 27, 1998 the Company was in violation of one of the minimum ratio covenants. On August 7, 1998, the lender waived its rights under the agreement for the violation for the period ended June 30, 1998. As of June 27, 1998, the Company had utilized $2,700,000 of the line of credit compared to $1,000,000 as of June 28, 1997. This line of credit expires on December 1, 1998.

   The Company's experience has been to renew its bank financing arrangement annually, and management believes the Company will be able to renew the above line of credit on acceptable terms, however there is no assurance that they will be successful. In addition, the Company continues to evaluate alternative sources of financing, including both debt and equity arrangements, to ensure the Company has sufficient liquidity to fund operations throughout the next year. Should these alternatives not be possible, there could be material adverse implications for the Company's financial position and operations.

 Short-term Debt

   In June 1998, the Company obtained a term bank loan denominated in 50,000,000 Japanese Yen($355,467), secured by a customer note receivable, bearing interest at 1.825% per annum with payment of interest in advance. The amount due at June 27, 1998, was $352,000, converted at the year-end exchange rate. The principal became due and was paid in August 1998.

 Long-term Debt

   The Company's long-term debt consists of the following (dollars in thousands):

                                                March 27,     June 27, June 28,
                                             1999 (unaudited)   1998     1997
                                             ---------------- -------- --------
Unsecured term bank loan denominated in
 60,000,000 Japanese Yen; interest at 1.95%
 per annum; quarterly payments of principal
 and interest through March 1998...........       $    0       $    0   $  196
Unsecured term bank loan denominated in
 75,000,000 Japanese yen; interest at
 1.745% per annum; quarterly payments of
 principal and interest through September
 1999......................................          139          294      655
Obligations under capital leases with
 options to purchase equipment; interest
 from 5.8% to 12.31% per annum; payments of
 principal and interest through March
 2001......................................          649        1,190    1,495
Subordinated notes, eight-year term, 9.75%
 interest rate, quarterly interest payments
 due through December 31, 2006
 (unaudited)...............................        2,672            0        0
                                                  ------       ------   ------
                                                   3,460        1,484    2,346
Less current portion.......................          489          597      827
                                                  ------       ------   ------
  Total long-term debt.....................       $2,971       $  887   $1,519
                                                  ======       ======   ======

 Lease Commitments

   The Company leases several facilities and automobiles under noncancellable lease arrangements. The facility leases may be adjusted for increases in maintenance and insurance costs above specified levels. In addition, certain facility leases contain escalation provisions based on certain specified criteria, and one lease calls for the payment of additional rent based on a percentage of gross revenues above a base gross sales level for that particular location. These operating leases expire in various years through 2009. These leases may be renewed for periods ranging from one to five years.

   Future minimum lease payments under noncancellable operating leases with initial terms of one year or more consisted of the following at June 27, 1998:

                                                                  (in thousands)
   1999..........................................................     $  788
   2000..........................................................        647
   2001..........................................................        645
   2002..........................................................        489
   2003..........................................................        407
   Thereafter....................................................        894
                                                                      ------
     Total minimum lease payments................................     $3,870
                                                                      ======

   Total rent expense was approximately $632,000 (unaudited), $848,000, $772,000 and $607,000 for the nine months ended March 27, 1999, and for the fiscal years 1998, 1997 and 1996, respectively.

   The Company had additions to capital lease obligations of approximately $0 (unaudited), $84,000, $1,240,000, and $400,000 in the nine months ended March 27, 1999, and for the fiscal years 1998, 1997, and 1996 respectively, for the acquisition of certain equipment. These obligations are collateralized by the related equipment.

   Cash paid for interest, including interest on capital lease obligations, totaled approximately $265,000 (unaudited), $235,000, $107,000 and $50,000 for the nine months ended March 27, 1999, and for the fiscal years 1998, 1997, and 1996 respectively.

   As of June 27, 1998, the Company's approximate minimum payment requirements under debt and capital lease obligations are as follows (in thousands):

                                                                         Fiscal
                                                                         ------
   1999................................................................. $3,742
   2000.................................................................    516
   2001.................................................................    333
   2002.................................................................    125
                                                                         ------
   Total minimum payments...............................................  4,716
   Less interest........................................................    180
                                                                         ------
   Present value of minimum payments....................................  4,536
   Less current portion.................................................  3,649
                                                                         ------
   Long-term obligations................................................ $  887
                                                                         ======

7. Stockholders' Equity

 Stock Plans

1985, 1987 and 1989 Candela Corporation Stock Option Plans

   The 1985, 1987 and 1989 Stock Option Plans (the "Plans") provide for the granting of incentive stock options to employees for the purchase of common stock at an exercise price not less than the fair market value of the stock on the date of grant. The 1987 and 1989 Stock Option Plans also provide for the granting of non-qualified stock options. The options generally become exercisable ratably over two or four years from the date of grant and expire ten years from the date of the grant. The maximum number of shares for which options may be granted under the 1989 Plan is 1,000,000 shares. The Board of Directors has terminated the granting of options under the 1985 and 1987 plans. On July 21, 1995, the Board of Directors approved the repricing of certain previously outstanding stock options. Options outstanding at prices ranging from $5.50 to $14.00 were amended to $3.1875, the fair market value of the stock on that date. In November 1995, the shareholders approved an increase in the number of shares under the 1989 Plan of 250,000 shares, changing the maximum number of shares that may be granted to 1,000,000. On April 28, 1998, the Board of Directors approved the repricing of certain outstanding stock options priced at $8.75 and $8.125. The exercise price of these options was amended to $3.25, the fair market value of the stock on that date.

1996 Candela Skin Care Center Inc. Stock Option Plan

   During fiscal year 1996, CSCC adopted the 1996 Incentive and Non-Statutory Stock Option Plan under which options may be granted enabling the purchase, at a price not less than the fair market value, of the common stock on the date of grant for incentive stock options and at a price of not less than the par value of the common stock for non-qualified stock options. Options granted under this plan become exercisable at different rates over one to four years from the date of grant and expire ten years from the date of grant. As of June 27, 1998, there were no options to purchase shares of the subsidiary's common stock outstanding compared to 188,000 at June 28, 1997. All such options were issued with an exercise price equal to the fair market value of the subsidiary's common stock on the date of grant. During fiscal year 1998, the Board of Directors of Candela Corporation approved the conversion of all outstanding CSCC stock options to Candela Corporation stock options. CSCC options were converted at the rate of 0.21053 Candela Corporation options for each CSCC option. At the time of the conversion there were options for 193,000 shares of CSCC common stock outstanding with an estimated fair value of $1.00 per share, as determined by the Board of Directors of Candela, which converted to options for 40,634 Candela Corporation shares at $4.75 per share, the fair market value of Candela Corporation stock on the date of the conversion. The conversion rate of 0.21053 Candela Corporation options for each CSCC option was calculated by dividing the $1.00 fair value of each share of CSCC common stock by $4.75.

1990 and 1993 Candela Corporation Non-Employee Director Stock Option Plans

   The 1990 and 1993 Non-Employee Director Stock Option Plans provide for the issuance of options for the purchase of up to 60,000 and 80,000 shares of common stock, respectively. Under these plans, each director who is neither an employee nor an officer receives a one-time grant of an option to purchase 10,000 shares of common stock at an exercise price equal to the fair market value of the common stock on the date of grant. Under the 1990 and 1993 Plans options become exercisable in equal amounts over a period of four and two years, respectively. Shares under these Plans expire four and ten years, respectively, after the date of grant and are nontransferable.

   The following is a summary of stock option activity under these Plans:

                                                              Weighted Average
                                   Number of                   Exercise Price
                                    Shares     Option Price      Per Share
                                   ---------  --------------- ----------------
   Balance at July 1, 1995........  752,271                       $4.8100
   Granted........................  211,693   $3.1875-$ 9.875     $4.2092
   Exercised......................  (72,896)  $  6.50-$ 9.625     $3.2015
   Canceled....................... (232,965)  $   2.00-$15.50     $6.6946
                                   --------
   Balance at June 29, 1996.......  658,103                       $4.1300
   Granted........................  296,500   $    4.88-$8.63     $6.9343
   Exercised......................  (22,591)  $    2.00-$7.25     $3.0484
   Canceled.......................  (70,755)  $   2.00-$9.875     $6.8645
                                   --------
   Balance at June 28, 1997.......  861,257                       $4.8800
   Granted........................  243,867   $    3.25-$4.75     $4.1028
   Exercised......................  (43,891)  $   2.75-$3.375     $3.1202
   Canceled....................... (269,973)  $   2.75-$9.875     $7.0516
                                   --------
   Balance at June 27, 1998.......  791,260
                                   ========
   Options available for grant at
    June 27, 1998.................  163,970
                                   ========

   The following table summarizes information about stock options under the Option Plans outstanding at June 27, 1998:

                                  Options Outstanding           Options Exercisable
                              --------------------------- -------------------------------
                                   Weighted Average
                              --------------------------- Weighted               Weighted
                                  Number      Remaining   Average     Number     Average
                              Outstanding at Contractual  Exercise     as of     Exercise
   Range of Exercise Prices   June 27, 1998  Life (years)  Price   June 27, 1998  Price
   ------------------------   -------------- ------------ -------- ------------- --------
   $1.50-$ 3.1875..........      237,796         5.01     $ 2.8315    200,296    $2.8561
   $3.25-$ 3.3750..........      244,330         5.94     $ 3.3249    180,830    $3.3418
   $3.4375-$ 5.7500........      242,434         8.37     $ 4.9382     68,511    $4.8587
   $6.1875-$14.5000........       66,700         6.19     $ 7.2007     47,950    $ 7.083
                                 -------                              -------
   $1.50-$14.5000..........      791,260         6.50     $ 3.9976    497,587    $3.7157
                                 =======                              =======

   The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its option plans. Accordingly, no compensation expense has been recognized for options granted to employees and directors of the Company. Had compensation expense for the Company's stock option plans and employee stock purchase plan been determined based on the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, the Company's net income and net income per share would have been reduced by $45,000, or $.01 per share in 1998, $416,000 or $.08 per share in 1997, and
$250,000 or $.04 per share in 1996. The weighted average fair value of the options granted under the stock option plans and the shares issued under the employee stock purchase plan for 1998 and 1997, calculated using the Black Scholes pricing model, was $2.49, $4.93 and $2.77 per share, respectively. The following assumptions were used in the Black Scholes pricing model for options granted in 1998, 1997 and 1996, respectively:

                                              1998        1997        1996
                                           ----------  ----------  ----------
   risk-free interest rate................       5.95%       5.93%       5.93%
   estimated volatility...................         83%         85%         85%
   an expected life for stock options.....  six years   six years   six years
   an expected life for stock purchase
    plan.................................. six months  six months  six months
   expected dividends.....................       none        none        none

   The effects of applying SFAS No. 123 in this pro-forma disclosure are not indicative of the pro-forma effect on net income in future years because SFAS No. 123 does not take into consideration pro-forma expenses related to options granted prior to 1996.

 1990 Candela Corporation Employee Stock Purchase Plan

   The 1990 Employee Stock Purchase Plan provides for the sale of up to 500,000 shares of common stock to eligible employees. The shares are issuable at the lesser of 85% of the average market price on the first or last day of semiannual periods. Substantially all full-time employees are eligible to participate in the plan.

   The following is a summary of shares issued under this plan:

                                                                    Range of
                                                          Shares Price per share
                                                          ------ ---------------
      1996............................................... 12,594  $1.75--$4.50
      1997............................................... 11,483         $5.00
      1998............................................... 15,216  $2.50--$3.75

 Reserved Shares

   The Company has reserved 1,425,186 shares of common stock for issuance under its stock plans.

 Candela Corporation Common Stock Warrants

   In connection with a litigation settlement in January 1991, the Company authorized warrants to purchase 300,000 shares of common stock in March 1992. The exercise price for the warrants is $6.875 per share, the fair market value of the Company's common stock on the date of the settlement. These warrants will expire in November 2000. There were 282,182 warrants issued in December, 1992. During 1997, 199 warrants were exercised. No warrants were exercised during fiscal 1998, 1996 or 1995. There were 281,983 warrants outstanding at June 27, 1998.

 Candela Corporation Stockholder Rights Plan

   On September 4, 1992, the Company adopted a Stockholder Rights Plan under which it declared a dividend of one common stock purchase Right for each share of the Company's common stock outstanding on September 22, 1992. The Rights are not currently exercisable, but would become exercisable if certain triggering events occur, such as the initiation of certain tender offers for the Company's common stock. If such an event occurs, each Right would initially entitle shareholders to purchase one share of the Company's common stock at an exercise price of $48 per share, subject to adjustment. In the event that the Rights are exercised after further triggering events, each Right would entitle holders to purchase, for the exercise price then in effect, shares of the Company's common stock (or other property, under certain circumstances) having a value of twice the exercise price.

   Such Rights do not extend to any shareholders whose action triggered the Rights. The Company can in certain circumstances redeem the Rights at $.005 per Right. The Rights expire on September 22, 2002, unless redeemed earlier by the Company.

 Authorized Shares

   The total authorized shares is 30,000,000 as authorized at the 1995 annual meeting.

 Dividends

   Dividend distributions made by Le Pli prior to the acquisition, were principally for reimbursement of income tax liabilities of its former stockholders due to Le Pli's S-Corporation tax status. The Company currently intends to retain future earnings for use in its business and, therefore, does not expect to pay dividends in the foreseeable future.

8. Income Taxes

   The components of income before income taxes and the related provision for income taxes consists of the following for fiscal 1998, 1997 and 1996 (in thousands):

                                                          1998    1997    1996
                                                         -------  -----  ------
   Income (loss) before income taxes:
     Domestic........................................... $(4,686) $ (46) $  698
     Foreign............................................     409    684   1,028
                                                         -------  -----  ------
                                                         $(4,277) $ 638  $1,726
                                                         =======  =====  ======
   Provision for income taxes:
     Current provision:
       Federal.......................................... $   --   $ --   $   75
       State............................................      26     19      10
       Foreign..........................................     149    381     396
                                                         -------  -----  ------
         Total provision for income taxes............... $   175  $ 400  $  481
                                                         =======  =====  ======

   The components of the Company's deferred tax assets consist of the following at June 27, 1998 and June 28, 1997 (in thousands):

                                                                1998     1997
                                                               -------  -------
   Federal and state net operating loss carryforwards......... $   607  $   660
   Federal and state tax credit carryforwards.................   1,816    1,630
   Inventory valuation reserves...............................     787      736
   Warranty reserve...........................................     771      498
   Deferred revenue...........................................     352      174
   Intercompany profit........................................     265      335
   Bad debt reserve...........................................     393       59
   Restructuring reserve......................................     798      --
   Pre-opening expense........................................     349      --
   Other......................................................      89       21
                                                               -------  -------
   Gross deferred tax asset...................................   6,227    4,113
   Valuation allowance........................................  (6,227)  (4,113)
                                                               -------  -------
   Net deferred tax assets.................................... $     0  $     0
                                                               =======  =======


   A reconciliation from the federal statutory tax rate to the effective tax rate is as follows:

                                                              1998   1997  1996
                                                              ----   ----  ----
   Statutory rate............................................  34%    34%   34%
   State taxes............................................... --       3     1
   Differences between foreign and U.S. tax rates............ --      21     5
   Utilization of deferred tax assets........................ --     --    (15)
   Unbenefitted losses....................................... (35)    (2)  --
   Other.....................................................  (3)     7     3
                                                              ---    ---   ---
   Effective tax rate........................................  (4)%   63%   28%
                                                              ===    ===   ===

   Income taxes paid were $356,000, $492,000 and $807,000 in fiscal 1998, 1997 and 1996, respectively.

   At June 27, 1998, the Company had net operating loss carryforwards available for federal income tax purposes of approximately $1,786,000 which expire from 2008 to 2012. In addition, the Company has approximately $1,595,000 of credit carryforwards for federal income tax purposes expiring at various dates through 2012.

   The provision for income taxes results from a combination of activities of both the domestic and foreign subsidiaries of the Company. Provision for income taxes for the nine months ended March 27, 1999, reflects the utilization of the Company's domestic net operating loss carryforwards and minimum tax provisions calculated in Japan at a rate in excess of the U.S. statutory tax rate.

   The Company had a net operating loss carryforward of approximately $2,174,000 (unaudited) and tax credit carryforwards of approximately $1,595,000 (unaudited) at June 28, 1998, the beginning of the current fiscal year. Based on current year operating results, the Company anticipates utilizing all of the net operating loss carryforward and tax credit carryforwards.

   The Company had provided valuation allowances for 100% of the deferred tax assets resulting principally from the net operating loss and tax credit carryforwards. Income tax expense for the nine month period ended March 27, 1999 has been reduced by $1,284,000 (unaudited) through a reduction in the valuation allowance. The Company expects the effective tax rate for the year to be approximately 36.5% (unaudited) which assumes the utilization of the remaining $662,000 (unaudited) of the deferred tax asset through a reduction in the valuation allowance during the last quarter of the current fiscal year.

   In accounting for the deferred tax asset, the Company has relied on historic data to determine the necessity of providing a valuation allowance for this asset. The historic information available for the periods reflected in the balance sheets herein indicated that a full reserve was required based on the ongoing losses that had been realized until the second quarter of fiscal 1999. Accordingly, at June 27, 1998, based upon the history of U.S. tax losses and an inability to project future taxable income from U.S. operations, under the requirements of Statements of Financial Accounting Standard ("SFAS") No. 109, "Accounting for Income Taxes," Candela believed it more likely than not that the deferred tax asset, which related principally to U.S. tax losses, investment tax credits, as well as timing differences relating to U.S. assets and liabilities, would not be realized. Accordingly, the Company reserved the entire deferred tax asset balance. During the first two quarters of fiscal 1999, Candela experienced U.S. taxable income, and therefore, commenced the utilization of net operating losses and investment tax credit carryforwards.

   Additionally, Candela believed that forecasted U.S. taxable income for fiscal 1999 would be sufficient to utilize all of the losses and tax credits existing as of June 27, 1998. Accordingly, during the second quarter of fiscal 1999, Candela believed that it was more likely than not that the deferred tax asset would be fully utilized during 1999. Therefore, the Company, in accordance with SFAS 109, adjusted its effective tax rate for the current year, thereby causing a decrease to its valuation allowance for the portion related to the change in estimate for the current year taxable income. There was no adjustment for the portion related to future taxable income as Candela forecasted sufficient 1999 taxable income to fully utilize the deferred tax asset. Specifically, during the second quarter of fiscal 1999 the valuation reserve was reduced by $612,000 (unaudited) and was further reduced by $662,000 (unaudited) in the third quarter as a result of the profits realized. The remaining balance of the reserve is expected to be eliminated in the fourth quarter of fiscal 1999 in the amount of $662,000 (unaudited).

9. Segment, Geographic and Major Customer Information

   The Company operates principally in two industry segments; the design, manufacture sale and service of medical devices and related equipment, and the performance of services in the skin care/health spa industry.

 Geographic data

   Geographic information for fiscal 1998, 1997 and 1996 is as follows (in thousands):

                                                       1998     1997     1996
                                                     --------  -------  -------
   Revenue:
    United States................................... $ 24,943  $25,185  $20,886
    Intercompany....................................    8,342    6,303    6,043
                                                     --------  -------  -------
                                                       33,285   31,488   26,929
    Europe..........................................    3,333      818      296
    Japan...........................................    8,749    9,502    9,231
                                                     --------  -------  -------
                                                       45,367   41,808   36,456
    Elimination.....................................   (8,342)  (6,303)  (6,043)
                                                     --------  -------  -------
                                                     $ 37,025  $35,505  $30,413
                                                     ========  =======  =======
   Operating income (loss):
    United States................................... $ (4,315) $   (12) $   833
    Europe..........................................      364       86      (67)
    Japan...........................................      174      616    1,006
    Elimination.....................................     (184)      (3)     117
                                                     --------  -------  -------
                                                     $ (3,961) $   687  $ 1,889
                                                     ========  =======  =======
   Geographic identification of assets
    United States................................... $ 28,911  $27,139  $17,135
    Europe..........................................    2,575      852      532
    Japan...........................................    4,372    5,901    5,401
    Elimination.....................................  (13,254)  (9,055)  (3,734)
                                                     --------  -------  -------
                                                     $ 22,604  $24,837  $19,334
                                                     ========  =======  =======
 Line of Business Data
   Revenue
    Product sales and service....................... $ 34,322  $33,262  $28,264
    Skin care/health spa services...................    2,703    2,243    2,149
                                                     --------  -------  -------
     Total Revenue.................................. $ 37,025  $35,505  $30,413
                                                     ========  =======  =======
   Operating income (loss)
    Product sales and service....................... $  1,550  $ 4,073  $ 2,583
    Skin care/health spa services...................   (5,511)  (3,386)    (694)
                                                     --------  -------  -------
     Total operating income (loss).................. $ (3,961) $   687  $ 1,889
                                                     ========  =======  =======
   Depreciation and Amortization
    Product sales and service....................... $    308  $   281  $   369
    Skin care/health spa services...................      507      385      106
                                                     --------  -------  -------
     Total Depreciation and Amortization............ $    815  $   666  $   475
                                                     ========  =======  =======
   Capital Expenditures
    Product sales and service....................... $    241  $   243  $   238
    Skin care/health spa services...................      160    1,624      139
                                                     --------  -------  -------
     Total Amortization............................. $    401  $ 1,867  $   377
                                                     ========  =======  =======

   United States revenue includes export sales to unaffiliated companies located principally in Western Europe, the Middle East, and in the Asia-Pacific region, which approximated $7,695,000, $8,188,000 and $6,245,000 for fiscal 1998, 1997 and 1996, respectively. One distributor customer accounted for 12% and 6% of total gross receivables at June 27, 1998 and June 28, 1997, respectively.

10.Comprehensive Income (unaudited)

   Effective the first quarter of 1999, the Company adopted Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income." This statement establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on the Company's net income or stockholders' equity. The Company's comprehensive earnings were as follows:

                           For the three months ended     For the nine months ended
                          ----------------------------- -----------------------------
                          March 27, 1999 March 28, 1998 March 27, 1999 March 28, 1998
                          -------------- -------------- -------------- --------------
Net income..............      $1,907         $ (194)        $4,210        $(5,486)
Foreign currency
 translation adjustment,
 net....................        (142)            23            166           (331)
                              ------         ------         ------        -------
Comprehensive income
 (loss).................      $1,765         $ (171)        $4,376        $(5,817)
                              ======         ======         ======        =======

11.Employee Benefit Plans

   The Company offers a savings plan which allows eligible U.S. employees to make tax-deferred contributions, a portion of which are matched by the Company. Company contributions vest ratably with three years of employment and amounted to $58,000, $84,000 and $57,000 in fiscal 1998, 1997 and 1996, respectively.

12.Restructuring Costs and Other Charges

   During the second quarter ended December 27, 1997, the Company recorded a restructuring charge against income in the amount of $2,609,000. This charge represents the anticipated costs associated with closing the Scottsdale, Arizona, LaserSpa(TM), including costs of maintaining the facility, reserve for leasehold improvements and fixed assets (carrying value before reserve of $1,123,000), and a reserve against loss upon liquidation of the equipment at the site. Charges against the reserve for the nine months ended March 27, 1999 and the year ended June 27, 1998 total $356,000 (unaudited) and $614,000, respectively, leaving a reserve balance of $1,639,000 (unaudited) and $1,640,000 at March 27, 1999 and June 27, 1998, respectively.

                                        Leasehold
                                       Improvements
                          Payroll  and  and Fixed   Facility  Capitalized
                           Severance      Assets     Costs   Start up Costs Total
                          ------------ ------------ -------- -------------- ------
Balance at December 27,
 1997                        $ 419        $1,123     $ 887       $ 180      $2,609
Cash Charges                  (134)                   (161)                   (295)
Non-Cash Charges                            (139)                 (180)       (319)
                             -----        ------     -----       -----      ------
Balance at June 27, 1998       285           984       726          --       1,995
Cash Charges                   (56)                   (162)                   (218)
Non-Cash Charges                            (137)                   --        (137)
                             -----        ------     -----       -----      ------
Balance at March 27,
 1999 (unaudited)            $ 229        $  847     $ 564       $  --      $1,640
                             =====        ======     =====       =====      ======

   As of March 31, 1999, the payroll and severance costs will be paid through December 2003 and the facility lease expires in 2006.

13.Legal Proceedings (unaudited)

   On March 5, 1999, New Star Lasers, Inc., and its subsidiary Laser Aesthetics, Inc., filed a complaint in the U.S. District Court for the Eastern District of California against The Regents of the University of California

(the "Regents"), the Beckman Laser Institute and Medical Clinic ("Beckman") and Candela. In the complaint New Star Lasers is seeking a declaration that its technology does not infringe the U.S. Patent No. 5,814,040 issued to the Regents and pertaining to dynamic cooling technology to which we are a licensee, or in the alternative that the patent is invalid. The complaint also includes various tort claims against us and contract-related claims against the Regents and Beckman. The complaint asserts that we interfered with the licensing of the dynamic cooling technology to the plaintiffs. We intend to defend this matter vigorously. The Regents has orally requested that Candela indemnify it in connection with this litigation pursuant to the license agreement between the Regents and Candela. Candela has rejected this request.

   From time to time, Candela is a party to various legal proceedings incidental to its business. Candela believes that none of the other presently pending legal proceedings will have a material adverse effect upon its financial position, results of operations, or liquidity.

14.Quarterly Results of Operations (unaudited)

                                                         Quarter
                                              --------------------------------
                      1998                    First   Second   Third   Fourth
                      ----                    ------  -------  ------  -------
   Net Revenues.............................. $7,822  $ 8,522  $8,617  $12,064
   Gross Profit..............................  3,320    3,698   3,843    5,457
   Restructuring charge......................    --     2,609     --       --
   Net Income (Loss).........................   (851)  (4,441)   (194)   1,034
   Earnings (Loss) per common share
     Basic................................... $(0.16) $ (0.82) $(0.04) $  0.19
      Diluted................................ $(0.16) $ (0.82) $(0.04) $  0.19

                                                         Quarter
                                              --------------------------------
                      1997                    First   Second   Third   Fourth
                      ----                    ------  -------  ------  -------
   Net Revenues.............................. $7,639  $ 9,406  $8,790  $ 9,671
   Gross Profit..............................  3,754    4,656   4,678    3,768
   Net Income (Loss).........................    510      736     303   (1,310)
   Earnings (Loss) per common share
     Basic................................... $ 0.09  $  0.14  $ 0.06  $ (0.24)
      Diluted................................ $ 0.09  $  0.13  $ 0.05  $ (0.24)

                                          Patient satisfactionthrough safety
                                          and efficacy

                                          GentleLASE

                                            [Graphic             [Graphic
                                            depicting            depicting
                                            DCD                  GentleLASE
                                            cryogen              treatment
                                            mist on              of hair
   [Photo of adult female]                  epidermis]           follicle]

                                          Candela's proprietary Dynamic
                                          Cooling Device protects the
   [Photo of adult male and small child]  epidermis with a jet of cryogen milliseconds before the laser pulse.
                                          The skin remains undamaged while the
                                          laser energy penetrates structures
                                          beneath the skin, such as, in this
                                          case, hair follicles.


                                          ScleroPLUS


                                            [Graphic         ScleroPLUS also
                                            depicting        utilizes Dynamic
                                            ScleroPLUS       Cooling (see
                                            handpiece        above) and
                                            treating         incorporates
                                            vascular         multiple
                                            lesion]          wavelengths and
   [Photo of adult female and young girl]                    energy delivery
                                                             parameters to
                                                             vary depth of
                                                             penetration for a
                                                             variety of
                                                             vascular lesions
                                                             while minimizing
                                                             recovery time and
                                                             adverse effects.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[Candela Logo]





--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

Item 13. Other Expenses of Issuance and Distribution

   Securities and Exchange Commission Registration Fee............. $ 14,566.81
   NASD Filing Fee................................................. $  7,000.00
   Nasdaq National Market Additional Listing Fee................... $ 17,500.00
   Accountants' Fees and Expenses.................................. $125,000.00
   Legal Fees and Expenses......................................... $250,000.00
   Blue Sky Fees and Expenses...................................... $  5,000.00
   Transfer Agent's Fees and Expenses.............................. $ 10,000.00
   Printing and Engraving Expenses................................. $100,000.00
   Miscellaneous................................................... $ 20,933.19
                                                                    -----------
     Total Expenses................................................ $550,000.00
                                                                    ===========

Item 14. Indemnification of Directors and Officers

   Our Certificate of Incorporation offers our directors certain protections to the extent permitted by Delaware law. Our directors are not liable to us or our stockholders for monetary damages for a breach of fiduciary duty, except in circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The Certificate obligates us to indemnify our directors to the fullest extent permitted by the General Corporation Law of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

   Section 6(b) of the Underwriting Agreement filed as Exhibit 1.1 hereto also contains certain provisions pursuant to which certain of our officers, directors and controlling persons may be entitled to be indemnified by the Underwriters named therein.

Item 15. Recent Sales of Unregistered Securities

   During the past three years, the Registrant has sold the securities set forth below which were not registered under the Securities Act.

   On October 15, 1998 we entered into a Note and Warrant Purchase Agreement, pursuant to which we issued common stock purchase warrants for the purchase of 370,000 shares of our common stock at $4.00 per share and notes in the aggregate principal amount of $3,700,000. Beginning on January 31, 2002, and quarterly thereafter, Candela will be obligated to redeem $185,000 in principal amount due on the Notes, or such lesser amount as may then be outstanding, together with all interest due, until the Notes have been repaid in full. Candela used the proceeds from the sale of the Notes and Warrants for general corporate purposes, including repayment of indebtedness, payment of outstanding payables and working capital.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

 Exhibit
 Number                                   Description
 -------                                  -----------
  1.1+         --Form of Underwriting Agreement.
  3.1    <FN9> --Certificate of Incorporation, as amended.
  3.2    <FN9> --By-laws of the Company, as amended and restated.
  3.3    <FN1> --Agreement of Merger between Candela Corporation, Inc., a
                Massachusetts corporation, and Candela Laser Corporation, a
                Delaware corporation.
  4.1    <FN6> --Form of Rights Agreement dated as of September 4, 1992 between the Company and The First National Bank of Boston, as Rights
                Agent, which includes as Exhibit A thereto the Form of Rights
                Certificate.

 Exhibit
  Number                                   Description
 -------                                   -----------
  5.1++           --Opinion of Testa, Hurwitz & Thibeault, LLP, Counsel to the
                   Registrant, as to the legality of the shares being
                   registered.
 10.1      <FN1>  --1985 Incentive Stock Option Plan.
 10.2      <FN2>  --1987 Stock Option Plan.
 10.2.1    <FN2>  --1989 Stock Plan.
 10.2.2    <FN3>  --1990 Employee Stock Purchase Plan.
 10.2.3    <FN3>  --1990 Non-Employee Director Stock Option Plan.
 10.2.4    <FN7>  --1993 Non-Employee Director Stock Option Plan.
 10.2.5++         --1998 Stock Plan.
 10.3      <FN7>  --Lease for premises at 526 Boston Post Road, Wayland,
                   Massachusetts.
 10.4      <FN7>  --Lease for premises at 530 Boston Post Road, Wayland,
                   Massachusetts.
 10.5      <FN7>  --Patent License Agreement between the Company and Patlex
                   Corporation effective as of July 1, 1988.
 10.6      <FN4>  --License Agreement among the Company, Technomed
                   International, Inc. and Technomed International S.A. dated as of December 20, 1990.
 10.7      <FN5>  --License Agreement between the Company and Pillco Limited
                   Partnership effective as of October 1, 1991.
 10.8      <FN8>  --Distribution Agreement between the Company and Cryogenic
                   Technology Limited, dated October 15, 1993.
 10.9      <FN10> --Asset Purchase agreement between the Company and Derma-
                   Laser, Limited and Derma-Laser, Inc. dated June 23, 1994.
 10.10+           --Letter Agreement between the Company and Fleet Bank dated
                   February 13, 1997.
  10.10.1+        --Amendment to Letter Agreement between the Company and Fleet
                   Bank dated December 15, 1998.
 10.11*    <FN11> --Exclusive Distribution Agreement dated as of December 21,
                   1999, by and among the Company and Physician Sales and
                   Service.
 10.12*    <FN11> --Exclusive License Agreement dated as of February 13, 1995 and amended October 15, 1998, by and among the Company and the Regents of the University of California.
 10.13     <FN12> --Note and Warrant Purchase Agreement, dated as of October
                   15, 1998 by and among the Company, Massachusetts Capital
                   Resource Company, William D. Witter and Michael D. Witter.
  10.13.1  <FN12> --Form of Note delivered to the Company in the aggregate principal amount of $3,700,000 to Massachusetts Capital
                   Resource Company, William D. Witter and Michael D. Witter.
  10.13.2  <FN12> --Form of Common Stock Purchase Warrant to purchase an aggregate of 370,000 shares of the Company's Common Stock
                   delivered to Massachusetts Capital Resource Company, William
                   D. Witter and Michael D. Witter.
 21.1      <FN11> --Subsidiaries of the Company.
 23.1             --Consent of PricewaterhouseCoopers LLP.
 27.1+            --Financial Data Schedule.

--------

   *    Confidential treatment as to certain portions has been requested pursuant to Rule 24b-2 promulgated under the Securities and Exchange Act of 1934, as amended.
   +    Filed with Amendment No. 1 to Registration Statement on Form S-1 on June
        21, 1999.
  ++    Filed with Amendment No. 2 to Registration Statement on Form S-1 on June
        29, 1999.
 <FN1>     --Previously filed as an exhibit to Registration Statement No. 33-
            54448B and incorporated herein by reference.
 <FN2>     --Previously filed as an exhibit to the Company's Amended and
            Restated Annual Report on Form 10-K for the fiscal year ended June
            30, 1988, and incorporated herein by reference.
 <FN3>     --Previously filed as an exhibit to the Company's Annual Report on
            Form 10-K for the fiscal year ended June 30, 1990, and incorporated herein by reference.

 <FN4>      --Previously filed as an exhibit to Form 10-Q for the quarter ended
             December 29, 1990, and incorporated herein by reference.
 <FN5>      --Previously filed as an exhibit to Form 10-Q for the quarter ended
             September 28, 1991, and incorporated herein by reference.
 <FN6>      --Previously filed as an exhibit to Form 8-K, dated September 8,
             1992, and incorporated herein by reference.
 <FN7>      --Previously filed as an exhibit to the Company's Annual Report on
             Form 10-K for the fiscal year ended July 3, 1993, and incorporated herein by reference.
 <FN8>      --Previously filed as an exhibit to Form 10-Q for the quarter ended
             January 1, 1994, and incorporated herein by reference.
 <FN9>      --Previously filed as an exhibit to Form 10-Q for the quarter ended
             April 2, 1994, and incorporated herein by reference.
 <FN10>     --Previously filed as an exhibit to the Company's Annual Report on
             Form 10-K for the fiscal year ended July 2, 1994, and incorporated herein by reference.
 <FN11>     --Previously filed as an exhibit to Form 10-Q for the quarter ended
             March 27, 1999, and incorporated herein by reference.
 <FN12>     --Previously filed as an exhibit to the Company's Amended and
             Restated Annual Report on Form 10-K for the fiscal year ended June
             27, 1998, and incorporated herein by reference.


   Except for the financial statement schedule listed above, all schedules have been omitted because they are not required or because the required information is presented in the Consolidated Financial Statements or Notes to those statements.

Item 17. Undertakings

   (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (c) The Registrant hereby undertakes that:

     (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

     (ii) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts on the 1st day of July, 1999.

                                          Candela Corporation

                                                    /s/ Gerard E. Puorro
                                          By: _________________________________
                                                      Gerard E. Puorro
                                                Chief Executive Officer and
                                                         President


     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----


        /s/ Gerard E. Puorro *         Chief Executive Officer,      July 1, 1999
______________________________________  President (Principal
           Gerard E. Puorro             Executive Officer) and
                                        Director

       /s/ F. Paul Broyer*             Senior Vice President,        July 1, 1999
______________________________________  Chief Financial Officer
            F. Paul Broyer              and Treasurer (Principal
                                        Financial and Accounting
                                        Officer)

       /s/ Kenneth D. Roberts*         Chairman of the Board of      July 1, 1999
______________________________________  Directors
          Kenneth D. Roberts

   /s/ Richard J. Cleveland, M.D.*     Director                      July 1, 1999
______________________________________
      Richard J. Cleveland, M.D.

         /s/ Nancy Nager*              Director                      July 1, 1999
______________________________________
             Nancy Nager

      /s/ Douglas W. Scott*            Director                      July 1, 1999
______________________________________
           Douglas W. Scott

                                       Director                      July 1, 1999
______________________________________
          Robert E. Dornbush


*By: /s/ Gerard E. Puorro                                            July 1, 1999
  ------------------------------
        Attorney-in-fact


                                  SCHEDULE II

                              CANDELA CORPORATION
                       VALUATION AND QUALIFYING ACCOUNTS

  For the nine months ended March 27, 1999 and the years ended June 27, 1998,
                        June 28, 1997 and June 29, 1996

                                    COLUMN B   COLUMN C   COLUMN D   COLUMN E
                                   Balance at Additions  Deductions Balance at
                                   Beginning  Charged to    from      End of
           Description             of Period    Income    Reserves    Period
           -----------             ---------- ---------- ---------- ----------
Reserves deducted from assets to
 which they apply (in thousands):
Allowance for doubtful accounts:
  Nine months ended March 27, 1999
   (unaudited)....................   $1,038     $   72      $256        $854
                                     ======     ======      ====      ======
  Year ended June 27, 1998........   $  197     $  866      $ 25      $1,038
                                     ======     ======      ====      ======
  Year ended June 28, 1997........   $  305     $   42      $150      $  197
                                     ======     ======      ====      ======
  Year ended June 29, 1996........   $  361     $   36      $ 92      $  305
                                     ======     ======      ====      ======
Restructuring reserve:
  Nine months ended March 27, 1999
   (unaudited)....................   $1,995     $  --       $355      $1,640
                                     ======     ======      ====      ======
  Year ended June 27, 1998........   $    0     $2,609      $614      $1,995
                                     ======     ======      ====      ======

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                         FINANCIAL STATEMENT SCHEDULES

To the Board of Directors and Stockholders of Candela Corporation:

   Our audits of the consolidated financial statements referred to in our report dated July 29, 1998, except for the information in the first paragraph of Note 6, for which the date is August 7, 1998 of Candela Corporation, also included an audit of the financial statement schedules for the years ended June 27, 1998, June 28, 1997 and June 29, 1996 listed in Schedule II(b) herein. In our opinion, the financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers LLP

Boston, Massachusetts
July 29, 1998

                                 EXHIBIT INDEX

 Exhibit
  Number                                   Description
 --------                                  -----------
  1.1+            --Form of Underwriting Agreement.
  3.1      <FN9>  --Certificate of Incorporation, as amended.
  3.2      <FN9>  --By-laws of the Company, as amended and restated.
  3.3      <FN1>  --Agreement of Merger between Candela Corporation, Inc., a
                   Massachusetts corporation, and Candela Laser Corporation, a
                   Delaware corporation.
  4.1      <FN6>  --Form of Rights Agreement dated as of September 4, 1992 between the Company and The First National Bank of Boston, as Rights Agent, which includes as Exhibit A thereto the
                   Form of Rights Certificate.
  5.1++           --Opinion of Testa, Hurwitz & Thibeault, LLP, Counsel to the
                   Registrant, as to the legality of the shares being
                   registered.
 10.1      <FN1>  --1985 Incentive Stock Option Plan.
 10.2      <FN2>  --1987 Stock Option Plan.
 10.2.1    <FN2>  --1989 Stock Plan.
 10.2.2    <FN3>  --1990 Employee Stock Purchase Plan.
 10.2.3    <FN3>  --1990 Non-Employee Director Stock Option Plan.
 10.2.4    <FN7>  --1993 Non-Employee Director Stock Option Plan.
 10.2.5++         --1998 Stock Plan.
 10.3      <FN7>  --Lease for premises at 526 Boston Post Road, Wayland,
                   Massachusetts.
 10.4      <FN7>  --Lease for premises at 530 Boston Post Road, Wayland,
                   Massachusetts.
 10.5      <FN7>  --Patent License Agreement between the Company and Patlex
                   Corporation effective as of July 1, 1988.
 10.6      <FN4>  --License Agreement among the Company, Technomed
                   International, Inc. and Technomed International S.A. dated as of December 20, 1990.
 10.7      <FN5>  --License Agreement between the Company and Pillco Limited
                   Partnership effective as of October 1, 1991.
 10.8      <FN8>  --Distribution Agreement between the Company and Cryogenic
                   Technology Limited, dated October 15, 1993.
 10.9      <FN10> --Asset Purchase agreement between the Company and Derma-
                   Laser, Limited and Derma-Laser, Inc. dated June 23, 1994.
 10.10+           --Letter Agreement between the Company and Fleet Bank dated
                   February 13, 1997.
  10.10.1+        --Amendment to Letter Agreement between the Company and Fleet
                   Bank dated December 15, 1998.
 10.11*    <FN11> --Exclusive Distribution Agreement dated as of December 21,
                   1999, by and among the Company and Physician Sales and
                   Service.
 10.12*    <FN11> --Exclusive License Agreement dated as of February 13, 1995 and amended October 15, 1998, by and among the Company and the Regents of the University of California.
 10.13     <FN12> --Note and Warrant Purchase Agreement, dated as of October
                   15, 1998 by and among the Company, Massachusetts Capital
                   Resource Company, William D. Witter and Michael D. Witter.
  10.13.1  <FN12> --Form of Note delivered to the Company in the aggregate principal amount of $3,700,000 to Massachusetts Capital
                   Resource Company, William D. Witter and Michael D. Witter.
  10.13.2  <FN12> --Form of Common Stock Purchase Warrant to purchase an aggregate of 370,000 shares of the Company's Common Stock
                   delivered to Massachusetts Capital Resource Company, William
                   D. Witter and Michael D. Witter.
 21.1      <FN11> --Subsidiaries of the Company.
 23.1             --Consent of PricewaterhouseCoopers LLP.
 27.1+            --Financial Data Schedule.

--------

  *   Confidential treatment as to certain portions has been requested pursuant to Rule 24b-2 promulgated under the Securities and Exchange Act of 1934, as amended.
  +   Filed with Amendment No. 1 to Registration Statement on Form S-1 on June 21, 1999.
 ++   Filed with Amendment No. 2 to Registration Statement on Form S-1 on June 29, 1999.

 <FN1>      --Previously filed as an exhibit to Registration Statement No. 33-
             54448B and incorporated herein by reference.
 <FN2>      --Previously filed as an exhibit to the Company's Amended and
             Restated Annual Report on Form 10-K for the fiscal year ended June
             30, 1988, and incorporated herein by reference.
 <FN3>      --Previously filed as an exhibit to the Company's Annual Report on
             Form 10-K for the fiscal year ended June 30, 1990, and
             incorporated herein by reference.
 <FN4>      --Previously filed as an exhibit to Form 10-Q for the quarter ended
             December 29, 1990, and incorporated herein by reference.
 <FN5>      --Previously filed as an exhibit to Form 10-Q for the quarter ended
             September 28, 1991, and incorporated herein by reference.
 <FN6>      --Previously filed as an exhibit to Form 8-K, dated September 8,
             1992, and incorporated herein by reference.
 <FN7>      --Previously filed as an exhibit to the Company's Annual Report on
             Form 10-K for the fiscal year ended July 3, 1993, and incorporated herein by reference.
 <FN8>      --Previously filed as an exhibit to Form 10-Q for the quarter ended
             January 1, 1994, and incorporated herein by reference.
 <FN9>      --Previously filed as an exhibit to Form 10-Q for the quarter ended
             April 2, 1994, and incorporated herein by reference.
 <FN10>     --Previously filed as an exhibit to the Company's Annual Report on
             Form 10-K for the fiscal year ended July 2, 1994, and incorporated herein by reference.
 <FN11>     --Previously filed as an exhibit to Form 10-Q for the quarter ended
             March 27, 1999, and incorporated herein by reference.
 <FN12>     --Previously filed as an exhibit to the Company's Amended and
             Restated Annual Report on Form 10-K for the fiscal year ended June
             27, 1998, and incorporated herein by reference.